As filed with the Securities and Exchange Commission on July 1, 2009
File No. 333-129830

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GENERAL FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	32-0163571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

39 East Union Street
Pasadena, California 91103
(626) 584-9722
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald F. Valenta,
Chief Executive Officer
39 East Union Street
Pasadena, California 91103
(626) 584-9722
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher A. Wilson, Esq. General Counsel, Vice President & Secretary 39 East Union Street Pasadena, California 91103 (626) 584-9722 (626) 795-8090 — Facsimile	Arthur L. Zwickel, Esq. Paul, Hastings, Janofsky & Walker, LLP 515 South Flower Street Los Angeles, California 90017 (213) 683-6000 (213) 627-0705 — Facsimile

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.      ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

      This Post-Effective Amendment No. 4 on Form S-1 contains an updated prospectus relating to shares of common stock issuable upon exercise of warrants included as part of the units sold to investors in the registrant’s initial public offering. This Post-Effective Amendment No. 4 on Form S-1 is being filed in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.” The prospectus included in this Post-Effective Amendment No. 4 supersedes and replaces in its entirety the prospectus supplement dated May 2, 2008 that was filed pursuant to Rule 424(b)(3) with the SEC on May 2, 2008, the prospectus dated April 23, 2008 that was filed pursuant to Rule 424(b)(3) with the SEC on April 23, 2008 and the prospectus dated April 5, 2006 that was filed pursuant to Rule 424(b)(3) with the SEC on April 5, 2006. All filing fees payable in connection with the registration of all of the foregoing securities were previously paid in connection with the filing of the original registration statement.

The information in this prospectus is not complete and may be changed. Warrant holders may not exercise their warrants until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is a post-effective amendment to our initial public offering pursuant to a prospectus dated April 5, 2006, a prospectus dated April 23, 2008 and a prospectus supplement dated May 2, 2008. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated July 1, 2009

GENERAL FINANCE CORPORATION

4,955,714 Shares of Common Stock

This prospectus relates to 4,955,714 shares of common stock issuable upon exercise of our warrants included as part of the units issued in our initial public offering pursuant to a prospectus dated April 5, 2006.

    Our units, warrants and common stock are listed on the NASDAQ Global Market under the symbols “GFN,” “GFNCW” and “GFNCU,” respectively. On June 26, 2009 on the NASDAQ Global Market, the closing price of the units was $1.60 per unit, the closing price of the warrants was $0.16 per warrant and the closing price of the common stock was $1.52 per share.

The purchase of our common stock, warrants and units involves a high degree of risk. You are urged to carefully read the “Risk Factors” section beginning on page 12 of this prospectus which describes specific risks and certain other information associated with an investment in our securities that you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2009.

TABLE OF CONTENTS

PRELIMINARY NOTES

You should rely only on the information contained in or incorporated by reference into this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

References in this Report to “we,” “us,” “our” or the “Company” refer to General Finance Corporation, a Delaware corporation, and its direct and indirect subsidiaries, including GFN North America Corp., a Delaware corporation, which we refer to as “GFNA,” and its subsidiary Pac-Van, Inc., an Indiana corporation which we refer to as "Pac-Van," GFN Mobile Storage Inc., a Delaware corporation which we refer to as "GFNMS," GFN U.S. Australasia Holdings, Inc., a Delaware corporation which we refer to as “GFN U.S.,” its subsidiary GFN Australasia Holdings Pty Limited, an Australian corporation which we refer to as “GFN Holdings,” its subsidiary GFN Australasia Finance Pty Limited, an Australian corporation, which we refer to as “GFN Finance,” and its subsidiary RWA Holdings Pty Limited, an Australian corporation which we refer to as “RWA.”  RWA and its subsidiaries are collectively referred to herein as “Royal Wolf.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act. Forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties discussed in “Risk Factors” should be considered in evaluating the Company’s forward-looking statements. You should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

The following summary contains information about General Finance Corporation and the offering of our common stock. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. It does not contain all of the information that may be important to you in making a decision to purchase our common stock.  For a more complete understanding of General Finance Corporation and the offering of its common stock, we urge you to read this entire prospectus and the documents incorporated by reference carefully, including the "Risk Factors" sections and our financial statements and the notes to those statements incorporated by reference herein.

References in this prospectus  to “we”, “us,” “General Finance,” “GFN” or the “Company” refer to General Finance Corporation and its consolidated subsidiaries. These subsidiaries include: GFN North America Corp., a Delaware corporation which we refer to as "GFNA;" GFN Mobile Storage Inc., a Delaware corporation which we refer to as "GFNMS;" GFN U.S. Australasia Holdings, Inc., a Delaware corporation which we refer to as "GFN U.S.;" GFN Australasia Holdings Pty Ltd., an Australian corporation which we refer to as "GFN Holdings;" GFN Australasia Finance Pty Ltd, an Australian corporation which we refer to as "GFN Finance;" and RWA Holdings Pty Limited, an Australian corporation which we refer to as "RWA." We refer to RWA and its subsidiaries collectively as “Royal Wolf.”

Company Overview

Our strategy and business plan is to acquire rental services and specialty finance businesses in North America, Europe and the Asia-Pacific area. We currently have two operating subsidiaries, Royal Wolf and Pac-Van that lease and sell storage container products, modular buildings and mobile offices through 18 customer service centers, which we refer to as “CSCs,” in Australia, six CSCs in New Zealand and 25 branch locations across 18 states in the United States. Royal Wolf and Pac-Van operate in two distinct, but related industries, modular space and mobile storage, which we collectively refer to as the “portable services industry.”

On September 13, 2007, we acquired Royal Wolf. We paid $64.3 million to acquire Royal Wolf. The purchase price consisted of $44.7 million of cash and shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance. We issued the shares of common stock of GFN U.S. to Bison Capital Australia, L.P., which we refer to as “Bison Capital,” as one of the sellers of Royal Wolf. Following the acquisition, we own 86.2% of the outstanding capital stock of GFN U.S., and Bison Capital owns the remaining 13.8% of the outstanding capital stock of GFN U.S. Through its indirect subsidiary GFN Finance, GFN U.S. owns all of the outstanding capital stock of Royal Wolf.

On October 1, 2008, we acquired Pac-Van, Inc., or Pac-Van, through a merger with Mobile Office Acquisition Corp., or MOAC, the parent company of Pac-Van, and the Company’s wholly-owned subsidiary, GFN North America Corp, or GFNA.  To purchase all of the capital stock of MOAC we paid $19.4 million in cash, issued 4,000,000 shares of restricted common stock valued at $7.50 under the merger agreement and caused GFNA to issue a $1.5 million 20-month subordinated promissory note. We also assumed the outstanding senior indebtedness of Pac-Van.

Royal Wolf

Royal Wolf is the leading provider in Australia and New Zealand of portable storage containers, portable container buildings and freight containers, which we refer to collectively as “storage container products.” Royal Wolf leases and sells storage container products through its 24 CSCs located in every state in Australia and in the North and South Islands of New Zealand. We believe Royal Wolf has the largest lease fleet of storage container products in Australia and New Zealand. Royal Wolf is the only portable container lease and sales company with CSCs in all major business centers in Australia and New Zealand and, as such, is the only storage container products company in Australia and New Zealand with a national infrastructure and work force.

Royal Wolf’s storage container products are used by a broad range of industries. Our storage container products provide secure, accessible temporary storage for a diverse client base of over 12,000 large and small customers who conduct business in industries that include mining, road and rail, construction, moving and storage, manufacturing, transportation and defense. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods.

We are pursuing a strategy focused on growing our leasing operations. Historically, Royal Wolf’s revenue mix has been approximately 70% sales and approximately 30% leasing. We believe a leasing business with a fleet of storage container products has the following advantages:

•	recurring revenues from leases with an average duration of more than 12-15 months;

•	monthly lease rates that recoup our unit investment within an average of 30 months;

•	long useful asset lives exceeding 25 years with low maintenance and high residual values;

•	the ability to leverage the relatively fixed costs of our CSCs to service a large fleet of storage container products; and

•	incremental leasing operating margins in excess of 50%.

Business Strengths of Royal Wolf

Royal Wolf is the leading provider of storage container products in Australia and New Zealand. We believe this leading position is based upon the following strengths:

•
Market Leader. We believe Royal Wolf is the market leader in Australia and New Zealand for storage container products. As of March 31, 2009, Royal Wolf had a lease fleet of approximately 30,000 storage container products, and 24 CSCs located in every state in Australia and in the North and South Islands of New Zealand.

•
Diverse Customer Base. Our portable units provide secure, accessible temporary storage for a diverse client base of over 12,000 customers that include large and small mining companies, road and rail businesses, construction companies, moving and storage providers, manufacturers, transportation businesses and the Australian military.

•
Experienced Management Team. Royal Wolf has an experienced senior management team. Robert Allan, the chief executive officer of Royal Wolf, has 24 years of experience in the equipment leasing industry. The ten members of the senior management team of Royal Wolf have an average of over 13 years of experience in the equipment leasing industry. We believe the experience of this management team will be critical to growing Royal Wolf’s business.

Business Strategy of Royal Wolf

Our business strategy consists of the following:

Focus on Mobile Storage Leasing Business. We focus on growing our core leasing business because it provides predictable, recurring revenue and high margins. We believe that we can generate substantial demand for our storage container products throughout Australia and New Zealand. Royal Wolf’s leasing revenues grew from $12.4 million in the year ended December 31, 2004 to $32.5 million in the fiscal year ended June 30, 2008, reflecting a compound annual growth rate of over 33%. For the nine months ended March 31, 2009, Royal Wolf's leasing revenues were $27.8 million, compared to $22.5 million for the same period from the prior year. The container storage and portable building industry is relatively underdeveloped in Australia and New Zealand. We believe the underdeveloped nature of the market presents significant growth opportunities for Royal Wolf. Although use for mobile storage, domestic freight movement and portable building applications is increasing, we believe there are many more uses for our storage container products still to be developed. Royal Wolf’s market opportunity is to fully develop and service these applications.

Generate Strong Internal Growth. We define internal growth as an increase in lease revenues on a year-over-year basis at our branch locations in operation for at least one year, without inclusion of leasing revenue attributed to same-market acquisitions. We continue to focus on increasing the number of storage container units we lease from our existing branches to both new and repeat customers as well as changing the billing methodologies that are represented in the U.S. market, such as billing in advance, a 28-day billing cycle, fuel surcharges and a damage waiver program. Historically, we have been able to generate strong internal growth within our existing markets through sales and marketing programs designed to increase brand recognition, expand market awareness of the uses of mobile storage and differentiate our products from our competitors.

Launch Enhanced and Innovative Products. We continue to enhance our existing products to meet our customers’ needs and requirements. We have introduced new products and features that expand the applications and overall market for our storage products. For example, in 2005 we introduced a 10-foot wide storage unit that has proven to be a popular product with our customers. In 2005, we also introduced a new accommodation unit used in mining camps. In 2007-2008, we introduced specialized products for the construction and engineering sectors as well as a blast resistant container unit for the refinery and energy sector.

Leverage our Infrastructure through Acquisitions. Our branch network infrastructure covers a broad geographic area and is capable of serving additional volume at minimal levels of additional fixed costs. Our objective is to add volume by organically growing the lease fleet in these locations and through acquisitions. Asset purchases of “tuck in” competitors to existing branches or adding newly acquired fleets with branch locations in better locations can be very effective. In addition, the corporate infrastructure of Royal Wolf is capable of managing existing fleets and locations in geographies outside of Australia and New Zealand, but within the Asia-Pacific area.

From July 2007 through April 2009, Royal Wolf completed four acquisitions:

•     On November 15, 2007 we acquired substantially all of the assets of GE SeaCo Australia Pty Ltd., which we refer to as GeSeaco, for $17.9 million. The acquisition added more than 6,300 containers to Royal Wolf’s fleet, of which 4,600 units are leased by approximately 200 mid-sized businesses and approximately 20 national accounts serving such industries as road and rail, moving and storage and logistics. Prior to the acquisition, we believe GE SeaCo was the third largest storage container lessor in Australia. GE SeaCo exited the domestic container leasing market in Australia through this transaction and the simultaneous sale of its tank container business. Royal Wolf assumed several depot and agency contracts, including a third party sales agreement for intermodal containers from the GE SeaCo international fleet.

•     On February 28, 2008 we acquired the dry and refrigerated container assets of Container Hire and Sales, which we refer to as CHS, located south of Perth, Australia for $3.8 million. With this acquisition, Royal Wolf added 630 storage containers, of which approximately 570 units were leased in the mining dominated Western Australia marketplace. This acquisition ultimately consolidated with an existing CSC in the Bibra Lakes suburb, south of Perth.

•     On April 30, 2008 (May 1 in New Zealand), we acquired RWNZ Acquisition Co. Limited, which we refer to as RWAC, and its wholly owned subsidiary Royalwolf Trading New Zealand, which we refer to as RWNZ, believed to be the largest marketer and lessor of storage containers in New Zealand, for approximately $17.0 million. Through this acquisition Royal Wolf acquired more than 5,800 storage containers, of which approximately 5,000 storage containers were in the leasing fleet that are primarily delivered through five branches or customer service centers.

•     On June 16, 2008, we acquired 162 storage containers from Container Hire & Storage Pty Ltd., doing business as “Tomago Self-Storage” in Tomago, New South Wales for approximately $427,000.

As a result of these acquisitions and organic growth, Royal Wolf’s lease fleet grew to approximately 30,000 units as of March 31, 2009.

Pac-Van

Pac-Van competes in both the modular space industry and the mobile storage sector. Mobile storage is used primarily by businesses for secure, temporary storage at the customer’s location. The mobile storage industry serves a broad range of industries, including construction, services, retail, manufacturing, transportation, utilities and government.

We are pursuing a strategy focused growing our leasing operations, diversifying our product offerings in storage containers and mobile offices, maintaining disciplined cost controls and completing accretive acquisitions.

Business Strengths of Pac-Van

Pac-Van is a recognized provider of modular buildings, mobile offices and mobile storage products on a national, regional and local basis in the U.S., Pac-Van believes it possesses the following strengths:

• Extensive Geographic Coverage.  With growing lease fleet of approximately 12,000 units, Pac-Van is a national participant in the mobile and modular sectors of the portable service industry. Pac-Van’s branch offices serve 18 of the 50 largest Metropolitan Statistical Areas or “MSAs.”  In the U.S. Pac-Van serves a diverse base of national, regional and local customers. The size of Pac-Van’s fleet also allows Pac-Van to offer a wide selection of products to its customers and to achieve purchasing efficiencies. The following map shows the locations of Pac-Van's branch offices as of June 26, 2009.

• Highly Diversified Customer Base.  Pac-Van has established strong relationships with a diverse customer base in the U.S., ranging from large companies with a national presence to small local businesses. During 2008, Pac-Van leased or sold its portable storage products to over 7,000 customers. In 2008, Pac-Van’s largest customer accounted for approximately 2% of its total revenues and Pac-Van’s top ten customers accounted for approximately 10% of its total revenues. Pac-Van believes that the diversity of its business limits the impact on Pac-Van of changes in any given customer, geography or end market.

• Focus On Customer Service and Support.  Pac-Van’s operating infrastructure in the U.S. is designed to ensure that Pac-Van consistently meets or exceeds customer expectations by reacting quickly and effectively to satisfy their needs. On the national and regional level, Pac-Van’s administrative support services and scalable management information systems enhance its service by enabling Pac-Van to access real-time information on product availability, customer reservations, customer usage history and rates. Pac-Van believes this focus on customer service attracts new and retains existing customers. In 2008, more than 80% of its lease and lease-related revenues were generated from customers who leased from Pac-Van in prior years.

• Significant Cash Flow Generation and Discretionary Capital Expenditures.  Pac-Van has consistently generated significant cash flow from operations by maintaining high utilization rates and increasing the yield of its lease fleet. Pac-Van’s yield equals its lease and lease related revenues divided by the total number of units in its lease fleet. During the last five years, Pac-Van has achieved an average utilization rate in excess of 75% and its yield increased at a compound annual growth rate of 12.5%. A significant portion of Pac-Van’s capital expenditures are discretionary in nature, thus providing Pac-Van with the flexibility to readily adjust the amount that it spends based on its business needs and prevailing economic conditions.

• High Quality Fleet.  Pac-Van’s branches maintain their lease fleet to consistent quality standards. Maintenance is expensed as incurred and branch managers and operations staff are responsible for managing a maintenance program aimed at providing equipment to customers that meet or exceed customer expectations and industry standards.  The following chart shows the composition of Pac-Van’s fleet as of December 31, 2008:
• Experienced Management Team.  Pac-Van has an experienced and proven senior management team, with its seven most senior managers having worked at Pac-Van for an average of ten years. Pac-Van’s President, Theodore M. Mourouzis, joined Pac-Van in 1997 and the consistency of the senior management, corporate and branch management teams has been integral in developing and maintaining its high level of customer service, deploying technology to improve operational efficiencies and integrating acquisitions.

Business Strategy of Pac-Van

Pac-Van's business strategy consists of the following:

• Focus on Portable Storage Leasing Business.  We focus on increasing our core leasing business because it generates predictable, recurring revenues and high profit margins. Pac-Van continues to use its experience and management team to attain the best leasing rates and lease fleet utilization in each of the 36 states it serves. Pac-Van branch office system permits it to rapidly shift its fleet of 12,000 units to branches where customer demand is greatest, and Pac-Van's planning and sourcing expertise permit it to emphasize the portable storage products with the best utilization.

• Diversifying Our Product Offerings. We plan to continue to expand the size and breadth of our lease fleet. We will emphasize expansion of the core product of our lease fleet: the storage container. In addition, we will continue to pursue the introduction of specialty storage and office products that can attain long lease durations and high leasing operating margins.

• Disciplined List Controls.   Pac-Van's size permits it to more rapidly adjust to changing market conditions than many of its largest competitors. This size enables Pac-Van to more rapidly introduce storage container products demanded by customers, curtail capital expenditures and other spending and maintain more disciplined cost controls than competitors whose cost structures include manufacturing, large payrolls and large investments in outdated product classes, such as trailers.

• Accretive Acquisitions.  Pac-Van will continue to complete acquisitions that are accretive or offer other benefits such as expanded customer service or product offerings. Acquisitions, especially "tuck in" acquisitions also allow Pac-Van to leverage the fixed costs of its branch offices with additional lease fleet that deliver scale and increased profitability.

Additional Information

Our principal executive offices are located at 39 East Union Street, Pasadena, California 91103 and our telephone number is (626) 584-9722.

THE OFFERING

Securities offered	4,955,714 shares of common stock issuable upon exercise of our warrants included as part of the units issued in our initial public offering pursuant to a prospectus dated April 5, 2006.

Common stock:

Number of shares outstanding before this offering:	17,826,052 shares

Number of shares to be outstanding after this offering:	22,781,766 shares

Warrants:

Number outstanding before the offering and the private placement:	0 warrants

Number to be outstanding after the offering and the private placement:
6,322,380 warrants, including 750,000 warrants included in units sold to the representative of the underwriter, 116,666 warrants which Ronald F. Valenta and John O. Johnson purchased in a private placement on April 10, 2006, and 500,000 warrants issued to Bison Capital on September 13, 2007 in connection with the acquisition of Royal Wolf.

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$6.00

Exercise period	The warrants will become exercisable upon the effective date of this post-effective amendment.

The warrants will expire at 5:00 p.m., Los Angeles time, on April 5, 2010 or earlier upon redemption.

Use of Proceeds
We will receive $6.00 for each warrant exercised into a share of common stock. These proceeds will fund our working capital and other general corporate purposes, including possible acquisitions of businesses.

Redemption
We may redeem the outstanding warrants (including any warrants issued upon exercise of the unit purchase option) at any time after the warrants become exercisable and with the prior consent of the representative:

• in whole and not in part;

• at a price of $.01 per warrant;

• upon a minimum of 30 days’ prior written notice of redemption; and

• if, and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

We have established the above conditions to our exercise of redemption rights to provide (i) warrant holders with adequate notice of exercise only after the then-prevailing common stock price is substantially above the warrant exercise price and (ii) a sufficient differential between the then-prevailing common stock price and the warrant exercise price so there is a buffer to absorb the market reaction, if any, to our redemption of the warrants. If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his or her warrant prior to the scheduled redemption date.

Since we may redeem the warrants only with the prior written consent of the representative and the representative may hold warrants subject to redemption, the representative may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that the representative will consent to such redemption if it is not in its best interest, even if it is in our best interest.

NASDAQ symbols for our:

Common stock	GFN

Risks
You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 12 of this prospectus so that you can understand the risks associated with an investment in our securities.

SELECTED FINANCIAL DATA

Our summary historical consolidated financial data set forth below as of and for the year ended June 30, 2008 (as Successor) and the summary historical consolidated financial data for Royal Wolf (as our Predecessor) for the period from July 1, to September 13, 2007, and as of and for the years ended June 30, 2007 and 2006, was derived from the audited consolidated financial statements included elsewhere in this registration statement. The summary consolidated financial data for Royal Wolf as of and for the six months ended June 30, 2005 and the year ended December 31, 2004 was derived from the audited financial statements of Royal Wolf. The information as of and for the year ended December 31, 2003 was derived from the audited financial statements of Royal Wolf Trading Australia Pty Limited, the principal operating subsidiary of Royal Wolf.

Consolidated Statement of Operations Information:

	Predecessor						Successor
			Six					Nine
			Months			Period from		Months
	Year Ended		Ended	Year Ended		July 1 to	Year Ended	Ended
	December 31,		June 30,			September 13,	June 30,	March 31
	2003	2004	2005	2006	2007	2007	2008	2009
								(unaudited)
	(in thousands of dollars, except per share data)
Sale of containers	$16,947	$26,141	$13,563	$34,473	$52,929	$10,944	$68,029	$ 57,093

Leasing of containers	8,540	12,351	7,224	15,921	21,483	4,915	27,547	51,616
	25,487	38,492	20,787	50,394	74,412	15,859	95,575	108,709

Operating income	1,447	2,926	560	2,412	4,672	1,530	8,373	12,255
Other income (expense), net	1,596	(2,242)	(662)	(2,626)	(3,870)	(1,062)	(1,785)	(25,719)

Income (loss) before provision for income taxes and minority interest	3,043	684	(102)	(214)	802	468	6,588	(13,464)
Net income (loss)	2,244	284	(177)	(428)	312	288	4,106	(5,762)

Net income per share:
Basic							$0.40	$ (0.35)
Diluted							0.39	(0.35)

Consolidated Balance Sheet Information:

	Predecessor						Successor
	December 31,		June 30,				June 30,	March 31
	2003	2004	2005	2009	2006	2007	2008	2009
								(unaudited)
	(In thousands of dollars)
Trade and other receivables, net	$3,901	$5,479	$6,002		$7,451	$13,322	$20,332	$25,218
Inventories	2,908	1,669	3,066		5,460	5,472	21,084	19,779
Container for lease fleet, net	13,080	17,511	19,644		27,773	40,928	87,748	183,454
Total assets	24,953	30,728	35,930		47,903	68,788	207,861	337,886
Total current liabilities	9,009	11,070	8,997		16,580	20,859	25,362	40,611

Long-term debt and obligations, net	11,432	16,081	22,993		27,155	33,811	78,029	183,735
Net assets	4,322	3,165	3,586		3,018	13,040	93,731	96,456

Selected Unaudited Quarterly Financial Data

The following table sets forth unaudited operating data for each quarter of the years ended June 30, 2008 (Successor) and June 30, 2007 (Predecessor). This quarterly information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, contains all significant adjustments necessary to state fairly the information set forth herein. These quarterly results are not necessarily indicative of future results, growth rates or quarter-to-quarter comparisons.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(in thousands, except per share data)

Successor
For the Fiscal Year Ended June 30, 2008 (a):
Revenues	$4,399	$29,852	$28,650	$32,675
Gross profit	331	3,744	3,445	2,834
Operating income (loss)	(111)	3,256	3,570	1,658
Net income	1,522	1,197	834	553

Net income per share:
Basic	$0.15	$0.12	$0.09	$0.05
Diluted	0.12	0.09	0.08	0.05

Predecessor
For the Fiscal Year Ended June 30, 2007 (b):
Revenues	$15,502	$18,040	$19,894	$21,164
Gross profit	850	2,077	1,420	2,219
Operating income (loss)	970	(773)	1,497	3,126
Net income (loss)	50	(2,199)	226	2,409

(a)
Revenues, gross profit, operating income and net income of the Predecessor during the first quarter of the fiscal year ended June 30, 2008 for the period from July 1, 2007 to September 13, 2007 were $15,859, $1,478, $1,530 and $288, respectively.

(b)
The aggregate total of the quarterly results for the Predecessor for the year ended June 30, 2007 differs from the yearly results presented in the consolidated financial statements included elsewhere in this Annual Report of Form 10-K because the quarterly results were translated from Australian dollars to U.S. dollars based on the average exchange rate for each respective quarter, whereas the fiscal year results were translated based on the average rate for the entire year.

MARKET PRICES

Our units, common stock and warrants are listed on the NASDAQ Global Market under the symbols “GFNCU,” “GFN” and “GFNCW,” respectively. The following table sets forth for the periods indicated the range of high and low sales prices for the units, since the units commenced trading on April 10, 2006, and for the common stock and warrants, since the common stock and warrants commenced public trading separately on June 13, 2006:

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
FY 2009:

Fourth Quarter (through June 19, 2009)	$3.80	$1.00	$2.16	$1.05	$0.34	$0.08

Third Quarter	$3.12	$0.92	$2.50	$0.85	$0.13	$0.02

Second Quarter	$6.45	$1.88	$6.40	$1.55	$0.75	$0.03

First Quarter	$8.05	$5.90	$7.10	$4.90	$1.20	$0.50

FY 2008:

Fourth Quarter	$9.05	$6.15	$7.54	$5.44	$1.90	$0.91

Third Quarter	$12.15	$8.50	$9.05	$7.00	$3.24	$1.55

Second Quarter	$13.70	$10.00	$9.89	$7.90	$4.05	$2.20

First Quarter	$10.05	$8.80	$8.00	$7.43	$2.20	$1.60

FY 2007:

Fourth Quarter	$9.75	$9.00	$7.95	$7.56	$1.96	$1.45

Third Quarter	$9.60	$8.50	$7.95	$7.46	$1.80	$1.10

Second Quarter	$8.00	$7.81	$7.70	$7.22	$1.15	$0.62

First Quarter	$8.45	$7.75	$7.36	$7.22	$0.85	$0.63

FY 2006:

Fourth Quarter	$8.06	$7.75	$7.35	$7.24	$0.80	$0.63

Record Holders

As of June 19, 2009, there were 14 stockholders of record of our common stock and one holder of record of our units. We believe that there are thousands of beneficial owners of our common stock, units and warrants.

Dividend Policy

We have not paid any dividends on our common stock to date. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our units.

Risks Related to Our Businesses in Australia and the United States

Recent economic conditions and market disruptions may adversely affect our business and results of operations.

As widely reported, financial markets throughout the world have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, failure and potential failures of major financial institutions and unprecedented government support of financial institutions. These developments and the related general global economic downturn, including in the U.S. and Australia, has and may continue to adversely impact our business and financial condition.  The current tightening of credit in financial markets and the general economic downturn has and may continue to adversely affect the ability of our customers and suppliers to obtain financing to perform their obligations to us. Though we are allocating more resources to collections and inventory control, continued tightening could negatively impact our ability to collect trade receivables on a timely basis, could result in additional reserves for uncollectible accounts and in the event of continued contraction in container sales and leasing, could lead to a further build-up of inventory and lease fleet levels.  These factors would have a further adverse impact on operating results and cash flows.  In addition, fluctuations in the rates of exchange for the U.S. dollar against the Australian and New Zealand dollars could not only continue to significantly affect our results of operations through reported foreign exchange gains and losses on U.S.-denominated debt, but if the Australian and New Zealand dollars continue to weaken, it would result in lower than anticipated reported revenues and profitability as a result of the translation of Royal Wolf’s financial results into U.S. dollars.

We are in compliance with our financial covenants under our senior credit facilities and senior subordinated notes.  However, if the current environments in the U.S. and Australian economies continue to be weak or worsen, our ability to meet our covenant requirements may be impaired and may result in our seeking amendments or waivers of covenant compliance.  While we believe our relationships with our senior lenders are good, there is no assurance that they would consent to such an amendment or waiver in the event of noncompliance; or that such consent would not be conditioned upon the receipt of a cash payment, revised principal payout terms, increased interest rates, or restrictions in the expansion of the credit facilities for the foreseeable future; or that our senior lenders would not exercise rights that would be available to them; including, among other things, demanding payment of outstanding borrowings.  All or any of these adverse events would further limit our flexibility in planning for or reacting to downturns in our business.

We are unable to predict the duration and severity of the current economic downturn and disruption in financial markets or their effects on our business and results of operations, but the consequences may be materially adverse and more severe than other recent economic slowdowns.

A write-off of all or a part of our goodwill and intangibles would hurt our operating results and reduce our stockholders’ equity.

As a result of our acquisition of Royal Wolf, Pac-Van and subsequent acquisitions, we have recorded significant intangible assets related to goodwill, which represent the excess of the total purchase price of the acquisitions over the fair value of the net assets acquired. We are not permitted to amortize goodwill under the U.S. accounting standards and instead are required to review goodwill and other non-amortizable intangibles at least annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. Although it does not affect our cash flow, a write-off in future periods of all or a part of our goodwill or intangibles would hurt our operating results and stockholders’ equity. We are unable to currently estimate if and when it may become necessary to write-off goodwill or intangibles or the effect such a write-off may have on our financial results or the market prices of our securities.

Risks Related to Our Business in Australia

The Company’s overall financial results will be affected by the relative value of the Australian dollar to the U.S. dollar and may be affected by other currencies with future acquisitions

During fiscal year 2009 declines in the Australian dollar relative to the U.S. dollar have resulted in substantial currency exchange losses and adversely affected our results of operations.

Sales of storage container units constitute a significant portion of Royal Wolf’s revenues. Failure to continue to sell units at historic levels could adversely affect our financial results and our ability to grow.

Sales of storage units and related modification revenues constituted approximately 61% of Royal Wolf total revenues for the nine months ended March 31, 2009.  Sales are strongly correlated with overall economic conditions, especially the natural resources sectors.  Revenues from sales of storage units have a material impact on our financial results and our ability to service our debt. Further, the funding of the growth of the lease fleet is dependent upon the sales of storage container units to take advantage of business and growth opportunities available to it.

The failure of Royal Wolf to achieve its business strategy of increasing its leasing revenue could adversely affect the predictability of our quarterly earnings results and adversely affect our results of operations.

Historically, sales generated approximately 70% of Royal Wolf’s revenue and leasing generated approximately 30% of Royal Wolf’s revenue. We are pursuing a strategy of increasing revenue generated from leasing operations. Revenues generated from sales can vary greatly from quarter to quarter, while revenue from leasing operations is more predictable and has better margins. If we are not successful in increasing the percentage of our revenues generated by our leasing operations, our results of operations may vary greatly quarter to quarter, and would therefore be less predictable. In addition, if we are not successful in increasing the percentage of our revenues from our leasing operations, our results of operations may be adversely affected.

General or localized economic downturns or weakness may adversely affect Royal Wolf’s customers, in particular those in the mining and moving and storage industries, which may reduce demand for Royal Wolf’s products and services which would negatively impact our future revenues and results of operations.

A significant portion of Royal Wolf’s revenues is derived from customers in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, including the mining, transport and construction industries, which constituted approximately 15%,  21.5% and 11%, respectively, of Royal Wolf’s revenues in the fiscal year ended June 30, 2008. Although we believe the variety of Royal Wolf’s products, the breadth of its customer base and its geographic diversity throughout Australia reduces its exposure to economic downturns, general economic downturns or localized downturns in markets where its operates could reduce demand for Royal Wolf’s products and negatively impact our future revenues and results of operations.

Royal Wolf faces significant competition in the portable buildings industry and regional competition in the portable storage market. Royal Wolf also faces potentially significant competition from modular industry companies who have portable storage offerings, especially from several national competitors in Australia who have greater financial resources and pricing flexibility than Royal Wolf does. If Royal Wolf is unable to compete successfully in these industries, it could lose customers and our future revenues could decline.

Although Royal Wolf’s competition varies significantly by market, the portable buildings market in which Royal Wolf competes is dominated by three or four large participants and is highly competitive. In addition, Royal Wolf competes with a number of large to mid-sized regional competitors, as well as many smaller, full and part-time operators in many local regions. The modular space industry is highly competitive and almost all of the competitors have portable storage product offerings. The primary modular national competitors with portable storage offerings are less leveraged than Royal Wolf, and have greater financial resources and pricing flexibility than Royal Wolf does. If they focus on portable storage, Royal Wolf could lose customers and our future revenues could decline. If Royal Wolf is unable to compete successfully in these markets, it could lose customers and our future revenues could decline.

We may be required to take certain actions to satisfy Bison Capital’s put option for Bison Capital’s 13.8% interest in GFN U.S. prior to when we determine it would be feasible to do so.

We have entered into a shareholders agreement with Bison Capital with respect to our 86.2% and Bison Capital’s 13.8% ownership interest in GFN U.S., which indirectly owns Royal Wolf. Under our shareholders agreement with Bison Capital, at any time after September 13, 2009, Bison Capital has the option to cause us to purchase from them all of its 13.8% outstanding capital stock of GFN U.S. Also, under the shareholders agreement, we have the option to, at anytime prior to September 13, 2010, cause Bison Capital to sell and transfer its 13.8% outstanding capital stock of GFN U.S. to us. If Bison Capital exercises its put option under unfavorable market conditions; we may choose to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, in order to satisfy the payment to Bison Capital for its 13.8% interest in GFN U.S. Any of these actions could have a material adverse effect on our operations and financial condition.

Our customers lease our storage container products on a month-to-month basis, and our results of operations could be adversely affected by a downturn in economic activity.

Should a significant number of Royal Wolf’s storage container products be returned by customers during a short period of time, Royal Wolf would have to lease to new customers a large supply of units at similar rates in order to maintain historic revenues from these operations. Royal Wolf’s failure to effectively lease to new customers a large influx of units returned by customers from leases could have a material adverse effect on our results of operations.

Failure to retain key personnel could adversely affect Royal Wolf’s operations and could impede our ability to execute our business plan and growth strategy.

Royal Wolf is managed largely by its existing officers, including Robert Allan, its Chief Executive Officer, and Peter McCann, its Chief Financial Officer. The continued success of Royal Wolf will depend largely on the efforts and abilities of these executive officers and certain other key employees. The ten members of the senior management team of Royal Wolf have an average of over 14 years of experience in the equipment leasing industry. These officers and employees have knowledge and an understanding of Royal Wolf and its industry that cannot be readily duplicated. Each of Messrs. Allan and McCann has an employment agreement which is terminable under certain circumstances upon notice to him. However, we do not have key-man insurance on any of these key personnel. The loss of any member of Royal Wolf’s senior management team could impair our ability to execute our business plan and growth strategy, cause a loss of customers, reduce revenues and adversely affect employee morale.

Risks Related to Our Business and Operations in the United States

General or localized economic downturns or weakness may adversely affect Pac-Van’s customers, in particular those in the construction industry, which may reduce demand for Pac-Van’s products and services and negatively impact our future revenues and results of operations.

A significant portion of Pac-Van’s revenues is derived from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, including the construction industry, which constituted over 40% of Pac-Van’s revenues for the nine months ended March 31, 2009. Although the variety of Pac-Van’s products, the breadth of its customer base and its geographic diversity throughout the United States limits its exposure to economic downturns, general economic downturns or localized downturns in markets where its operates could reduce demand for Pac-Van’s products, especially in the construction industry, and negatively impact our future revenues and results of operations.

Pac-Van faces significant competition in the modular buildings and portable storage industries. Pac-Van also faces potentially significant competition from modular buildings companies who have portable storage product offerings, especially from several national competitors in the United States who have greater financial resources and pricing flexibility than Pac-Van does. If Pac-Van is unable to compete successfully, it could lose customers and our future revenues could decline.

Although Pac-Van’s competition varies significantly by market, the modular buildings markets in which Pac-Van competes are dominated by two large participants and are highly competitive. In addition, Pac-Van competes with a number of large to mid-sized regional competitors, as well as many smaller, full and part-time operators in many local regions. The modular building industry is highly competitive, subject to stiff pricing competition and almost all of the competitors have portable storage product offerings. The primary modular national competitors with portable storage product offerings are less leveraged than Pac-Van, and have greater financial resources and pricing flexibility than Pac-Van does. If they focus on portable storage, Pac-Van could lose customers and our future revenues could decline. If Pac-Van is unable to compete successfully, it could lose customers and our future revenues could decline.

Pac-Van has substantial indebtedness, and we may need additional debt or equity financing to sustain our growth. We do not have commitments for any such financing.

In conjunction with our acquisition of Pac-Van, we assumed approximately $82.5 million of indebtedness under Pac-Van’s Credit Facility and $25 million of Subordinated Debt. The Subordinated Debt bears interest at the annual rate of 13%, is payable quarterly in arrears and will mature in February 2013. We rely on cash flow from operations of Pac-Van to make payments under this subordinated indebtedness, and there is no assurance that Pac-Van’s cash flow will be sufficient to service Pac-Van’s indebtedness. Payment of interest and other expenses relating to this indebtedness may adversely affect our financial condition and results of operations.

We also may finance Pac-Van’s growth through a combination of borrowings, cash flow from operations and equity financing. The ability of Pac-Van to grow will depend in part on our ability to obtain either additional debt or equity financing to fund the costs of such growth. The availability and terms of any debt and equity financing will vary from time to time, and will be influenced by Pac-Van’s performance and by external factors, such as the economy generally and developments in the market, that are beyond our control. Also, additional debt financing or the sale of additional equity securities may adversely affect the market price of our securities. If we are unable to obtain additional debt or equity financing on acceptable terms, we may have to curtail Pac-Van’s growth by delaying new customer service center openings or the expansion of its lease fleet.

Because Pac-Van has depended to a large extent on the success of its leasing operations, the failure of Pac-Van to effectively and quickly remarket lease units that are returned could materially and adversely affect our results of operations.

Pac-Van’s average monthly lease fleet utilization has averaged between 70% and 85%, with the typical lease being for an average period of over twelve months. The high utilization rate and the length of the average lease have provided Pac-Van with a predictable revenue stream. However, should a significant number of Pac-Van’s lease units be returned during any short period of time, Pac-Van would have to re-lease a large supply of units at similar rates in order to maintain historic revenues from these operations. Pac-Van’s failure to effectively remarket a large influx of units returning from leases could have a material adverse effect on our results of operations.

Pac-Van operates with a high amount of debt, a substantial portion of which is secured by all or substantially all of the company’s assets and is subject to variable interest rates.

As of March 31, 2009, Pac-Van had outstanding approximately $80.0 million of indebtedness under its existing Credit Facility with LaSalle, which bears interest at variable rates equal to LIBOR plus 1.5% to 2.25% (or the prime rate or prime rate plus 0.25%) based upon the ratio of senior debt to EBITDA, and approximately $25 million of Subordinated Debt which bears interest at the rate of 13% per year. Pac-Van’s debt obligations require it to dedicate a significant portion of its cash flow from operations to payments on this indebtedness, which could reduce the availability of cash flow for future working capital, capital expenditures, acquisitions and other general corporate purposes. In addition, Pac-Van’s debt load increases its vulnerability to general adverse economic and industry conditions, limits its flexibility in planning for, or reacting to, changes in its business and its industry, and subjects it to certain restrictive covenants that influence its operations and its ability to borrow additional funds. These periodic interest rate adjustments could expose Pac-Van’s operating results and cash flows to periodic fluctuations. Failing to comply with its debt service obligations and the debt covenants could result in an event of default under its Credit Facility or Subordinated Debt which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In addition, since Pac-Van’s bank loans are secured by a lien on all or substantially all of Pac-Van’s modular buildings, mobile offices and storage container fleet and other assets, a default under Pac-Van’s bank debt could result in the foreclosure of all of these assets, which would materially and adversely affect Pac-Van’s operations and ability to continue its current operations.

Sales of modular buildings, mobile offices and storage units constitute a significant portion of Pac-Van’s revenues. Failure to continue to sell units at historic rates could adversely affect our ability to grow Pac-Van’s lease fleet.

Sales of modular buildings, mobile offices and storage units constituted approximately 36% of Pac-Van’s total revenues for the nine months ended March 31, 2009. Revenues from sales of modular buildings, mobile offices and storage units have been used to fund increases in the size of our lease fleet. As a result, the failure to continue to sell a significant number of units may adversely affect our ability to increase the size of Pac-Van’s lease fleet or to otherwise take advantage of business and growth opportunities available to it.

Governmental regulations could impose substantial costs and restrictions on Pac-Van’s operations that could harm our future results of operations.

Pac-Van is subject to various federal, state and local environmental, transportation, health and safety laws and regulations in connection with its operations. Any failure to comply with these laws or regulations could result in capital or operating expenditures or the imposition of severe penalties or restrictions on its operations. In addition, these laws and regulations could change in a manner that materially and adversely affects Pac-Van’s ability to conduct its business. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs. If Pac-Van is unable to pass these increased costs on to its customers, our future operating results could be negatively impacted.

Pac-Van may not be able to facilitate its growth strategy by identifying or completing transactions with attractive acquisition candidates, which could impair the growth and profitability of its business.

Since August 2006, Pac-Van has completed six small acquisitions. An important element of our growth strategy for Pac-Van is to continue to seek additional acquisitions in order to add new customers within existing geographic markets and branch locations, and to expand Pac-Van’s operations into new markets. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices, upon advantageous terms and conditions and upon successful integration of the acquired businesses. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations, that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, that the acquired businesses may not be integrated successfully and that the acquisitions may strain Pac-Van’s management resources. Future acquisitions and any necessary related financings also may involve significant transaction-related expenses. If Pac-Van is unable to complete additional acquisitions or successfully integrate any businesses that it does acquire, our future growth and operating results would be adversely impacted.

Failure to retain key personnel could adversely affect Pac-Van’s operations and could impede our ability to execute our business plan and growth strategy.

Pac-Van is managed largely by its seven existing officers, including Theodore M. Mourouzis, the President of Pac-Van, Inc. The continued success of Pac-Van will depend largely on the efforts and abilities of Mr. Mourouzis and these senior managers who have served at Pac-Van for an average of ten years. These officers and employees have knowledge and an understanding of Pac-Van and its industry that cannot be readily duplicated. Mr. Mourouzis has an employment agreement which is terminable under certain circumstances upon notice to or by him. The loss of any member of Pac-Van’s senior management team could impair our ability to execute our business plan and growth strategy, cause a loss of customers, reduce revenues and adversely affect employee morale.

Any failure of Pac-Van’s management information systems could disrupt our business and result in decreased rental or sale revenues and increased overhead costs, which could negatively impact our results of operations.

Pac-Van depends on its management information systems to actively manage its lease fleet, control new unit capital spending and provide fleet information, including leasing history, condition and availability of our units. These functions enhance Pac-Van’s ability to optimize fleet utilization, rentability and redeployment. The failure of Pac-Van’s management information systems to perform as we anticipate could disrupt its business and could result in, among other things, decreased leases or sales and increased overhead costs, which could negatively impact our results of operations.

Significant increases in raw material costs could increase our operating costs significantly and harm our stockholders’ equity.

Pac-Van purchases raw materials, including metals, lumber, siding and roofing and other products, to construct and modify modular buildings and to modify containers to its customers’ requirements. Pac-Van also maintains a truck fleet to deliver units to and return units from customers. During periods of rising prices for raw materials, especially oil and fuel for delivery vehicles, and in particular when the prices increase rapidly or to levels significantly higher than normal, Pac-Van may incur significant increases in operating costs and may not be able to pass price increases through to customers in a timely manner, which could harm our future results of operations.

Failure by Pac-Van’s manufacturers to sell and deliver products to Pac-Van in timely fashion may harm Pac-Van’s reputation and our financial condition.

Pac-Van currently purchases new modular buildings and components, mobile offices and storage container products directly from manufacturers. Although Pac-Van is not dependent on any one manufacturer and is able to purchase products from a variety of suppliers, the failure of one or more of its suppliers to timely manufacture and deliver storage containers to Pac-Van could adversely affect its operations. Pac-Van purchases new modular buildings and components, mobile offices and storage containers under purchase orders issued to various manufacturers, which the manufacturers may or may not accept or be able to fill. Pac-Van has no contracts with any supplier. If these suppliers do not timely fill Pac-Van’s purchase orders, or do not properly manufacture the ordered products, our reputation and financial condition also could be harmed.

Unionization by some or all of Pac-Van’s employees could cause increases in operating costs.

Pac-Van’s employees are not presently covered by collective bargaining agreements. Unions may attempt to organize Pac-Van’s employees in the future. We are unable to predict the outcome of any continuing or future efforts to organize Pac-Van’s employees, the terms of any future labor agreements, or the effect, if any, those agreements might have on our operations or financial performance.

Pac-Van’s planned growth could strain our management resources, which could disrupt our development of new Pac-Van customer service centers.

Our future performance will depend, to some extent, on our ability to manage Pac-Van’s planned growth. Pac-Van’s growth could strain our existing management, human and other resources. To successfully manage this growth, we must continue to add managers and employees and improve Pac-Van’s operating, financial and other internal procedures and controls. We also must effectively motivate, train and manage Pac-Van’s employees. If we do not manage Pac-Van’s growth effectively, some of its new customer service centers and acquisitions may lose money or fail, and we may have to close unprofitable locations. Closing a branch would likely result in additional expenses that would adversely affect our future operating results.

Some zoning laws restrict the use of Pac-Van’s storage units and therefore limit its ability to offer its products in all markets.

Many of Pac-Van’s customers use Pac-Van’s storage units to store goods on their own properties. Local zoning laws in some of Pac-Van’s geographic markets prohibit customers from maintaining mobile offices or storage containers on their properties or require that mobile offices or storage containers be located out of sight from the street. If local zoning laws in one or more of Pac-Van’s geographic markets were to ban or restrict mobile offices or storage containers stored on customers’ sites, Pac-Van’s business in that market will suffer.

Risks Related to our Substantial Indebtedness

The investment agreements governing the Subordinated Debt for both Royal Wolf and Pac-Van and the terms of the Credit Facilities contain various covenants which limit the discretion of our management in operating our business and could prevent us from engaging in some beneficial activities.

The investment agreement governing the Subordinated Debt and the terms of the Pac-Van Credit Facility contain various restrictive covenants that limit our management’s discretion in operating our business. In particular, these agreements include covenants relating to limitations on:

•	dividends on, and redemptions and repurchases of, capital stock,

•	liens and sale-leaseback transactions,

•	loans and investments,

•	debt and hedging arrangements,

•	mergers, acquisitions and asset sales,

•	transactions with affiliates, and

•	changes in business activities conducted by us and our subsidiaries.

In addition, both senior Credit Facilities and the Subordinated Debt require us, under certain circumstances, to maintain certain financial ratios and limit our ability to make capital expenditures. See Note 5 of the Notes to Audited Consolidated Financial Statements.

If we fail to comply with the restrictions of the investment agreement governing the Subordinated Debt or the terms of the senior Credit Facilities or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies.  Violating covenants in these agreements may substantially increase our cost of borrowing and restrict our future operations. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds. Accordingly, we may not be able to fully repay our debt obligations, if some or all of our debt obligations are accelerated upon an event of default.

Risks Associated with Future Acquisitions

To complete future business combinations, we may issue shares of our capital stock that would reduce the equity interest of our stockholders and could cause a change in control of our ownership, or incur debt, which could adversely affect our financial condition.

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. At December 31, 2008, there were 77,162,568 authorized shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and options that may be issued under our 2006 Stock Option Plan).

If we seek to consummate future business combinations, we may be required to issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete the other business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

In addition, we may incur substantial debt to complete another business combination. The incurrence of debt could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if certain covenants that require the maintenance of certain financial ratios or reserves are breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain necessary additional financing if the debt security instrument covenants restricting our ability to obtain such financing while the debt instrument is outstanding.

Future acquisitions of businesses could subject us to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact our capital structure.

We intend to pursue additional acquisition opportunities in an effort to diversify our investments and/or grow our business. Any business we acquire may cause us to be affected by numerous risks inherent in the acquired business’s operations. If we acquire a business in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will be able to properly ascertain or assess all of the significant risk factors.

In addition, the financing of any acquisition we complete could adversely impact our capital structure as any such financing would likely include the issuance of additional equity securities and/or the borrowing of additional funds. The issuance of additional equity securities may significantly reduce the equity interest of our stockholders and/or adversely affect prevailing market prices for our common stock. Increasing our indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable and/or to seize any collateral securing the indebtedness. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the financing of future acquisitions could adversely impact our capital structure and your equity interest in our company.

Except as required by law or the rules of any securities exchange on which our securities might be listed at the time we seek to consummate a subsequent acquisition, you will not be asked to vote on any such proposed acquisition and no redemption rights in connection with any such acquisition will exist.

While part of our business strategy is to acquire additional businesses, there is no assurance that we will be able to identify businesses that we can acquire upon terms we believe acceptable, or if such acquisitions require additional financing, that we could obtain such additional financing.

If we do seek to complete other acquisitions, we cannot ascertain the capital requirements for other future transactions. We cannot assure you that, if required, additional financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular acquisition, we would be compelled to either restructure the transaction or abandon that particular acquisition. In addition, if we consummate a future acquisition, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing may impact the continued development or growth of the target business.

Our growth plan includes the expansion of Royal Wolf’s operations into markets outside of Australia, including Asia/Pacific markets. Such international expansion may not prove successful, and may divert significant capital, resources and management’s time and attention and adversely affect Royal Wolf’s on-going operations in Australia.

To date, Royal Wolf has conducted all of its business within Australia. However, Royal Wolf has plans to enter international markets, including the Asia/Pacific market, in the future, which will require substantial amounts of management time and attention. Royal Wolf’s products and its overall marketing approach may not be accepted in other markets to the extent needed to make its international expansion profitable. In addition, the additional demands on its management from these activities may detract from Royal Wolf’s efforts in the Australian market and adversely affect its operating results in its principal market. Any international expansion will expose Royal Wolf to the risks normally associated with conducting international business operations, including unexpected changes in regulatory requirements, changes in foreign legislation, possible foreign currency controls, currency exchange rate fluctuations or devaluations, tariffs, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors, potential negative tax consequences and difficulties collecting accounts receivable.

The planned growth of Royal Wolf and Pac-Van could strain our management resources, which could disrupt our development of new Royal Wolf CSCs.

Our future performance will depend in large part on our ability to manage Royal Wolf’s planned growth. Royal Wolf’s growth could strain our existing management, human and other resources. To successfully manage this growth, we must continue to add managers and employees and improve Royal Wolf’s operating, financial and other internal procedures and controls. We also must effectively motivate, train and manage Royal Wolf’s employees. If we do not manage Royal Wolf’s growth effectively, some of its new CSCs and acquisitions may lose money or fail, and we may have to close unprofitable locations. Closing a CSC would likely result in additional expenses that would adversely affect our future operating results.

Risks Associated with Our Warrants

Our outstanding options and warrants may have an adverse effect on the market price of common stock and increase the difficulty of effecting future business combinations.

At December 31, 2008, we had outstanding options and warrants to purchase 6,332,380 shares of common stock. The potential for the issuance of substantial numbers of additional shares of common stock upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

We may choose to redeem outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, as amended, with respect to the shares of common stock issuable upon exercise of the warrants issued as a part of the units in our initial public offering, we may redeem the warrants at any time after the warrants become exercisable, in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption is sent. We may also elect to reduce the warrant price in our sole discretion to encourage warrant holders to exercise their warrants to purchase our common stock. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefore at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Although we are required to (and intend to) use our best efforts to have an effective registration statement covering the issuance of the shares underlying the warrants issued in our initial public offering at the time that the warrant holders exercise their warrants, we cannot guarantee that a registration statement will be effective, in which case the warrant holders may not be able to exercise their warrants.

Holders of the warrants issued in our initial public offering will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have agreed in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and we intend to comply with such agreement, we cannot give assurance that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

The price of our common stock may fluctuate significantly, which may make it difficult for shareholders to resell common stock when they want or at a price they find attractive.

We expect that the market price of our common stock will fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in interest rates and other general economic conditions;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

•	geopolitical conditions such as acts or threats of terrorism or military conflicts; and

•	relatively low trading volume.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We do not currently intend to pay dividends on our common stock, which may limit the return on your investment in us.

Except for payment of dividends on our preferred stock, we currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

USE OF PROCEEDS

We will receive $6.00 for each warrant exercised into a share of common stock unless we elect, in our sole discretion, to lower the warrant price. These proceeds will fund our working capital and other general corporate purposes, including possible acquisitions of businesses.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read together with the audited consolidated financial statements and the accompanying notes thereto; and the unaudited condensed consolidated financial statements and the accompanying notes thereto included elsewhere in this registration statement.

Background and Significant Acquisitions

We were incorporated in Delaware on October 14, 2005 in order to serve as a vehicle to effect a business combination with one or more operating businesses in the rental services and specialty finance sectors. From inception through September 13, 2007, we did not have any business or operations and our activities were limited to raising capital in our initial public offering (the “IPO”) in April 2006, identifying an operating business to acquire, and negotiating and entering into an agreement to acquire Royal Wolf.

On September 13, 2007 (September 14 in Australia), we completed the acquisition of Royal Wolf through the acquisition of all of the outstanding shares of RWA. Royal Wolf is the leading provider in Australia and New Zealand of storage containers, portable container buildings and freight containers, which we refer to collectively as “storage container products.” Based upon the actual exchange rate of one Australian dollar to $0.8407 U.S. dollar realized in connection with payments made upon completion of the acquisition, the purchase price paid to the sellers for the RWA shares was $64.3 million, including deposits of $1,005,000 previously paid by us in connection with the acquisition. We paid the purchase price, less the deposits, by a combination of cash in the amount of $44.7 million plus the issuance to Bison Capital Australia, L.P. (“Bison Capital”), one of the sellers, of shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance; and the issuance of a note to Bison Capital. As a result of this structure, we own 86.2% of the outstanding capital stock of GFN U.S. and Bison Capital owns 13.8% of the outstanding capital stock of GFN U.S, which through its indirect subsidiary GFN Finance owns all of the outstanding capital stock of Royal Wolf.

All references to events or activities (other than equity-related) which occurred prior to the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to Royal Wolf, as the predecessor company (the “Predecessor”). All references to events or activities (other than equity-related) which occurred after the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to us, as the successor company (the “Successor”).

On October 1, 2008, we completed our acquisition of Pac-Van through a merger with Mobile Office Acquisition Corp. (“MOAC”), the parent of Pac-Van, and our wholly-owned subsidiary formed in July 2008, GFNNA. Pac-Van leases and sells modular buildings, mobile offices and storage container products in the United States. In addition to assuming Pac-Van’s long-term debt, we paid the purchase price to the stockholders of MOAC by a combination of $19.4 million in cash, 4,000,000 shares of GFN restricted common stock and a 20-month subordinated promissory note in the aggregate principal amount of $1.5 million bearing interest at 8% per annum. The note and 1,133,333 shares of our restricted common stock will secure the indemnification obligations for 20 months and 36 months, respectively. Among other things, we and the stockholders of MOAC entered into a stockholders agreement which provided registration rights which may be exercised after June 30, 2009.

Business Overview

Our strategy and business plan is to acquire and operate rental services and specialty finance businesses in North America, Europe and the Asia-Pacific area. We currently have two operating subsidiaries, Royal Wolf and Pac-Van that lease and sell storage container products, modular buildings and mobile offices through 18 customer service centers (“CSCs”) in Australia, six CSCs in New Zealand and 25 branch locations across 18 states in the United States. As of March 31, 2009, we had 228 and 202 employees and 29,717 and 11,726 lease fleet units in the Asia-Pacific area and United States, respectively. We do business in two distinct, but related industries; modular space and mobile storage, which we collectively refer to as the “portable services industry.” Currently, only Pac-Van leases and sells modular space products. Prior to our acquisition of Pac-Van, our revenue mix was approximately 70% sales and 30% leasing. However, during the nine months ended March 31, 2009 the mix was 53% sales and 47% leasing.

Our products include the following:

Modular Space

Modular Buildings. Also known as manufactured buildings, modular buildings provide customers with additional space and are often tailored specifically to satisfy the unique needs of the customer. Depending on the customer’s desired application, modular buildings can range in size from 1,000 to more than 30,000 square feet and may be highly customized.

Mobile Offices and Portable Container Buildings. Also known as trailers or construction trailers, mobile offices are re-locatable units with aluminum or wood exteriors on wood (or steel) frames on a steel carriage fitted with axles, allowing for an assortment of “add-ons” to provide comfortable and convenient temporary space solutions. We also offer portable container buildings, ground level offices (“GLO”), or office containers, which are either modified or specifically-manufactured shipping containers that are used as mobile offices; and in-plant units, which are manufactured structures that provide self-contained office space with maximum design flexibility.

Mobile Storage

Storage Containers. Storage containers generally consist of used shipping containers that have been purchased and refurbished and provide a flexible, low cost alternative to warehousing, while offering greater security, convenience, and immediate accessibility. Our storage products include general purpose dry storage containers, refrigerated containers and specialty containers in a range of standard and modified sizes, designs and storage capacities. Specialty containers include blast-resistant units, hoarding units and hazardous-waste units. We also offer storage vans, also known as storage trailers or dock-height trailers.

Freight Containers. Freight containers are specifically designed for transport of products by road and rail. Our freight container products include curtain-side, refrigerated and bulk cargo containers, together with a range of standard and industry-specific dry freight containers.

Results of Operations

Nine Months Ended March 31, 2009 (“YTD FY 2009”) Compared to Nine Months Ended March 31, 2008 (“YTD FY 2008”)

We had no business or operations prior to our acquisition of Royal Wolf on September 13, 2007. Comparisons of our results of operations for YTD FY 2009 with YTD FY 2008 therefore are not particularly meaningful. We believe a more meaningful comparison is the results of our operations for YTD FY 2009 with the combined results of our operations and Royal Wolf during YTD FY 2008. To assist in this comparison, the following table sets forth condensed statements of operations for the following: (i) Royal Wolf, as Predecessor, for the period July 1, 2007 to September 13, 2007; (ii) the Company, as Successor, for YTD FY 2008, which reflects the results of operations of Royal Wolf for the period September 14, 2007 through September 30, 2007; (iii) the combined results of operations of the Predecessor and the Successor for YTD FY 2008; and (iii) the Company, as Successor, for YTD FY 2009. The combined YTD FY 2008 results do not reflect any adjustments for the purchase method of accounting in the Predecessor period and is presented for comparison purposes only.

	Predecessor	Successor	Combined	Successor
	Period from
	July 1 to
	September 13,	Nine Months Ended March 31,
	2007	2008	2008	2009
	(in thousands)
Revenues
Sales	$10,944	$45,277	$56,221	$57,093
Leasing	4,915	17,624	22,539	51,616
	15,859	62,901	78,760	108,709

Costs and expenses
Cost of sales	9,466	37,757	47,223	48,655
Leasing, selling and general expenses	4,210	13,595	17,805	36,638
Depreciation and amortization	653	4,834	5,487	11,161

Operating income	1,530	6,715	8,245	12,255

Interest income	14	1,194	1,208	244
Interest expense	(947)	(4,385)	(5,332)	(13,388)
Foreign currency exchange gain (loss) and other	(129)	2,220)	2,091	(12,575)
	(1,062)	(971)	(2,033)	(25,719)

Income (loss) before provision for income taxes and minority interest	468	5,744	6,212	(13,464)

Provision (benefit) for income taxes	180	1,837	2,017	(4,685)

Minority interest	—	354	354	(3,017)

Net income (loss)	$288	$3,553	3,841	$(5,762)

Revenues. Revenues totaled $108.7 million in YTD FY 2009, an increase of $29.9 million, or 37.9%, from $78.8 million in YTD FY 2008. The increase was primarily due to $37.2 million of revenues at Pac-Van, which we acquired on October 1, 2008, offset somewhat by a $7.4 million decrease, or 9.4%, in revenues in YTD FY 2009 from YTD FY 2008 at Royal Wolf.

Sales during YTD FY 2009 amounted to $57.0 million compared to $56.2 million during YTD FY 2008; representing a slight increase of $0.8 million. The increase in total sales was primarily due to $13.4 million in sales recognized at Pac-Van during YTD FY 2009, which benefited by a single sale of $4.5 million in December 2008. This increase was substantially offset by a reduction in sales at Royal Wolf primarily due to $10.5 million as a result of unfavorable foreign exchange rates and decreased sales of $3.9 million in our national accounts group, or non-retail operations; offset somewhat by increased sales from our retail operations at the CSCs of $1.8 million. The $1.8 million increase in our retail operations consisted of $3.3 million from higher unit sales, offset somewhat by a $1.5 million reduction due to lower prices.

Leasing revenues during YTD FY 2009 amounted to $51.6 million compared to $22.5 million during YTD FY 2008, representing an increase of $29.1 million, or 129.3%. The increase was primarily due to leasing revenues recognized at Pac-Van of $23.8 million, which had a utilization rate of 72.8% at March 31, 2009. In addition, leasing revenues at Royal Wolf increased by $5.2 million, or 23.1%, in YTD FY 2009 from YTD FY 2008. This was driven by an increase of $1.2 million due to growth in the average total number of units on lease per month in our portable container building business and an increase of $7.5 million due to growth in the average total number of units on lease per month in our storage container business, primarily as a result of five acquisitions in the Asia-Pacific area since March 2008; offset somewhat by unfavorable foreign exchange rates of $3.5 million. At Royal Wolf, average utilization in the retail operations was 78.5% during YTD FY 2009, as compared to 82.8% during YTD FY 2008; and average utilization in the national accounts group operations was 76.3% during YTD FY 2009, as compared to 81.4% during YTD FY 2008. Overall average utilization at Royal Wolf was 77.4% in YTD FY 2009, as compared to 82.6% in YTD FY 2008.

The average value of the U.S. dollar against the Australian dollar strengthened during YTD FY 2009 as compared to YTD FY 2008. The average currency exchange rate of one Australian dollar during YTD FY 2008 was $0.88084 U.S. dollar compared to $0.74406 U.S. dollar during YTD FY 2009. This fluctuation in foreign currency exchange rates resulted in a decrease to our sales and leasing revenues at Royal Wolf of $10.5 million and $3.5 million, respectively, during YTD FY 2009 compared to YTD FY 2008; representing 17.8% of total revenues in YTD FY 2008.

Sales and leasing revenues represented 53% and 47% of total revenues in YTD FY 2009 and 71% and 29% of total revenues in YTD FY 2008, respectively; the more favorable leasing revenue mix in YTD FY 2009 resulting primarily from our acquisition of Pac-Van.

Cost of Sales. Cost of sales increased by $1.5 million to $48.7 million during YTD FY 2009 from $47.2 million during YTD FY 2008. The increase was primarily due to cost of sales incurred at Pac-Van of $10.0 million and cost increases of $2.9 million in our retail operations and $0.4 million in the national account group operations in the Asia-Pacific area; offset somewhat by foreign exchange translation effect of $11.8 million. Our gross profit percentage from sales revenues deteriorated during YTD FY 2009 to approximately 15% compared to approximately 16% during YTD FY 2008 as a result of price decreases and unfavorable product mix that resulted in a gross profit percentage of 11.4% in the Asia-Pacific area. This was offset by the more favorable gross profit percentage of 25.8% at Pac-Van during YTD FY 2009.

Leasing, Selling and General Expenses. Leasing, selling and general expenses increased by $18.8 million during YTD FY 2009 to $36.6 million from $17.8 million during YTD FY 2008. This increase included $17.5 million incurred at Pac-Van and an approximately $0.2 increase at GFN, which incurred $1.9 million during YTD FY 2009 as compared to $1.7 million in YTD FY 2008. The following table provides more detailed information about the Royal Wolf operating expenses of $17.3 million in YTD FY 2009 as compared to $16.2 million in YTD FY 2008:

	Nine Months Ended March 31,
	2008	2009
	(in millions)
Salaries, wages and related	$9.2	$9.0
Share-based payments	—	0.3
Rent	0.3	0.3
CSC operating costs	2.8	3.4
Business promotion	0.7	0.9
Travel and meals	0.7	0.7
IT and telecommunications	0.6	0.6
Professional costs	1.2	1.2
Other	0.7	0.9

	$16.2	$17.3

Operating expenses at Royal Wolf increased by $1.1 million, or 6.8%, in YTD FY 2009 from YTD FY 2008. As a percentage of revenues, it increased to 24.2% in YTD FY 2009 from 20.6% in YTD FY 2008; reflecting primarily the effect of the lower revenues at Royal Wolf in YTD FY 2009 from YTD 2008. As a percentage of revenues, operating expenses at Pac-Van were approximately 47% during YTD FY 2009. Overall, total operating expenses as a percentage of revenues were 33.7% in YTD FY 2009, as compared to 22.6% in YTD FY 2008.

Depreciation and Amortization. Depreciation and amortization increased by $5.7 million to $11.2 million during YTD FY 2009 from $5.5 million during YTD FY 2008. The increase was primarily due to adjustments to fair values of fixed assets and identifiable intangible assets as a result of the Pac-Van acquisition, as well as five other smaller acquisitions since March 2008. Depreciation and amortization at Pac-Van totaled $1.4 million during YTD FY 2009.

Interest Expense. The increase in interest expense of $8.1 million in YTD FY 2009 to $13.4 million, as compared to $5.3 million in YTD FY 2008, was due primarily to the increase in total long-term debt; which was $80.0 million at March 31, 2008 and $191.3 million at March 31, 2009, and an unrealized loss on interest rate swap and option contracts totaling $2.8 million. The increase in total debt since YTD FY 2008 was due primarily to our acquisition of Pac-Van and five other smaller acquisitions since March 2008, funded principally with borrowings under the senior credit facility with ANZ and the secured senior subordinated notes issued to Bison Capital; as well as the assumption of the senior credit facility with a syndication of four financial institutions led by LaSalle and the senior subordinated secured note payable to SPV in connection with our acquisition of Pac-Van.

Foreign Currency Exchange. We have certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in our consolidated statements of operations. Unrealized gains and losses resulting from such remeasurement due to changes in the Australian exchange rate to the U.S. dollar could have a significant impact in our reported results of operations, as well as any realized gains and losses from the payments on such U.S. dollar-denominated debt and intercompany borrowings. As noted above, the average value of the U.S. dollar against the Australian dollar strengthened during YTD FY 2009 as compared to YTD FY 2008 and, in addition, the U.S. dollar strengthened against the Australian dollar from June 30, 2008 to March 31, 2009. The currency exchange rate of one Australian dollar at June 30, 2008 was $0.9615 U.S. dollar compared to $0.6835 U.S. dollar at March 31, 2009. In addition, we incurred a significant realized exchange loss of $2.8 million as a result of Royal Wolf’s repayment of intercompany advances totaling $21.5 million in September 2008. We advanced $20.0 million of the proceeds received from our warrant exercise program in May 2008 to Royal Wolf for the temporary reduction of long-term borrowings prior to the ultimate use of these proceeds in the acquisition of Pac-Van on October 1, 2008. In YTD FY 2009, unrealized and realized foreign exchange losses totaled $10.7 million and $3.4 million, respectively. These foreign exchange losses were somewhat offset in YTD FY 2009 by unrealized gains on forward currency exchange contracts, which totaled $1.5 million.

Income Taxes. Our effective income tax rate (which resulted in an income tax benefit) increased to 34.8% during YTD FY 2009 from the YTD FY 2008 effective rate of 32.5%, primarily as a result of the favorable income tax impact of the amortization of goodwill acquired in acquisitions made in the Asia-Pacific area, which is deductible for U.S. income tax reporting purposes.

Net Income. We had a net loss of $5.8 million during YTD FY 2009, as compared to net income of $3.8 million during YTD FY 2008, primarily as a result of the unfavorable impact of the foreign currency exchange losses and increased interest expense YTD FY 2009 versus YTD FY 2008; offset somewhat by the operating profit from Pac-Van, which we acquired on October 1, 2008.

Year Ended June 30, 2008 (“FY 2008”) Compared to Year Ended June 30, 2007 (“FY 2007”)

We had no business or operations prior to our acquisition of Royal Wolf on September 13, 2007. Comparisons of our results of operations for FY 2008 with FY 2007 therefore are not particularly meaningful. We believe a more meaningful comparison is the results of operations of Royal Wolf for FY 2007 with the combined results of our operations and Royal Wolf during FY 2008. To assist in this comparison, the following table sets forth condensed statements of operations for the following: (i) Royal Wolf, as

Predecessor, for FY 2007 and for the period July 1, 2007 to September 13, 2007; (ii) the Company, as Successor, for FY 2008, which reflects the results of operations of Royal Wolf for the period September 14, 2007 through June 30, 2008; and (iii) the combined results of operations of the Predecessor and Successor for FY 2008.

	Predecessor		Successor	Combined
	Year	Period from	Year
	Ended	July 1 to	Ended
	June 30,	September 13,	June 30,
	2007	2007	2008
	(In thousands)
Revenues
Sale of containers	$52,929	$10,944	$68,029	$78,973
Leasing of containers	21,483	4,915	27,547	32,462
	74,412	15,859	95,576	111,435

Costs and expenses
Cost of sales	46,402	9,466	57,675	67,141
Leasing, selling and general expenses	20,761	4,210	22,161	26,371
Depreciation and amortization	2,577	653	7,367	8,020

Operating income	4,672	1,530	8,373	9,903

Interest income	413	14	1,289	1,303
Interest expense	(4,378)	(947)	(6,888)	(7,835)
Foreign currency exchange gain (loss) and other	95	(129)	3,814	3,685
	(3,870)	(1,062)	(1,785)	(2,847)

Income (loss) before provision for income taxes and minority interest	802	468	6,588	7,056

Provision for income taxes	490	180	2,034	2,214

Minority interest	—	—	448	448

Net income	$312	$288	$4,106	$4,394

Revenues. Sales of containers during FY 2008 amounted to $79.0 million compared to $52.9 million during FY 2007; representing an increase of $26.1 million or 49.3%. This increase was due to growth in revenues from sales of containers in our retail operations of $13.4 million, sales of $5.2 million in our national accounts group or non-retail operations and $7.5 million due to favorable foreign exchange rates. The $13.4 million increase in our retail operations consisted of $6.4 million due to higher unit sales and $7.0 million due to price increases. The $5.2 million increase in our national accounts group operations consisted of $3.6 million due to higher unit sales and $1.6 million due to price increases.

Leasing of container revenues during FY 2008 amounted to $32.5 million compared to $21.5 million during FY 2007, representing an increase of $11.0 million, or 51.2%. This was driven by favorable foreign exchange rates of $3.1 million, an increase of $1.4 million in our average total number of units on lease per month in our portable container building business, which increased by 58.7% during FY 2008 compared to FY 2007; and an increase of $6.5 million in our average total number of units on lease per month in our portable storage container business, primarily as a result of our acquisition of the assets of GE SeaCo in November 2007, CHS in February 2008, RWNZ in April 2008 and Tomago in June 2008. Average utilization in our retail operations was 82.0% during FY 2008, as compared to 82.8% during FY 2007; and our average utilization in our national accounts group operations was 81.1% during FY 2008, as compared to 76.5% during FY 2007. Overall our average utilization was 81.9% in FY 2008, as compared to 80.4% in FY 2007.

The average value of the U.S. dollar against the Australian dollar declined during FY 2008 as compared to FY 2007. The average currency exchange rate of one Australian dollar during FY 2007 was $0.78592 U.S. dollar compared to $0.89646 U.S. dollar during FY 2008. This fluctuation in foreign currency exchange rates resulted in an increase to our container sales and leasing revenues of $7.5 million and $3.1 million, respectively, during FY 2008 compared to FY 2007; representing 28.6% of the increase in total revenues; or 14.2% of total revenues in FY 2007.

Sales of containers and leasing of containers represented 71% and 29% of total revenues in both FY 2008 and FY 2007.

Cost of Sales. Cost of sales in our container sales business increased by $20.7 million to $67.1 million during FY 2008 compared to $46.4 million during FY 2007. The increase was primarily due to foreign exchange translation effect of $6.1 million and cost increases of $10.2 million and $3.9 million in our retail and national account group operations, respectively. Our gross profit margin from sales revenues improved during FY 2008 to 15.1% compared to 12.3% during FY 2007 as a result of price increases and favorable product mix.

Leasing, Selling and General Expenses. Leasing, selling and general expenses increased by $5.6 million, or 26.9%, during FY 2008 to $26.4 million from $20.8 million during FY 2007. This increase includes approximately $2.4 million, or 42.9% of the increase, incurred at GFN. The following table provides more detailed information about the Royal Wolf operating expenses of $24.0 million in FY 2008 as compared to $20.8 million in FY 2007:

	Year Ended June 30,
	2007	2008
	(in millions)
Salaries, wages and related	$9.6	$13.1
Share-based payments	3.7	0.3
Rent	0.2	0.4
CSC operating costs	2.7	5.0
Business promotion	0.8	1.1
Travel and meals	0.8	1.1
IT and telecommunications	0.6	0.8
Professional costs	1.4	1.9
Other	1.0	0.3

	$20.8	$24.0

FY 2007 included a shared-based payment expense of approximately $3.7 million to recognize the full vesting of options as a result of the purchase of approximately 80% of RWA by Bison Capital in March 2007. The increase in FY 2008 from FY 2007 in salaries, wages and related expenses and CSC costs of $3.5 million and $2.3 million, respectively, were primarily due to the increase in number of sales and marketing personnel as we continue to expand our infrastructure for growth. As a percentage of revenues, operating expenses at Royal Wolf decreased to 21.5% in FY 2008 from 28.0% (23.4% not including the net effect of share-based payment in March 2007) in FY 2007.

Depreciation and Amortization. Depreciation and amortization expenses increased by $5.4 million to $8.0 million during FY 2008 compared to $2.6 million during FY 2007. The increase was primarily the result of adjustments to fair values of fixed assets and identifiable intangible assets as a result of acquisitions. The amortization of identifiable intangible assets (customer lists and non-compete agreements) represented approximately $2.5 million of this increase. In addition, during the fourth quarter of FY 2007, Royal Wolf revised the estimated useful life and residual value of its containers for lease fleet. The financial impact of the revision resulted in depreciation expense for FY 2007 being $1.0 million less than what it would have been if the previous useful life estimate had been applied.

Interest Income. We had interest income earned on marketable securities held in the Trust Account of $1.0 million in FY 2008.

Interest Expense. The increase in interest expense of $3.4 million in FY 2008, as compared to FY 2007, was due primarily to an increase in total long-term debt; which was $44.2 million at June 30, 2007 and $81.3 million at June 30, 2008. The increase in total debt in FY 2008 was due primarily to our acquisitions of Royal Wolf, GE SeaCo, CHS, RWNZ and Tomago; funded principally with the senior credit facility with Australia and New Zealand Banking Group Limited, or ANZ, and the secured senior subordinated notes issued to Bison Capital.

Foreign Currency Exchange. As a result of the acquisition of Royal Wolf, we now have certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in our consolidated statements of operations. We had foreign currency exchange gains of approximately $3.8 million in FY 2008 because the Australian dollar strengthened against the U.S. dollar during FY 2008 as compared to FY 2007. Effective October 1, 2007, the foreign exchange effect of the principal balance of the U.S. dollar-denominated intercompany borrowings are now included in accumulated other comprehensive income since we do not expect repayment in the foreseeable future.

Income Taxes. Our effective income tax rate decreased to 31.4% during the FY 2008 as a result of certain non-deductible amounts included in the FY 2007 for Australian income tax purposes being extinguished and the amortization of goodwill for U.S. income tax reporting purposes being deductible in FY 2008.

Net Income. We had net income of $4.4 million during FY 2008 compared to net income of $0.3 million during FY 2007 primarily as a result of increased revenues from the sales and leasing of containers in FY 2008, the fact that FY 2007 included share-based expense of approximately $3.7 million and the favorable impact of the foreign currency exchange gain, offset somewhat by increased interest expense.

Year Ended June 30, 2007 (“FY 2007”) Compared to Year Ended June 30, 2006 (“FY 2006”)

	Predecessor
	Year Ended
	June 30,
	2006	2007
	(In thousands)
Revenues
Sale of containers	$34,473	$52,929
Leasing of containers	15,921	21,483
	50,394	74,412

Costs and expenses
Cost of sales	32,661	46,402
Leasing, selling and general expenses	12,653	20,761
Depreciation and amortization	2,668	2,577

Operating income	2,412	4,672

Interest income	375	413
Interest expense	(3,017)	(4,378)
Foreign currency exchange gain (loss) and other	16	95
	(2,626)	(3,870)

Income (loss) before provision for income taxes and minority interest	(214)	802

Provision for income taxes	214	490

Minority interest	—	—

Net income (loss)	$(428)	$312

Revenues. Sales of storage container products during FY 2007 amounted to $52.9 million compared to $34.5 million during FY 2006; representing an increase of $18.4 million, or 53.3%. This increase was due to growth in revenues from sales of containers in our retail operations of $6.1 million, $10.5 million in our national account group operations and $1.8 million due to favorable foreign exchange rates. The $6.1 million increase in retail operations consisted of a $4.0 million volume increase in units sold and a $2.1 million price increase; while the national account group operations increase of $10.5 million increase consisted of a $7.9 million volume increase in units sold and a $2.6 million price increase.

Leasing of container revenues during FY 2007 amounted to $21.5 million compared to $15.9 million during FY 2006, representing an increase of $5.6 million, or 35.2%. This was driven primarily by favorable foreign exchange rates of $0.9 million, a $1.0 million increase due to our average total number of units on lease per month in our portable building business increasing from 143 units in FY 2006 to 487 units in FY 2007 and $2.9 million due to our average total number of units on lease per month in our portable storage business in retail operations which increased from 6,834 units in FY 2006 to 8,164 units in FY 2007. A decline in the units on lease in our moving and transporting business was offset by increases in price, which allowed our national account group operations to remain unchanged from FY 2006 despite a 4.6% decline in our average total number of units on lease per month. Average utilization in our retail and national account group operations was 82.8% compared to 83.5%; and 76.5% compared to 81.6% during FY 2007 and FY 2006, respectively. Overall our average utilization was 80.4% in FY 2007, as compared to 82.7% in FY 2006.

The average value of the U.S. dollar against the Australian dollar declined during FY 2007 as compared to FY 2006. The average currency exchange rate during FY 2006 was $0.74783 to one Australian dollar compared to $0.78592 to one Australian dollar during FY 2007. This fluctuation in foreign currency exchange rates resulted in an increase to container sales and leasing revenues of $1.9 million and $0.9 million, respectively, during FY 2007 compared to FY 2006; representing 11.7% of the increase in total revenues.

Sales of containers and leasing of containers represented 71% and 29% and 68% and 32% of total revenues in FY 2007 and FY 2006, respectively.

Cost of Sales. Cost of sales increased by $13.7 million to $46.4 million during FY 2007 compared to $32.7 million during FY 2006. The increase relates entirely to our container sales business. Of the $13.7 million increase, $0.6 million relates to the foreign exchange rate movement, with the balance of the $13.1 million increase consisting of $4.9 million in retail operations and $8.2 million in national account group operations. The retail and national account group operations increases were the result of unit volume and price increases of $2.8 million and $2.1 million and $4.8 million and $3.4 million, respectively. Our gross profit margin from container sales increased to 21.7% during FY 2007 from 21.5% during FY 2006.

Leasing, Selling and General Expenses. Leasing, selling and general expenses increased by $8.1 million during FY 2007, or 63.8%, to $20.8 million from $12.7 million during FY 2006. The following table gives a further breakdown by category:

	Year Ended June 30,
	2006	2007
	(in millions)
Salaries, wages and related	$6.6	$9.6
Share-based payments	0.2	3.7
Rent	0.2	0.2
CSC operating costs	2.3	2.7
Business promotion	0.8	0.8
Travel and meals	0.7	0.8
IT and telecommunications	0.4	0.6
Professional costs	0.7	1.4
Other	0.8	1.0

	$12.7	$20.8

The share-based payments expense increase of approximately $3.7 million was to recognize the full vesting of options as a result of the purchase of approximately 80% of RWA by Bison Capital in March 2007. In addition, salary, wages and related expenses increased by $3.0 million primarily due to the full year impact of additional employees resulting from the businesses Royal Wolf acquired during the last quarter of FY 2006, and from additional employees hired by Royal Wolf as it positioned itself for future growth at several of its CSCs. Travel and meals expenses ($0.1 million) and professional costs (0.7 million) also increased as a result of due diligence and legal costs incurred relating to the acquisition of Royal Wolf by GFN.

Depreciation and Amortization. Depreciation and amortization expenses decreased by $0.1 million to $2.6 million during FY 2007 compared to $2.7 million during FY 2006. During the fourth quarter of FY 2007, Royal Wolf revised the estimated useful life and residual value of its containers for lease fleet. The financial impact of the revision resulted in depreciation expense for FY 2007 being $1.0 million less than what it would have been if the previous useful life estimate had been applied. The financial impact of the revision in future periods cannot be reliably estimated due to the uncertainty over the timing of sales of existing containers and the purchases of new containers.

Interest Expense. Interest expense increased to $4.4 million during FY 2007 compared to $3.0 million during FY 2006. This is due to the increase in our total long-term debt from $33.7 million as of June 30, 2006 to $44.2 million as of June 30, 2007 to finance capital expenditures and acquisition activity completed during FY 2007.

Income Taxes. The overall effective tax rate of 61.0% in FY 2007 was significantly lower than that of FY 2006 as a result of certain non-deductible amounts included in FY 2006 for Australian tax purposes being extinguished in FY 2007.

Net Income (Loss). We had net income of $0.3 million during FY 2007 compared to a net loss of $0.4 million during FY 2006 primarily as a result of increased revenues from the sales and leasing of containers; partially offset by the share-based expense of approximately $3.7 million.

Measures not in Accordance with Generally Accepted Accounting Principles in the United States (“GAAP”)

Earnings before interest, income taxes, depreciation and amortization and other non-operating costs (“EBITDA”) and adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with GAAP. These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

EBITDA is a non-GAAP measure. We calculate adjusted EBITDA by adjusting EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. You are encouraged to evaluate each adjustment and whether you consider each to be appropriate. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and adjusted EBITDA. Our presentation of EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present EBITDA and adjusted EBITDA because we consider them to be important supplemental measures of our performance and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and adjusted EBITDA when reporting their results.

EBITDA and adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. The following table shows our EBITDA and adjusted EBITDA, and the reconciliation from operating income (loss):

	Predecessor	Successor	Combined	Successor
	Period from
	July 1 to
	September 13,	Nine Months Ended March 31,
	2007	2008	2008	2009
	(in thousands)
Operating income	$1,530	$6,715	$8,245	$12,255
Add — depreciation and amortization	653	4,834	5,487	11,161
EBITDA	2,183	11,549	13,732	23,416
Add —
Share-based compensation expense	—	282	282	656
Adjusted EBITDA	$2,183	$11,831	$14,014	$24,072

	Predecessor		Successor	Combined
	Year	Period from	Year
	Ended	July 1 to	Ended
	June 30,	September 13,	June 30,
	2007	2007	2008
	(In thousands)
Operating income	$4,672	$1,530	$8,373	$9,903
Add — depreciation and amortization	2,577	653	7,367	8,020
EBITDA	7,249	2,183	15,740	17,923
Add —
Stock-based compensation	3,689	—	509	509
Adjusted EBITDA	$10,938	$2,183	$16,249	$18,432

Liquidity and Financial Condition

Cash Flow for YTD FY 2009 Compared to YTD FY 2008

Our principal source of capital for operations consists of funds available from the senior secured credit facility with ANZ and the senior secured credit facility led by LaSalle. We also finance a smaller portion of capital requirements through finance leases and lease-purchase contracts, have a $1.0 million line of credit with Union Bank of California, N.A and have outstanding senior subordinated notes with Bison Capital and SPV. Supplemental information pertaining to our combined sources and uses of cash is presented in the table below.

	Predecessor	Successor	Combined	Successor
	Period from
	July 1 to
	September 13,	Nine Months Ended March 31,
	2007	2008	2008	2009
	(in thousands)
Net cash provided (used) by operating activities	$4,294	$(6,889)	$(2,595)	$9,636

Net cash used by investing activities	$(3,078)	$(97,297)	$(100,375)	$(64,682)

Net cash provided (used) by financing activities	$(1,807)	$35,821	$34,014	$52,847

Operating activities. Our operations provided net cash flow of $9.6 million during YTD FY 2009, as compared to using net cash flow of $2.6 million during YTD FY 2008. The significant increase in operating cash flows of $12.2 million in YTD FY 2009 from YTD FY 2008 was, despite the net loss of $5.8 million, primarily due to non-cash adjustments of unrealized losses on foreign exchange and forward exchange contracts and interest rate swaps and options of $9.2 million and $2.8 million, respectively; as well as depreciation and amortization of $11.2 million. This compares to unrealized gains on foreign exchange and forward exchange contracts and interest rate swaps and options aggregating to $0.2 million and depreciation and amortization of $5.5 million in YTD FY 2008. These non-cash adjustments in YTD FY 2009 more than offset the other adjustments and uses of cash, including the realized foreign exchange losses of $3.4 million incurred primarily as a result of Royal Wolf repaying intercompany advances totaling $21.5 million.

Investing Activities. Net cash used by investing activities was $64.7 million for YTD FY 2009, as compared to $100.4 million for YTD FY 2008. In YTD FY 2008, cash of $91.0 million was used to acquire Royal Wolf and two other smaller acquisitions, while in YTD FY 2009 we used $45.9 million to acquire Pac-Van and $2.3 million for two other small acquisitions. Net capital expenditures for our lease fleet were $14.1 million in YTD FY 2009 and $8.9 million in YTD FY 2008. Purchases of property, plant and equipment were $2.5 million in YTD FY 2009 and were $0.3 million in YTD FY 2008. The amount of cash that we use during any period in investing activities is almost entirely within management’s discretion. Other than a preferred supply agreement, which does not have a minimum purchase commitment, but does require us to purchase up to 5,000 containers if offered to us; and the put and call options pertaining to Bison Capital’s minority interest of 13.8% in GFN U.S., we have no significant long-term contracts or other arrangements pursuant to which we may be required to purchase at a predetermined price or a minimum amount of goods or services in connection with any portion of our business.

Financing Activities. Net cash provided by financing activities was $52.8 million during YTD FY 2009, as compared to $34.0 million during YTD FY 2008. In YTD FY 2008, we used $2.4 million to fully repay the line of credit with Ronald Valenta, our Chief Executive Officer, and paid $6.4 million to our stockholders electing to convert their shares of common stock into cash. Net long-term borrowings, primarily under the ANZ senior credit facility and the Bison secured senior subordinated notes, totaled $25.4 million in YTD FY 2009, as compared to net borrowings of $37.7 million in YTD FY 2008. In addition, net proceeds received from the issuances of our common and preferred stock totaled $26.9 million in YTD FY 2009. These proceeds from our capital issuances and net borrowings were used together with cash flow generated from operations to primarily fund the acquisition of Pac-Van, as well as for two small acquisitions and the expansion of our lease fleet during YTD FY 2009.

Financial Condition

Inventories decreased from $20.7 million at March 31, 2008 to $19.8 million at March 31, 2009, despite the acquisitions of Pac-Van (which added $6.0 million in inventories at March 31, 2009) and our New Zealand operations. Trade receivables increased to $25.2 million at March 31, 2009 from $20.1 million at March 31, 2008; however, there has not been a significant deterioration in receivable aging. Effective asset management is a significant focus for us, particularly in this current economic environment, as we strive to reduce inventory levels and continue to apply appropriate credit and collection controls to maintain and enhance cash flow and profitability.

Property, plant and equipment increased from $4.6 million at March 31, 2008 to $9.8 million at March 31, 2009, primarily as a result of our acquisition of Pac-Van.

Our total lease fleet increased from $72.0 million at March 31, 2008 to $183.5 million at March 31, 2009, primarily due to our acquisition of Pac-Van and five other smaller acquisitions since March 2008. At March 31, 2009, we had 41,443 units (16,691 units in retail operations in Australia, 8,392 units in national account group operations in Australia, 4,634 units in New Zealand, which are considered retail; and 11,726 units in the United States) in our lease fleet, as compared to 24,271 units (14,921 units in retail operations and 9,350 units in national account group operations, all in Australia) at March 31, 2008. At those dates, 29,692 units (12,029 in retail operations in Australia, 5,800 in national account group operations in Australia, 3,677 units in New Zealand, which are considered retail; and 8,186 units in the United States) and 19,680 units (11,771 in retail operations and 7,909 in national account group operations, all in Australia) were on lease, respectively.

Intangible assets increased from $59.8 million at March 31, 2008 to $96.6 million at March 31, 2009, as a result of the purchase accounting adjustments in connection with our acquisition of Pac-Van and five other smaller acquisitions since March 2008.

Long-term debt, including current portion, increased from $80.0 million at March 31, 2008 to $191.3 million at March 31, 2009, primarily due to the acquisition of Pac-Van and five other smaller acquisitions since March 2008, and the expansion of our lease fleet. These acquisitions and capital expenditures were funded in large part by issuances of our common and preferred stock, borrowings on the ANZ senior credit facility and the issuance of a secured senior subordinated note to Bison Capital; as well as the assumption of the LaSalle senior credit facility and the senior subordinated note payable to SPV. Reference is made to Note 3 of Notes to Condensed Consolidated Financial Statements for further discussion of our long-term debt.

We believe that available capital resources and cash flow expected to be provided by operations will be adequate in the foreseeable future to cover our working capital, debt service requirements and a certain portion of our planned capital expenditures, to the extent such items are known or are reasonably determinable, based on current business and market conditions. We expect to finance our capital expenditure requirements primarily under our ANZ and LaSalle senior credit facilities at Royal Wolf and Pac-Van, respectively. While activity has been curtailed in this area, we continually evaluate potential acquisitions and expect that any future acquisitions, particularly in the U.S., will be funded through cash flow provided by operations and by available borrowing capacity.

We are also evaluating sources of additional capital and sources of funding that will enable us to exercise our call option for Bison Capital’s minority interest in GFN U.S. prior to September 2009 and to assist Royal Wolf in making a U.S.-denominated principal payment of $5.5 million due Bison Capital in June 2010. Reference is made to “Part II. Other Information — Item 1A. Risk Factors” for a discussion of the current global economic environment.

Cash Flow for FY 2008 Compared to FY 2007

	Predecessor		Successor	Combined
	Year	Period from	Year
	Ended	July 1 to	Ended
	June 30,	September 13,	June 30,
	2007	2007	2008
	(In thousands)
Net cash provided by operating activities	$8,956	$4,294	$8,016	$12,310

Net cash used by investing activities	$(21,914)	$(3,078)	$(120,484)	$(123,562)

Net cash provided (used) by financing activities	$13,389	$(1,807)	$45,352	$43,545

Operating activities. Our operations provided net cash flow of $12.3 million during FY 2008, as compared to providing net cash flow of $9.0 million during FY 2007, primarily as a result of increased profitability and effective working capital management despite the increase in inventory levels to meet the anticipated growth in sales of our containers.

Investing Activities. Net cash used by investing activities was $123.6 million for FY 2008, as compared to $21.9 million for FY 2007. The increase in the use of cash was primarily the result of the acquisitions of Royal Wolf ($71.9 million), GE SeaCo ($17.8 million), RWNZ ($17.0 million), CHS and Tomago (combined $4.2 million). Net capital expenditures for our lease fleet were $11.7 million in FY 2008 and $20.4 million in FY 2007. Capital expenditures for our lease fleet are primarily due to continued demand for our products, requiring us to purchase and refurbish more containers and portable buildings with the growth of our business. The amount of cash that we use during any period in investing activities is almost entirely within management’s discretion. Other than the preferred supply agreement with GE SeaCo, which has favorable pricing but does not have a minimum purchase commitment, and the put and call options pertaining to Bison Capital’s minority interest of 13.8% in GFN U.S., we have no long-term contracts or other arrangements pursuant to which we may be required to purchase at a predetermined price or a minimum amount of goods or services in connection with any portion of our business. Reference is made to Note 10 of Notes to Consolidated Financial Statements for a further discussion of our commitments and contingencies.

Financing Activities. Net cash provided by financing activities was $43.5 million during FY 2008, as compared to $13.4 million during FY 2007. On September 14, 2007, we used $2.4 million to fully repay the line of credit with Mr. Valenta. In addition, in September 2007, we paid $6.4 million to stockholders electing to convert their shares of common stock into cash. Net long-term borrowings, primarily under the ANZ senior credit facility and the Bison secured senior subordinated notes, totaled $25.4 million in FY 2008, as compared to net borrowings of $9.5 million in FY 2007. These net borrowings were used together with cash flow generated from operations to primarily fund acquisitions and the expansion of our container lease fleet. In addition, we received net proceeds of $21.0 million from the exercise of warrants in FY 2008.

Financial Condition

Inventories increased from $5.5 million at June 30, 2007 to $21.1 million at June 30, 2008, primarily to meet the anticipated growth in sales of our containers and from the acquisition of GE SeaCo and RWNZ. In addition, during FY 2008, we commenced recording purchases of containers directly into inventory rather than initially into fixed assets; which increased the inventory balance by approximately $12.2 million at June 30, 2008 from June 30, 2007.

Property, plant and equipment increased from $2.7 million at June 30, 2007 to $7.5 million at June 30, 2008, primarily due to the step-up to fair value in the basis of the fixed assets as a result of the purchase accounting adjustments in connection with our acquisition of Royal Wolf and the acquisition of RWNZ.

Our total container for lease fleet increased from $40.9 million at June 30, 2007 to $87.7 million at June 30, 2008, primarily due to the step-up to fair value in the basis of the containers as a result of the purchase accounting adjustments in connection with our acquisition of Royal Wolf, to meet the demand of increased leasing utilization, and as a result of the acquisitions of GE SeaCo, CHS, RWNZ and Tomago. At June 30, 2008 we had 28,603 units (15,842 units in retail operations in Australia, 8,517 units in national account group operations in Australia and 4,244 units in New Zealand, which are considered retail) in our container lease fleet, as compared to 15,948 units (11,104 units in retail operations and 4,844 units in national account group operations) at June 30, 2007. At those dates, 23,000 units (12,616 in retail operations in Australia, 6,773 in national account group operations in Australia and 3,611 units in New Zealand, which are considered retail) and 13,055 units (9,180 in retail operations and 3,875 in national account group operations) were on lease, respectively.

Intangible assets increased from $4.1 million at June 30, 2007 to $66.4 million at June 30, 2008 as a result of the purchase accounting adjustments in connection with our acquisitions of Royal Wolf, GE SeaCo, CHS, RWNZ and Tomago.

Long-term debt, including current portion, increased from $44.2 million at June 30, 2007 to $81.3 million at June 30, 2008, primarily due to the acquisitions of Royal Wolf, GE SeaCo, CHS and Tomago. These acquisitions were funded in large part by borrowings on the ANZ senior credit facility and the issuance of the secured senior subordinated notes to Bison Capital.

Cash Flow for FY 2007 Compared to FY 2006

	Predecessor
	Year
	Ended
	June 30,
	2006	2007
	(In thousands)
Net cash provided by operating activities	$10,054	$8,956

Net cash used by investing activities	$(18,962)	$(21,914)

Net cash provided by financing activities	$8,966	$13,389

During FY 2007, Royal Wolf’s principal sources of funds consisted of cash generated from its operations, borrowings (including core debt and a non-converting note) from ANZ, Royal Wolf’s prime banker, issuance of B Class Notes and Class A Shares. Royal Wolf also financed a smaller portion of its capital requirements through capital leases and lease-purchase contracts.

Operating activities. Operations provided net cash flow of $9.0 million for FY 2007 compared to $10.1 million during the FY 2006. The $1.1 million decrease is primarily related to cash management needs from Royal Wolf’s growth that resulted in a significant satisfaction of payables and increase in receivables that more than offset a $0.7 million increase in net income.

Investing Activities. Net cash used in investing activities was $21.9 million for FY 2007 compared to $19.0 million for FY 2006. Capital expenditures for our lease fleet, net of proceeds from sale of lease fleet units, were $20.4 million for FY 2007 and $13.2 million for FY 2006. The capital expenditures for the lease fleet are primarily due to continued demand, requiring the purchase and refurbishment of more containers and portable buildings. During FY 2006 funds expended in investing activities included the acquisition of assets of three businesses totaling $4.9 million. The amount of cash used during any period in investing activities is almost entirely within management’s discretion. There were no contracts or other arrangements pursuant to which Royal Wolf was required to purchase a fixed or minimum amount of goods or services in connection with any portion of the business.

Financing Activities. Net cash provided by financing activities was $13.4 million during FY 2007 compared to $9.0 million for FY 2006. The major financing activity during FY 2007 was in relation to the purchase of approximately 80% of RWA by Bison-GE in March 2007, which involved the issuance of a Class D Share for $8.7 million used primarily to repay the face value of the B Class Notes and accumulated interest. In both fiscal years, borrowings under the ANZ secured credit facility were used together with cash flow generated from operations to fund the expansion of the container for lease fleet.

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Seasonality

Although demand from certain specific customer segments can be seasonal, our operations as a whole are not seasonal to any significant extent. We experience a reduction in sales volumes at Royal Wolf during Australia’s summer holiday break from mid-December to the end of January, followed by February being a short working day month. However, this reduction in sales typically is counterbalanced by the increased lease revenues derived from the relocations industry, which experiences its seasonal peak of personnel relocations during this same summer holiday break. Demand from some of Pac-Van’s customers can be seasonal, such as in the construction industry, which tends to increase leasing activity in the first and fourth quarters; while customers in the retail industry tend to lease more units in the second quarter.

Impact of Inflation

We believe that inflation has not had a material effect on our business. However, during periods of rising prices and, in particular when the prices increase rapidly or to levels significantly higher than normal, we may incur significant increases in our operating costs and may not be able to pass price increases through to our customers in a timely manner, which could harm our future results of operations.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we re-evaluate all of our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions as additional information becomes available in future periods. We believe the following are the more significant judgments and estimates used in the preparation of our consolidated financial statements.

We are required to estimate the collectability of our trade receivables. Accordingly, we maintain allowances for doubtful accounts for estimated losses that may result from the inability of our customers to make required payments. On a recurring basis, we evaluate a variety of factors in assessing the ultimate realization of these receivables, including the current credit-worthiness of our customers, its days outstanding trends, a review of historical collection results and a review of specific past due receivables. If the financial conditions of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required, resulting in decreased net income. To date, uncollectible accounts have been within the range of our expectations.

We lease and sell storage container products, modular buildings and mobile offices to our customers. Leases to customers are generally short-term, which qualify as operating leases. The aggregate lease payments are generally less than the purchase price of the equipment. Revenue is recognized as earned in accordance with the lease terms established by the lease agreements and when collectability is reasonably assured. Revenue from sales of equipment is recognized upon delivery and when collectability is reasonably assured.

We have a fleet of storage containers, mobile offices, modular buildings and steps that we lease to customers under operating lease agreements with varying terms. The lease fleet (or lease or rental equipment) is recorded at cost and depreciated on the straight-line basis over the estimated useful life (10 — 20 years), after the date the units are put in service, and are depreciated down to their estimated residual values (0% — 70% of cost). In our opinion, estimated residual values are at or below net realizable values. We continue to evaluate these depreciation policies as more information becomes available from other comparable sources and our own historical experience.

For the issuances of stock options, we follow the fair value provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R,  Share-Based Payment . SFAS No. 123R requires recognition of employee share-based compensation expense in the statements of income over the vesting period based on the fair value of the stock option at the grant date. The pricing model we use for determining fair values of the purchase option is the Black-Scholes Pricing Model. Valuations derived from this model are subject to ongoing internal and external verification and review. The model uses market-sourced inputs such as interest rates, market prices and volatilities. Selection of these inputs involves management’s judgment and may impact net income. In particular, the Company uses volatility rates based upon a sample of comparable companies in the Company’s industry and a risk-free interest rate, which is the rate on U.S. Treasury instruments, for a security with a maturity that approximates the estimated remaining expected term of the stock option.

We account for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite lives and requires these assets be reviewed for impairment at least annually. We will test goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. We have determined that no impairments related to goodwill and indefinite-lived intangible assets exist as of March 31, 2009.

Other intangible assets with finite useful lives consist primarily of customer lists and non-compete agreements. Customer lists and non-compete agreements are amortized on the straight-line basis over the expected period of benefit which range from one to ten years. Costs to obtaining long-term financing are deferred and amortized over the term of the related debt using the straight-line method. Amortizing the deferred financing costs using the straight-line method does not produce significantly different results than that of the effective interest method.

In preparing our consolidated financial statements, we recognize income taxes in each of the jurisdictions in which we operate. For each jurisdiction, we estimate the actual amount of taxes currently payable or receivable as well as deferred tax assets and liabilities attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized. In determining the amount of the valuation allowance, we consider estimated future taxable income as well as feasible tax planning strategies in each jurisdiction. If we determine that we will not realize all or a portion of our deferred tax assets, we will increase our valuation allowance with a charge to income tax expense or offset goodwill if the deferred tax asset was acquired in a business combination. Conversely, if we determine that we will ultimately be able to realize all or a portion of the related benefits for which a valuation allowance has been provided, all or a portion of the related valuation allowance will be reduced with a credit to income tax expense except if the valuation allowance was created in conjunction with a tax asset in a business combination. No valuation allowance has been determined to be required as of March 31, 2009.

We have adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109  (“FIN 48”). For a discussion of the impact of the adoption of FIN 48, reference is made to Note 2 of Notes to Condensed Consolidated Financial Statements.

Impact of Recently Issued Accounting Pronouncements

Reference is made to Note 2 of Notes to Both the Unaudited Condensed Consolidated Financial Statements and the Audited Consolidated Financial Statements included elsewhere in this registration statement for a discussion of recently issued accounting pronouncements that could potentially impact us.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges and other market-driven rates or prices.

Reference is made to Note 4 of Notes to the Unaudited Condensed Consolidated Financial Statements and Note 6 of Notes to the Audited Consolidated Financial Statements included elsewhere in this registration statement for a discussion of market risk related to interest rates and foreign exchanges.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Statements of Operations gives effect to the business combination of us and Pac-Van as if it had occurred on the first day of each of the periods presented.  The unaudited statements of operations of Pac-Van for the year ended June 30, 2008 were derived by combining the results for the six-month period from July 1, 2007 to December 31, 2007 with the six-month period from January 1, 2008 to June 30, 2008 (as Pac-Van’s fiscal year end was December 31), and the unaudited statements of operations for the nine months ended March 31, 2009 were derived by combining the results for the three-month period of Pac-Van from July 1, 2008 to September 30, 2008 with the actual results of our operation for nine months ended March 31, 2009; as Pac-Van was acquired on October 1, 2008.

The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to represent what our actual consolidated results of operations or the consolidated financial position would have been had the business combination with Pac-Van occurred on the respective dates assumed, nor are they necessarily indicative of our future consolidated operating results or the future consolidated financial position.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with our audited consolidated financial statements and the accompanying notes, the unaudited condensed consolidated financial statements and the accompanying notes and the separate historical consolidated financial statements and accompanying notes of Pac-Van; all included elsewhere in this registration statement.

Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months Ended March 31, 2009

	General Finance	Pac-Van	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except share and per share data)
Revenues	$108,709	$22,642	$--		$131,351
Costs and expenses
Cost of sales	48,655	6,294	--		54,949
Leasing, selling and general expenses	36,638	11,738	(1,140)	(e)	47,236
Depreciation and amortization	11,161	1,229	243	(b)	12,716
			83	(c)
Operating income (loss)	12,255	3,381	814		16,450
Interest income	244	--	--		244
Interest expense	(13,388)	(2,894)	738	(a)	(15,553)
			(9)	(d)
Other, net	(12,575)	--	--		(12,575)
	(25,719)	(2,894)	729		(27,884)
Income before provision for income taxes and minority interest	(13,464)	487	1,543		(11,434)
Provision (credit) for income taxes	(4,685)	173	533	(f)	(3,979)
Minority interest	(3,017)	--	--		(3,017)
Net income	$(5,762)	$314	$1,010		$(4,438)

Net income per common share:
Basic					$(0.25)
Diluted					$(0.25)
Weighted average shares outstanding:
Basic					17,826,052	(g)
Diluted					17,826,052	(g)

See notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended June 30, 2008

	General Finance	Pac-Van	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except share and per share data)
Revenues	$95,576	$70,824	$--		$166,400
Costs and expenses
Cost of sales	57,675	14,038	--		71,713
Leasing, selling and general expenses	22,161	35,252	--		57,413
Depreciation and amortization	7,367	4,833	970	(b)	13,312
			142	(c)
Operating income (loss)	8,373	16,701	(1,112)		23,962
Interest income	1,289	--	--		1,289
Interest expense	(6,888)	(8,743)	(987)	(a)	(16,654)
			(36)	(d)
Other, net	3,814	--	--		3,814
	(1,785)	(8,743)	(1,023)		(11,551)
Income (loss) before provision for income taxes and minority interest	6,588	7,958	(2,135)		12,411
Provision (credit) for income taxes	2,034	3,332	(409)	(f)	4,957
Minority interest	448	--	--		448
Net income (loss)	$4,106	$4,626	$(1,726)		$7,006

Net loss per common share:
Basic					$0.39
Diluted					$0.39
Weighted average shares outstanding:
Basic					17,826,052	(g)
Diluted					17,826,052	(g)

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except per share data)

Adjustments included in the column under the heading “Pro Forma Adjustments” are the following:

Pro Forma Condensed Combined Statements of Operations

(a) To adjust interest expense from the beginning of the period on the revised senior bank credit facility, subordinated note payable and the holdback notes;

(b) To reflect the amortization from the beginning of the period of the trademark and customer base acquired;

(c) To reflect the additional depreciation from the beginning of the period of the fixed assets acquired;

(d) To reflect the amortization from the beginning of the period of the deferred financing costs incurred;

(e) To reverse stock-based compensation recorded as a result of the full vesting of outstanding options under Pac-Van’s terminated Stock Option Plan

(f) To adjust the provision for income taxes based on (a) to (e) above at an estimated effective rate of 40%; and

(g) Weighted average shares outstanding are comprised of the following:

	For the nine months ended		For the year ended
	March 31, 2009		June 30, 2008
	Basic	Diluted	Basic	Diluted

Common stock assumed outstanding at beginning of period	9,690,099	9,690,099	9,690,099	9,690,099
Common stock issued in connection with warrant exercise program	4,135,953	4,135,953	4,135,953	4,135,953
Common stock issued in connection with the business combination	4,000,000	4,000,000	4,000,000	4,000,000
Assumed exercise of warrants and stock options	--	--	--	--
	17,826,052	17,826,052	17,826,052	17,826,052

BUSINESS

The following summary contains information about General Finance Corporation and the offering of our common stock. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. It does not contain all of the information that may be important to you in making a decision to purchase our common stock.  For a more complete understanding of General Finance Corporation and the offering of its common stock, we urge you to read this entire prospectus and the documents incorporated by reference carefully, including the "Risk Factors" sections and our financial statements and the notes to those statements incorporated by reference herein.

References in this prospectus  to “we”, “us,” “General Finance,” “GFN” or the “Company” refer to General Finance Corporation and its consolidated subsidiaries. These subsidiaries include: GFN North America Corp., a Delaware corporation which we refer to as "GFNA;" GFN Mobile Storage Inc., a Delaware corporation which we refer to as "GFNMS;" GFN U.S. Australasia Holdings, Inc., a Delaware corporation which we refer to as "GFN U.S.;" GFN Australasia Holdings Pty Ltd., an Australian corporation which we refer to as "GFN Holdings;" GFN Australasia Finance Pty Ltd, an Australian corporation which we refer to as "GFN Finance;" and RWA Holdings Pty Limited, an Australian corporation which we refer to as "RWA." We refer to RWA and its subsidiaries collectively as “Royal Wolf.”

Company Overview

Our strategy and business plan is to acquire rental services and specialty finance businesses in North America, Europe and the Asia-Pacific area. We currently have two operating company subsidiaries, Royal Wolf and Pac-Van that lease and sell storage container products, modular buildings and mobile offices through 18 customer service centers, which we refer to as “CSCs,” in Australia, six CSCs in New Zealand and 25 branch locations across 18 states in the United States. Royal Wolf and Pac-Van operate in two distinct, but related industries, modular space and mobile storage, which we collectively refer to as the “portable services industry.”

On September 13, 2007, we acquired Royal Wolf. We paid $64.3 million to acquire Royal Wolf. The purchase price consisted of $44.7 million of cash and shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance. We issued the shares of common stock of GFN U.S. to Bison Capital Australia, L.P., which we refer to as “Bison Capital,” as one of the sellers of Royal Wolf. Following the acquisition, we own 86.2% of the outstanding capital stock of GFN U.S., and Bison Capital owns the remaining 13.8% of the outstanding capital stock of GFN U.S. Through its indirect subsidiary GFN Finance, GFN U.S. owns all of the outstanding capital stock of Royal Wolf.

On October 1, 2008, we acquired Pac-Van, Inc., or Pac-Van, through a merger with Mobile Office Acquisition Corp., or MOAC, the parent company of Pac-Van, and the Company’s wholly-owned subsidiary, GFN North America Corp, or GFNA.  To purchase all of the capital stock of MOAC we paid $19.4 million in cash, issued 4,000,000 shares of restricted common stock valued at $7.50 under the merger agreement and caused GFNA to issue a $1.5 million 20-month subordinated promissory note. We also assumed the outstanding senior indebtedness of Pac-Van.

Royal Wolf

Royal Wolf is the leading provider in Australia and New Zealand of portable storage containers, portable container buildings and freight containers, which we refer to collectively as “storage container products.” Royal Wolf leases and sells storage container products through its 24 CSCs located in every state in Australia and in the North and South Islands of New Zealand. We believe Royal Wolf has the largest lease fleet of storage container products in Australia and New Zealand. Royal Wolf is the only portable container lease and sales company with CSCs in all major business centers in Australia and New Zealand and, as such, is the only storage container products company in Australia and New Zealand with a national infrastructure and work force.

Royal Wolf’s storage container products are used by a broad range of industries. Our storage container products provide secure, accessible temporary storage for a diverse client base of over 12,000 large and small customers who conduct business in industries that include mining, road and rail, construction, moving and storage, manufacturing, transportation and defense. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods.

We are pursuing a strategy focused on growing our leasing operations. Historically, Royal Wolf’s revenue mix has been approximately 70% sales and approximately 30% leasing. We believe a leasing business with a fleet of storage container products has the following advantages:

•	recurring revenues from leases with an average duration of more than 12-15 months;

•	monthly lease rates that recoup our unit investment within an average of 30 months;

•	long useful asset lives exceeding 25 years with low maintenance and high residual values;

•	the ability to leverage the relatively fixed costs of our CSCs to service a large fleet of storage container products; and

•	incremental leasing operating margins in excess of 50%.

Business Strengths of Royal Wolf

Royal Wolf is the leading provider of storage container products in Australia and New Zealand. We believe this leading position is based upon the following strengths:

• Market Leader. We believe Royal Wolf is the market leader in Australia and New Zealand for storage container products. As of March 31, 2009, Royal Wolf had a lease fleet of approximately 30,000 storage container products, and 24 CSCs located in every state in Australia and in the North and South Islands of New Zealand.

• Diverse Customer Base. Our portable units provide secure, accessible temporary storage for a diverse client base of over 12,000 customers that include large and small mining companies, road and rail businesses, construction companies, moving and storage providers, manufacturers, transportation businesses and the Australian military.

• Experienced Management Team. Royal Wolf has an experienced senior management team. Robert Allan, the chief executive officer of Royal Wolf, has 24 years of experience in the equipment leasing industry. The ten members of the senior management team of Royal Wolf have an average of over 13 years of experience in the equipment leasing industry. We believe the experience of this management team will be critical to growing Royal Wolf’s business.

Business Strategy of Royal Wolf

Our business strategy consists of the following:

Focus on Mobile Storage Leasing Business. We focus on growing our core leasing business because it provides predictable, recurring revenue and high margins. We believe that we can generate substantial demand for our storage container products throughout Australia and New Zealand. Royal Wolf’s leasing revenues grew from $12.4 million in the year ended December 31, 2004 to $32.5 million in the fiscal year ended June 30, 2008, reflecting a compound annual growth rate of over 33%. For the nine months ended March 31, 2009, Royal Wolf's leasing revenues were $27.8 million, compared to $22.5 million for the same period from the prior year. The container storage and portable building industry is relatively underdeveloped in Australia and New Zealand. We believe the underdeveloped nature of the market presents significant growth opportunities for Royal Wolf. Although use for mobile storage, domestic freight movement and portable building applications is increasing, we believe there are many more uses for our storage container products still to be developed. Royal Wolf’s market opportunity is to fully develop and service these applications.

Generate Strong Internal Growth. We define internal growth as an increase in lease revenues on a year-over-year basis at our branch locations in operation for at least one year, without inclusion of leasing revenue attributed to same-market acquisitions. We continue to focus on increasing the number of storage container units we lease from our existing branches to both new and repeat customers as well as changing the billing methodologies that are represented in the U.S. market, such as billing in advance, a 28-day billing cycle, fuel surcharges and a damage waiver program. Historically, we have been able to generate strong internal growth within our existing markets through sales and marketing programs designed to increase brand recognition, expand market awareness of the uses of mobile storage and differentiate our products from our competitors.

Launch Enhanced and Innovative Products. We continue to enhance our existing products to meet our customers’ needs and requirements. We have introduced new products and features that expand the applications and overall market for our storage products. For example, in 2005 we introduced a 10-foot wide storage unit that has proven to be a popular product with our customers. In 2005, we also introduced a new accommodation unit used in mining camps. In 2007-2008, we introduced specialized products for the construction and engineering sectors as well as a blast resistant container unit for the refinery and energy sector.

Leverage our Infrastructure through Acquisitions. Our branch network infrastructure covers a broad geographic area and is capable of serving additional volume at minimal levels of additional fixed costs. Our objective is to add volume by organically growing the lease fleet in these locations and through acquisitions. Asset purchases of “tuck in” competitors to existing branches or adding newly acquired fleets with branch locations in better locations can be very effective. In addition, the corporate infrastructure of Royal Wolf is capable of managing existing fleets and locations in geographies outside of Australia and New Zealand, but within the Asia-Pacific area.

From July 2007 through April 2009, Royal Wolf completed four acquisitions:

•     On November 15, 2007 we acquired substantially all of the assets of GE SeaCo Australia Pty Ltd. (“GeSeaco”) for $17.9 million. The acquisition added more than 6,300 containers to Royal Wolf’s fleet, of which 4,600 units are leased by approximately 200 mid-sized businesses and approximately 20 national accounts serving such industries as road and rail, moving and storage and logistics. Prior to the acquisition, we believe GE SeaCo was the third largest storage container lessor in Australia. GE SeaCo exited the domestic container leasing market in Australia through this transaction and the simultaneous sale of its tank container business. Royal Wolf assumed several depot and agency contracts, including a third party sales agreement for intermodal containers from the GE SeaCo international fleet.

•     On February 28, 2008 we acquired the dry and refrigerated container assets of Container Hire and Sales (“CHS”), located south of Perth, Australia for $3.8 million. With this acquisition, Royal Wolf added 630 storage containers, of which approximately 570 units were leased in the mining dominated Western Australia marketplace. This acquisition ultimately consolidated with an existing CSC in the Bibra Lakes suburb, south of Perth.

•     On April 30, 2008 (May 1 in New Zealand), we acquired RWNZ Acquisition Co. Limited (“RWAC”) and its wholly owned subsidiary Royalwolf Trading New Zealand (“RWNZ”), believed to be the largest marketer and lessor of storage containers in New Zealand, for approximately $17.0 million. Through this acquisition Royal Wolf acquired more than 5,800 storage containers, of which approximately 5,000 storage containers were in the leasing fleet that are primarily delivered through five branches or customer service centers.

•     On June 16, 2008, we acquired 162 storage containers from Container Hire & Storage Pty Ltd d/b/a Tomago Self-Storage in Tomago, New South Wales for approximately $427,000.

As a result of these acquisitions and organic growth, Royal Wolf’s lease fleet grew to approximately 30,000 units as of March 31, 2009.

Pac-Van

Pac-Van competes in both the modular space industry and the mobile storage sector. Mobile storage is used primarily by businesses for secure, temporary storage at the customer’s location. The mobile storage industry serves a broad range of industries, including construction, services, retail, manufacturing, transportation, utilities and government.

We are pursuing a strategy focused growing our leasing operations, diversifying our product offerings in storage containers and mobile offices, maintaining disciplined cost controls and completing accretive acquisitions.

Business Strengths of Pac-Van

Pac-Van is a recognized provider of modular buildings, mobile offices and mobile storage products on a national, regional and local basis in the United States, Pac-Van believes it possesses the following strengths:

Extensive Geographic Coverage.  With growing lease fleet of approximately 12,000 units, Pac-Van is a national participant in the mobile and modular sectors of the portable service industry. Pac-Van’s branch offices serve 18 of the 50 largest Metropolitan Statistical Areas or “MSAs”, in the United States. Pac-Van serves a diverse base of national, regional and local customers. The size of Pac-Van’s fleet also allows Pac-Van to offer a wide selection of products to its customers and to achieve purchasing efficiencies. The following map shows the locations of Pac-Van's branch offices as of May 15, 2009.

Highly Diversified Customer Base.  Pac-Van has established strong relationships with a diverse customer base in the U.S., ranging from large companies with a national presence to small local businesses. During 2008, Pac-Van leased or sold its portable storage products to over 7,000 customers. In 2008, Pac-Van’s largest customer accounted for approximately 2% of its total revenues and Pac-Van’s top ten customers accounted for approximately 10% of its total revenues. Pac-Van believes that the diversity of its business limits the impact on Pac-Van of changes in any given customer, geography or end market.

Focus On Customer Service and Support.  Pac-Van’s operating infrastructure in the U.S. is designed to ensure that Pac-Van consistently meets or exceeds customer expectations by reacting quickly and effectively to satisfy their needs. On the national and regional level, Pac-Van’s administrative support services and scalable management information systems enhance its service by enabling Pac-Van to access real-time information on product availability, customer reservations, customer usage history and rates. Pac-Van believes this focus on customer service attracts new and retains existing customers. In 2008, more than 80% of its lease and lease-related revenues were generated from customers who leased from Pac-Van in prior years.

Significant Cash Flow Generation and Discretionary Capital Expenditures.  Pac-Van has consistently generated significant cash flow from operations by maintaining high utilization rates and increasing the yield of its lease fleet. Pac-Van’s yield equals its lease and lease related revenues divided by the total number of units in its lease fleet. During the last five years, Pac-Van has achieved an average utilization rate in excess of 75% and its yield increased at a compound annual growth rate of 12.5%. A significant portion of Pac-Van’s capital expenditures are discretionary in nature, thus providing Pac-Van with the flexibility to readily adjust the amount that it spends based on its business needs and prevailing economic conditions.

High Quality Fleet.  Pac-Van’s branches maintain their lease fleet to consistent quality standards. Maintenance is expensed as incurred and branch managers and operations staff are responsible for managing a maintenance program aimed at providing equipment to customers that meet or exceed customer expectations and industry standards.  The following chart shows the composition of Pac-Van’s fleet as of December 31, 2008:
         Experienced Management Team.  Pac-Van has an experienced and proven senior management team, with its seven most senior managers having worked at Pac-Van for an average of ten years. Pac-Van’s President, Theodore M. Mourouzis, joined Pac-Van in 1997 and the consistency of the senior management, corporate and branch management teams has been integral in developing and maintaining its high level of customer service, deploying technology to improve operational efficiencies and integrating acquisitions.

Business Strategy of Pac-Van

Pac-Van's business strategy consists of the following:

Focus on Portable Storage Leasing Business.  We focus on increasing our core leasing business because it generates predictable, recurring revenues and high profit margins. Pac-Van continues to use its experience and management team to attain the best leasing rates and lease fleet utilization in each of the 36 states it serves. Pac-Van branch office system permits it to rapidly shift its fleet of 12,000 units to branches where customer demand is greatest, and Pac-Van's planning and sourcing expertise permit it to emphasize the portable storage products with the best utilization.

Diversifying Our Product Offerings. We plan to continue to expand the size and breadth of our lease fleet. We will emphasize expansion of the core product of our lease fleet: the storage container. In addition, we will continue to pursue the introduction of specialty storage and office products that can attain long lease durations and high leasing operating margins.

Disciplined List Controls.   Pac-Van's size permits it to more rapidly adjust to changing market conditions than many of its largest competitors. This size enables Pac-Van to more rapidly introduce storage container products demanded by customers, curtail capital expenditures and other spending and maintain more disciplined cost controls than competitors whose cost structures include manufacturing, large payrolls and large investments in outdated product classes, such as trailers.

Accretive Acquisitions.  Pac-Van will continue to complete acquisitions that are accretive or offer other benefits such as expanded customer service or product offerings. Acquisitions, especially "tuck in" acquisitions also allow Pac-Van to leverage the fixed costs of its branch offices with additional lease fleet that deliver scale and increased profitability.

Industry Overview

The storage industry includes two principal markets, fixed self-storage and mobile storage. The fixed self-storage market consists of permanent structures located away from customer locations used primarily by consumers to temporarily store excess household goods. Although we have containers that are used for self-storage on our sites and have sites that are focused on self-storage such as Auckland and Christchurch in New Zealand and Tomago in Australia, we do not participate in the fixed self-storage market with permanent structures.

The mobile storage market, in which we operate, differs from the fixed self-storage market in that it brings the storage solution to the customer’s location and addresses the need for secure, temporary storage with immediate access to the storage unit. The advantages of mobile storage include convenience, immediate accessibility, better security and lower costs. In contrast to fixed self-storage, the mobile storage market is primarily used by businesses.

Mobile Storage Container Market

Since the mid-1990s, the storage container industry in Australia and New Zealand has developed into a stable market analogous to the marine container business of 20 or 25 years ago. Marine containerization displaced less efficient and more expensive specialized equipment. We believe mobile storage containers are achieving increased market share compared to the other options because of an increasing awareness that containers provide ground level access, durable protection against damage caused by wind or water and custom modifications tailored to customers’ specific uses.

We are not aware of any published third-party analysis of the Australia and New Zealand mobile storage container markets. Based upon internal analysis, Royal Wolf’s management team estimates that the mobile storage market in Australia and New Zealand currently generates annual revenues of approximately $183 million (AUS$190 million), with an estimated 60% derived from sales of mobile storage containers. Royal Wolf’s management team also anticipates that, as the market matures, rental revenue will account for an increasing proportion of the total revenue.

The mobile storage market has experienced steady growth since the mid-1990s. Although there is no official forecast of industry growth rates or the future potential size market for mobile storage in Australia and New Zealand, we believe that a number of factors suggest that the market will continue to grow:

•
The level of knowledge among potential customers regarding the availability and benefits of containerized storage in key Australia and New Zealand markets, such as the construction and mining industries, is still relatively low;

•	Suppliers and customers continue to develop further uses for mobile storage containers, thereby broadening the market for mobile storage containers; and

•	As the market leader in Australia and New Zealand, Royal Wolf has consistently achieved organic growth based, in part, on growth in the market as a whole.

Royal Wolf’s competition in this market is regionalized and highly fragmented. In most locations in Australia, Royal Wolf competes with several national and regional competitors, including Simply Containers, Cronos, Macfield and ANL CGM, as well as smaller, full and part-time operators. Local competitors are regionally focused, and are usually more capital-constrained. Therefore, in general, most are heavily reliant on monthly sales performance, have slowly growing rental fleets and have limited ability to transact larger deals. The New Zealand market is even more fragmented.

The following table lists Royal Wolf’s principal competitors in the mobile storage container market in Australia. This information was compiled by Royal Wolf’s management team based upon informal estimates and internal surveys of competitor rental fleet size, annual sales volumes and, where possible, external information such as competitor newsletters, placement of advertising in regional yellow pages and discussions with corporate customers and suppliers of used boxes; such as wholesalers, shipping lines and container fleet lessors. We have no independent corroboration of this market information, and there is no assurance that this internally-generated information is accurate or complete.

Scope of
Competitor	Operations
Simply Containers	National
Macfield	Regional
Cronos	National
ANL CGM	National

Portable Buildings Market

The portable buildings market in Australia was estimated to have generated revenue totaling $927 million (AUS$964 million) during the twelve-month period ending June 30, 2006, of which approximately $549 million (AUS$571 million) relates to the markets in which Royal Wolf offers a competing product, according to reports from IBIS World Industry Report published in March 2006. The portable buildings market consists of the following:

•	Engineering, construction and resources — approximately 50%.

•	Non-residential building construction — approximately 35%.

•	Recreation and holiday market — approximately 15%.

Within the engineering, construction and resources market, portable buildings are used for site offices, toilet and shower facilities, and worker housing and temporary accommodation blocks. This market is influenced by trends in public and private sector spending on infrastructure, generally, and, particularly, mine development and road and pipeline construction.

Demand from the non-residential buildings market principally stems from the demand for work sheds, site offices, industrial garages and temporary warehousing. Demand can be significantly affected by special projects such as the 2006 Commonwealth Games hosted in Australia.

The recreation and holiday market is increasingly becoming an important source of demand, particularly for the supply of fitted out cabins to be used as rental accommodations and second homes on purchased blocks of land. Growth in demand has been driven by growth in disposable income and increased leisure time associated with an aging population.

We believe that the portable buildings market will grow over the medium term, driven in part by a cyclical expansion in the mining and construction markets. We also believe that differentiation and new portable building products such as the hazardous materials unit and containerized portable office and portable housing units introduced by Royal Wolf in 2005 will act as a stimulus for longer-term growth in the market as older style products are replaced.

The lease and sale of containerized portable buildings have major advantages over traditional portable buildings in terms of transportability, security and flexibility; and we believe that this represents a significant market and growth opportunity for Royal Wolf.

In the portable buildings markets, Royal Wolf competes with three or four other large participants who manufacture their own units and most of whom offer units for both lease and sale to customers. These competitors include Coates, Atco, Ausco and Nomad. At present, Royal Wolf has a small presence in this market. The major barrier to entry for new participants is the degree of market penetration necessary to create a wide profile with contractors and clients. Penetrating and competing with the range of products and number of depots and agencies offered by incumbent operators tends to inhibit new entrants. As Royal Wolf already has a national sale and distribution network, established supply channels and a strong profile in its target markets, many of the barriers to entry applicable to other new entrants are not applicable to it.

The following table lists Royal Wolf’s principal competitors in the Australian portable buildings market:

Scope of
Competitor	Operations
Coates	National
Ausco	National
Nomad	National
Atco	National

Freight Container Market

Based upon internal analysis, Royal Wolf’s management team estimates that the freight container market in Australia generates approximately $36 million (AUS $37 million) in aggregate annual lease and sales revenues. The rate of growth in this industry has been slow compared with the portable container storage and portable buildings market, which reflects the relative maturity of this industry.

Although there is potential for growth in the freight container market as more road and rail carriers recognize the efficiencies of containerization, Royal Wolf’s present strategy is to maintain rather than grow its container fleet investment and dependence upon this sector of its business activities. Competitors include MacField, Cronos and Simply Containers.

The following table lists Royal Wolf’s principal competitors in the Australian freight container market:

Scope of
Competitor	Operations
Macfield	National
Cronos	National
Simply Containers	National

Acquisition of Pac-Van

On July 28, 2008, we announced the signing of a merger agreement among General Finance, our wholly-owned subsidiary, GFN North America Corp. (“GFNA”), Mobile Office Acquisition Corp. (“MOAC”) and its subsidiary, Pac-Van, Inc. (“Pac-Van”), and certain stockholders of MOAC in a transaction valued at $158.8 million, plus the cost of any subsequent acquisitions by Pac-Van. Pac-Van is a provider of modular buildings and mobile offices in the United States. MOAC’s stockholders are Ronald L. Havner Jr. (an over five percent beneficial owner of GFN), Ronald F. Valenta (our Chief Executive Officer), Laminar D.E. Shaw and Pac-Van management employees. A special committee made up of the independent members of our Board of Directors retained independent counsel and a financial advisor and negotiated and approved the merger; which is subject to approval of the our stockholders at a special meeting on September 30, 2008 and other customary closing conditions.

Pac-Van, Inc. is headquartered in Indianapolis, Indiana and operates 26 branch locations in 17 states in the United States with more than 7,000 customers. The transaction will establish General Finance as a key player and provider of modular units and mobile storage solutions in North America and the Asia-Pacific area with estimated combined annual revenues of approximately $195 — $210 million.

Pursuant to the merger agreement, the stockholders of MOAC will be entitled to receive up to $21.5 million of cash, 4,000,000 restricted shares of our common stock issued at $7.50 per share (with an aggregate value of $30 million) and a 20 month subordinated promissory note in the aggregate principal amount of $1.5 million or the “note”. The note and $8.5 million of the restricted stock will secure the indemnification obligations for 20 months. Pursuant to the merger agreement, GFNA will assume approximately $107 million of Pac-Van’s indebtedness and will acquire all outstanding shares of MOAC. We and the stockholders of MOAC will enter into several agreements, including a stockholders agreement which will provide registration rights with respect to the 4,000,000 restricted shares of common stock which may be exercised after June 30, 2009.

Pac-Van’s indebtedness consists of approximately $82 million outstanding under its senior secured credit facility and $25 million outstanding under a senior subordinated promissory note.

Products and Services

Royal Wolf is the only storage container product company in Australia and New Zealand with both the national presence and product range capable of servicing all sectors of the domestic rental and sales market. The Company’s key products include:

Mobile storage containers:	10-foot, 20-foot and 40-foot general purpose units
Double pallet-wide high cube units
Hazardous goods containers
Refrigerated containers

Portable container buildings:	Site offices and cabins
Workforce accommodation units
Luxury accommodation units
Restroom blocks
Blast-resistant units
Specialized office and infrastructure suites

Freight Containers:	Curtain-side containers
20-foot and 40-foot Hi-cube containers
20-foot and 40-foot two pallet-wide containers
Side-opening door containers
20-foot bulk containers

Mobile Storage Containers. Royal Wolf leases and sells mobile storage containers, some of which are customized for specific customers, for on-site storage by customers. These customers include retail outlets and manufacturers, government departments, farming and agricultural concerns, building and construction companies, clubs and sporting associations, mine operators and the general public. Royal Wolf’s products include general purpose dry storage containers, refrigerated containers and hazardous goods containers in a range of standard and modified sizes, designs and storage capacities.

The amount and percent of Royal Wolf’s total sales and leasing of container revenues attributable to the market for the fiscal year ended June 30, 2008 were as follows ($ in millions):

Sales	$60.8	77%
Leasing	$22.0	68%
Containers in lease fleet	18,785	66%

Portable Container Buildings. Royal Wolf also leases and sells portable container buildings as site offices and for temporary accommodations. Royal Wolf customizes mobile storage container buildings for some customers. Royal Wolf entered the portable building market in August 2005 with 20-foot and 40-foot portable buildings manufactured from steel container platforms which it markets to a subset of its mobile storage container customer base.

The amount and percent of Royal Wolf’s total sales and leasing of container revenues attributable to the market for the fiscal year ended June 30, 2008 were as follows ($ in millions):

Sales	$14.0	18%
Leasing	$2.8	8%
Containers in lease fleet	1,490	5%

Freight Containers. Royal Wolf leases and sells freight containers specifically designed for transport of products by road and rail. Customers include national moving and storage companies, distribution and logistics companies, freight forwarders, transport companies, rail freight operators and the Australian military. Royal Wolf’s freight container products include curtain-side, refrigerated and bulk cargo containers, together with a range of standard and industry-specific dry freight containers.

The amount and percent of Royal Wolf’s total sales and leasing of container revenues attributable to the market for the fiscal year ended June 30, 2008 were as follows ($ in millions):

Sales	$4.2	5%
Leasing	$7.7	24%
Containers in lease fleet	8,328	29%

Product Lives and Durability

Most of our fleet is comprised of new and refurbished and customized storage containers, manufactured steel containers and record storage units, along with our freight and accommodation units. These products are designed for long useful lives.

A portion of our fleet consists of used storage containers of eight to 12 years in age, a time at which their useful life as ocean-going shipping containers is over according to the standards promulgated by the International Organization for Standardization, which we refer to as “ISO.” Because we do not have the same stacking and strength requirements that apply in the ocean-going shipping industry, we have no need for these containers to meet ISO standards. We purchase these containers in large quantities, refurbish them by removing any rust and paint them with a rust inhibiting paint, and further customize them, and add our decals and branding.

We maintain our steel containers on a regular basis by painting them on average once every three to five years, removing rust, and occasionally replacing the wooden floor or a rusted panel. This periodic maintenance keeps the container in good condition and is designed to maintain the unit’s value and rental rates comparable to new units.

Branch network

Royal Wolf leases and sells its storage container products from an Australia and New Zealand network of 24 CSCs, the largest branch network of any company in Australia and New Zealand in the business of selling and leasing storage container products. Royal Wolf is represented in all major metropolitan areas, and Royal Wolf is the only container leasing and sales company with a nationally integrated infrastructure and work force.

A typical Royal Wolf CSC consists of a leased site of approximately two to five acres with a sales office, forklifts and all-weather container repair workshop. CSC office staffing ranges from two to 15 people and includes a branch manager supported by the appropriate level of sales, operations and administrative personnel. Yard and workshop staffing usually ranges between one and 12 people and can consist of welders, spray painters, boilermakers, forklift drivers and production supervisors. CSC inventory holding ranges between 150 and 700 storage containers at any one time, depending on market size and throughput demand.

The following map shows Royal Wolf’s existing CSC locations:

Each branch has a branch manager who has overall supervisory responsibility for all activities of the branch. Branch managers report to one of our six regional managers. Our regional managers, in turn, report to our CSC or retail manager. Performance based incentive bonuses are a portion of the compensation for the CSC, regional and branch managers.

Each branch has its own sales force, and we are introducing a transportation department that will deliver and pick up mobile storage units from customers in certain hub areas. Each branch has forklifts to load, transport and unload units and a storage yard staff responsible for unloading and stacking units. Steel units can be stored by stacking them three-high to maximize usable ground area. Our larger branches also have a fleet maintenance department to make modifications to the containers and maintain the branch’s forklifts and other equipment. Our smaller branches perform preventative maintenance tasks and outsource major repairs.

Except for the Auckland, New Zealand self-storage and regional office site, we lease all of our branch locations. All of our major leased properties have remaining lease terms of between one month and 15 years, and we believe that satisfactory alternative properties can be found in all of our markets, if we do not renew these existing leased properties.

We lease Royal Wolf’s corporate and administrative offices in Hornsby, New South Wales. These offices have approximately 8,225 square feet of office space. The lease term expires November 2010.

Customers

Royal Wolf has a broad base of over 12,000 active customers, with only four customers constituting more than 2% of our annual revenue for the fiscal year ended June 30, 2008. Our customer base includes the retail and manufacturing sectors, councils and government departments, the farming and agricultural community, the building and construction industry, clubs and sporting associations, the mining sector and the general public. We believe the breadth of Royal Wolf’s customer base reduces the business exposure to a downturn in any particular industry.

Royal Wolf provides its customers a solutions-oriented approach, with high reliability in equipment quality and supply, with prompt and efficient delivery and pick-up, and with superior service and product knowledge. This is supported by a highly responsive national marketing team, in-house finance, and control and engineering expertise and nationally linked fleet management and accounting systems. Royal Wolf is the largest and only truly national supplier of container products in Australia and New Zealand, and the only container company with the scale and capacity to service a full range of customers; from small local accounts right through to the largest national businesses.

Royal Wolf’s diverse customer base uses mobile storage containers for a variety of uses:

For the Fiscal Year Ended June 30, 2008

•	Rapid deployment storage for the military, emergency services and disaster relief;

•	Portable work camps for the resources industry, including accommodations, ablution and kitchen containers;

•	Low-cost accommodations for remote communities and caravan parks;

•	Blast resistant containers for refineries;

•	Offices, workshops or storerooms in a growing range of sizes and configurations;

•	Temporary storage of excess inventory for the retail and wholesale industries; and

•	Farm storage for cattle feed, farm equipment, fertilizers and other items.

During the fiscal year ended June 30, 2008, our asset acquisition from GE SeaCo significantly increased our exposure in the transport sector. We also enhanced our national accounts team with the addition of a focused group in construction, engineering and maintenance.

During the fiscal year ended June 30, 2008 sales of our storage container products to both the mining, construction and transport industries increased. We believe the diversity of our customer base will allow us to take advantage of growth in a wide variety of industries.

Employees

As of June 30, 2008, Royal Wolf employed approximately 250 full-time employees in the following major categories:

Management	25
Administrative	75
Sales and marketing	80
Operations	70

In addition, we have two full-time employees at our corporate office in Pasadena, California.

None of our employees are covered by a collective bargaining agreement. We believe our relationship with our employees is good. We have never experienced any material labor disruption, and we are not aware of any efforts or plans to unionize our employees.

Sales and Marketing

Royal Wolf’s sales and marketing strategy is designed to reach thousands of potential customers. Communication with potential customers is predominantly generated through a combination of Yellow Pages and print media advertising, phone sales and cold calling, web-site, word of mouth, signage and decal awareness, walk-ins and direct mail.

The customer hiring or buying process is being driven by customer awareness of the products combined with price shopping. We believe that while a typical customer may shop a limited number of suppliers, the customer does not spend much time doing so because the potential cost savings is relatively low compared to the value of their time. Our goal is for Royal Wolf to be one of the suppliers that potential customers call.

Product Procurement

Royal Wolf purchases marine cargo containers from a wide variety of international shipping lines and container leasing companies, plus new container products directly from storage container manufacturers in China. We believe Royal Wolf is the largest buyer of both new and used storage container products for the Australia and New Zealand markets.

The majority of used storage containers purchased is standard 20-foot and 40-foot units which Royal Wolf converts, refurbishes or customizes. Royal Wolf purchases new storage containers directly from container manufacturers.

Each of the following material suppliers was the source of five percent or more of Royal Wolf’s container purchases during the fiscal year ended June 30, 2008:

Suppliers	Type of Product Purchased	Percentage of Container Purchases

Nantong CIMC	New	36%
Civet Zhuhai Container Factory	New	8%
Shanghai Baoshan	New	7%
Jiangsu Wanlong Special Container	New	5%

Royal Wolf purchases new storage container products under purchase orders issued to container manufacturers, which the manufacturers may or may not accept or be able to fill. There are several alternative sources of supply for storage containers. Royal Wolf is not dependent upon any one manufacturer and is able to purchase storage container products from a variety of suppliers. The failure of one or more of its suppliers to timely deliver containers to Royal Wolf could adversely affect its operations. If these suppliers do not timely fill Royal Wolf’s purchase orders or do not properly manufacture the ordered products, Royal Wolf’s reputation and financial condition also could be harmed.

In connection with the asset purchase from GE SeaCo in November 2007, we entered into a preferred supply agreement with GE SeaCo. Under the preferred supply agreement, GE SeaCo has agreed to sell to us, and we have agreed to purchase, all of GE SeaCo’s containers that GE SeaCo determines to sell, up to a maximum of 5,000 containers each year. The purchase price for the containers will be based on their condition and is specified in the agreement, subject to annual adjustment. In addition, we received a right of first refusal to purchase any additional containers that GE SeaCo desires to sell in Australia, New Zealand and Papua New Guinea. Either party may terminate the agreement upon no less than 90 days’ prior notice at any time after November 15, 2012. Approximately 1,200 units were purchased under this contract in the year ended June 30, 2008.

Fleet Management

Royal Wolf regularly needs to re-locate containers between its CSCs to meet peaks in regional demand and optimize inventory levels. Royal Wolf has close relationships with the national road and rail hauling companies that enable it to transport the majority of containers interstate at attractive rates.

Royal Wolf’s management information systems are instrumental to its fleet management and targeted marketing efforts. Fleet information is updated daily at the branch level which provides management with on-line access to utilization, leasing and sale fleet unit levels and revenues by branch or geographic region.

Management Information and Back Office Systems

Our management information systems, including the RMI and Navision software programs, are scalable and provide us with critical information to manage our business. Utilizing our systems, we track a number of key operating and financial metrics including utilization, lease rates, customer trends and fleet data. All our branches use RMI/Navision and our support office provides financial, inventory and customer reports for branch managers.

Regulatory Matters

We must comply with various federal, state and local laws and regulations in connection with our operations. We believe that we are in substantial compliance with these laws and regulations. In addition to compliance costs, we may incur costs related to alleged environmental damage associated with past or current properties owned or leased. We believe that our liability, if any, for any environmental remediation will not have a material adverse effect on our financial condition. However, we cannot be certain that the discovery of currently unknown matters or conditions, new laws and regulations, or stricter interpretations of existing environmental laws will not have a material adverse effect on our business or operations in the future.

In January 2008, Royal Wolf was notified by a Department of the Australian government of an odor that might be caused by high levels of formaldehyde or volatile organic compounds that exceed national guidelines in some of its containers. Royal Wolf engaged the services of independent consultants in cooperation with the Australian government in testing ventilation improvements. We believe that, based on their investigation and field test outcomes to-date, the remediation of this matter will not have a material adverse effect on our consolidated results of operations, financial position or cash flows.

Trademarks

Royal Wolf has a licensing agreement with us for the use of the “Royal Wolf” name and trademark in connection with its retail sales and leasing of intermodal cargo containers and other container applications in the domestic storage market within Australia and New Zealand and surrounding islands in the Pacific Islands region. We acquired this trademark for Asia-Pacific indirectly from Triton Corporation with the RWNZ purchase for $740,000. The license will continue in perpetuity as long as Royal Wolf continues to use the “Royal Wolf” name and trademark as the exclusive name for its business and mark for its products, subject to the termination provisions of the license. The license may be terminated by the licensor upon 30 days notice in the event Royal Wolf breaches its obligations under the license and will terminate automatically if Royal Wolf becomes insolvent or ceases to sell products under the trademark for a continuous period of 30 months. The license is nontransferable by Royal Wolf without our consent. There are no claims pending against Royal Wolf challenging its right to use the “Royal Wolf” name and trade mark within Royal Wolf’s region of business.

Available information

Our Internet website address is www.generalfinance.com. This reference to our Internet website does not incorporate by reference the information contained on or hyperlinked from our Internet website into this Annual Report on Form 10-K. Such information should not be considered part of this Annual Report on Form 10-K.

We are required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the Securities and Exchange Commission (“SEC”) on a regular basis, and are required to disclose certain material events in a current report on Form 8-K. The public may read and obtain a copy of any materials we file with the SEC through our Internet website noted above, which is hyperlinked to the SEC’s Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov.

In addition, the public may read and obtain a copy of any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Industry Overview

Pac-Van competes in two different, but related, industry segments: the modular space segment and the mobile storage segment, which we collectively call the portable services industry.

Pac-Van competes in the modular space industry. The Modular Building Institute, in its State of the Industry 2006 report, estimates that U.S. modular space industry dealers earned in excess of $3.0 billion of leasing and sales revenues in 2005. The industry has expanded rapidly over the last thirty years as the number of applications for modular space has increased and recognition of the product’s positive attributes has grown. We believe modular space delivers four core benefits: lower costs, flexibility, reusability and timely solutions. Modular buildings offer customers significant cost savings over permanent construction. Flexibility and reusability are the hallmarks of modular buildings. Modular products are not site specific and can be reutilized. It is not unusual to have modular buildings serve a wide variety of users during their life spans. We believe we are well-positioned to benefit from growth in the modular space industry.

Pac-Van also competes in the mobile storage sector. Mobile storage is used primarily by businesses for secure, temporary storage at the customer’s location. The mobile storage industry serves a broad range of industries, including construction, services, retail, manufacturing, transportation, utilities and government.

Mobile storage offers customers a flexible, secure, cost-effective and convenient alternative to constructing permanent warehouse space or storing items at a fixed-site self-storage facility by providing additional space for higher levels of inventory, equipment or other goods on an as-needed basis. Although Pac-Van is not aware of any published estimates, Pac-Van believes the mobile storage industry is growing due to an increasing awareness of its convenience and cost benefits.

History

Pac-Van was founded in July of 1993 in Columbus, Ohio by William Claymon, Brent Claymon, Scott Claymon and Matthew Claymon. They established the Indianapolis branch, as the headquarters of Pac-Van. Pac. In August of 2006 Pac-Van was sold to MOAC, with Mr. Mourouzis retained as President of Pac-Van.

Since August 2006 Pac-Van has consistently grown, primarily through the purchase of fleet and small acquisitions.

Business Strengths

Pac-Van is a recognized provider of modular buildings, mobile offices and mobile storage products on a national, regional and local basis in the United States, Pac-Van believes it possesses the following strengths:

Extensive Geographic Coverage.  With growing lease fleet of approximately 12,000 units, Pac-Van is a national participant in the mobile and modular sectors of the portable service industry. Pac-Van’s branch offices serve 17 of the 50 largest Metropolitan Statistical Areas or MSAs, in the United States. Pac-Van serves a diverse base of national, regional and local customers. The size of Pac-Van’s fleet also allows Pac-Van to offer a wide selection of products to its customers and to achieve purchasing efficiencies.

Highly Diversified Customer Base.  Pac-Van has established strong relationships with a diverse customer base in the U.S., ranging from large companies with a national presence to small local businesses. During 2007, Pac-Van leased or sold its portable storage products to over 7,000 customers. In 2007, Pac-Van’s largest customer accounted for approximately 2% of its total revenues and Pac-Van’s top ten customers accounted for approximately 10% of its total revenues. Pac-Van believes that the diversity of its business limits the impact on Pac-Van of changes in any given customer, geography or end market.

Focus On Customer Service and Support.  Pac-Van’s operating infrastructure in the U.S. is designed to ensure that Pac-Van consistently meets or exceeds customer expectations by reacting quickly and effectively to satisfy their needs. On the national and regional level, Pac-Van’s administrative support services and scalable management information systems enhance its service by enabling Pac-Van to access real-time information on product availability, customer reservations, customer usage history and rates. Pac-Van believes this focus on customer service attracts new and retains existing customers. In 2007, more than 80% of its lease and lease-related revenues were generated from customers who leased from Pac-Van in prior years.

Significant Cash Flow Generation and Discretionary Capital Expenditures.  Pac-Van has consistently generated significant cash flow from operations by maintaining high utilization rates and increasing the yield of its lease fleet. Pac-Van’s yield equals its lease and lease related revenues divided by the total number of units in its lease fleet. During the last five years, Pac-Van has achieved an average utilization rate in excess of 75% and its yield increased at a compound annual growth rate of 12.5%. A significant portion of Pac-Van’s capital expenditures are discretionary in nature, thus providing Pac-Van with the flexibility to readily adjust the amount that it spends based on its business needs and prevailing economic conditions.

High Quality Fleet.  Pac-Van’s branches maintain their lease fleet to consistent quality standards. Maintenance is expensed as incurred and branch managers and operations staff are responsible for managing a maintenance program aimed at providing equipment to customers that meet or exceed customer expectations and industry standards.

Experienced Management Team.  Pac-Van has an experienced and proven senior management team, with its seven most senior managers having worked at Pac-Van for an average of ten years. Pac-Van’s President, Theodore M. Mourouzis, joined Pac-Van in 1997 and the consistency of the senior management, corporate and branch management teams has been integral in developing and maintaining its high level of customer service, deploying technology to improve operational efficiencies and integrating acquisitions.

Products and Services

Pac-Van provides a broad range of products to meet the space needs of its customer base. These products include modular buildings, mobile offices and storage containers. The following provides a description of Pac-Van’s product lines:

Modular Buildings.  Modular buildings are factory-built, portable structures generally consisting of two or more floors and are used in a wide variety of applications, ranging from schools to restaurants to medical offices. Ranging in size from 1,000 to more than 30,000 square feet, the company’s modular buildings are constructed in many sizes and are usually designed to satisfy unique customer requirements.. Like mobile offices, Pac-Van builds modular buildings with an established network of manufacturing partners to meet state building requirements and generally obtains multiple state codes for each unit. Modular buildings represent 31% of Pac-Van’s lease fleet.

Mobile Offices.  Sales and construction offices, also known as field offices are relocatable, single-unit structures primarily used for temporary office space. These units are generally built on frames that are connected to axles and wheels and have either a fixed or removable hitch for easy transportation. Standard construction office models range in size from approximately 160 square feet to 1,000 square and are available in the following widths — 8, 10, 12 or 14 feet — and include air conditioning and heating, phone jacks, plan tables, shelving, electrical wiring , phone jacks, and other features normally associated with basic office space. Sales offices range in size from 384 to 672 square feet and typically come in 12 foot widths. In addition to the basic amenities included in a field office, sales offices generally have wood siding, carpeting, high ceilings, custom windows, and glass storefront doors, which provide a professional, customer-friendly building in which to conduct business. Ground offices are storage containers that have been modified to include office space with feature similar to those found in construction offices. Like storage containers, ground offices typically come in lengths of 20 feet and 40 feet. Some models combine both office and storage functions. All of Pac-Van’s mobile offices are built, or modified as with ground offices, by established network of manufacturers partner to standard specification, which may vary depending on regional preferences In addition, Pac-Van builds these units to meet state building code requirements and generally obtains multi state codes enabling the company to move equipment among its branch network to meet changing demand and supply conditions. Mobile offices comprise approximately 63% of Pac-Van’s lease fleet.

Mobile Storage Equipment.  Mobile storage equipment is generally classified into the following product groupings: storage containers, domestic containers, and storage trailers. Storage containers vary in size from 10 feet to 48 feet in length, with 20-foot and 40-foot length containers being the most common. Storage containers are steel units, which are generally eight feet wide and eight and one-half feet high, and are built to the International Organization for Standardization standards for carrying ocean cargo. Pac-Van purchases new and used storage containers. Domestic storage containers are generally eight feet wide, ten feet in width and come in lengths ranging from 40 to 53 feet. Storage trailers, which vary in size from 28 to 53 feet in length. These units have wheels and hitches at dock height. Mobile storage equipment comprises approximately 6% of the Company’s lease fleet.

All of Pac-Van’s lease fleet carry signage reflecting the company’s brand, important to the ongoing branding and name recognition in marketing our products.

Delivery and Installation, Return and Dismantle, and Other Site Services.  Pac-Van delivers and installs all three product lines directly to its customers’ premises. Installation services range from simple leveling for portable storage to complex seaming and joining for modular buildings. Pac-Van will also provides skirting and ramps as needed by the customer. Depending on the type of unit some states will also require tie downs and other features to secure the unit. Once a unit is on site at a customer location, Pac-Van’s site services include relocating the unit.

Other Ancillary Products and Services.  In addition to leasing it core product line, Pac-Van provides ancillary products such as steps, furniture, portable toilets, security systems, and other items to its customers for their use in connection with its equipment. Pac-Van also offers its lease customers a damage waiver program that protects them in case the leased unit is damaged. For customers who do not select the damage waiver program, Pac-Van bills them for the cost of any repairs.

Pac-Van complements its core leasing business by selling either existing rental fleet assets or assets purchased specifically for resale. Management estimates that nearly 40% of the sales come from existing fleet units. The sale of these in-fleet units has historically been a cost-effective method of replenishing and upgrading its lease fleet. As with the leasing business, Pac-Van provides additional services when selling units. These services range from delivery to full scale turnkey solutions. In a turnkey solution, Pac-Van is providing not only the underlying equipment but also a full range of ancillary services, such as foundation, interior decorating, and landscaping, necessary to make the equipment operational for the customer.

Customer

Pac-Van has established strong relationships with a diverse set of customers, ranging from large national retailers and manufacturers to local sole proprietors. During 2007 Pac-Van provided its portable storage, mobile offices and modular building products to a diversified base of approximately 7,000 national, regional and local companies in a variety of industries including, construction, industrial, manufacturing, education, service, and government sectors. This distribution is reflective of the both the strength of Pac-Van’s branch network and the flexibility of its products.

In 2007, Pac-Van generated 70% of its revenues from leasing and 30% of its revenues from sales. Pac-Van’s largest leasing customer accounted for approximately 1% of total leasing revenues and its top ten customers accounted for approximately 2% of its total leasing revenues.

On an aggregate basis, Pac-Van estimates that its most significant customers in terms of revenues participate in the construction, services, retail, manufacturing, transportation, communications and utilities, wholesale and government sectors

Construction.  Construction customers include a diverse selection of contractors and subcontractors who work on both commercial and residential projects. Pac-Van believes its construction customer base is characterized by a wide variety of contractors and subcontractors, including general contractors, mechanical contractors, plumbers, electricians and roofers. Pac-Van’s revenues generated from the construction industry decreased from 53% in 2006 to 50% in 2007. Contractors typically use Pac-Van’s products to provide on-site office facilities and to securely store construction materials and supplies at construction sites. Nevertheless, Pac-Van believes the majority of its lease and lease-related revenue is derived from the commercial construction market. Demand from Pac-Van’s construction customers tends to be higher in the second and third quarters when the weather is warmer, particularly in the United States.

Services.  Service customers include equipment leasing companies that sublease Pac-Van’s equipment, entertainment companies, schools, hospitals, medical offices and theme parks. These customers typically use Pac-Van’s storage containers to store a wide variety of goods. These customers also lease mobile offices for special events.

Retail.  Retail customers include both large national chains and small local stores. These customers typically lease storage containers and storage trailers to store excess inventory and supplies. Retail customers also use Pac-Van’s storage products during store remodeling or refurbishment. Demand from these customers can be seasonal and tends to peak during the winter holidays.

Manufacturing.  Manufacturing customers include a broad array of manufacturers, including oil refineries, petrochemical refineries, carpet manufacturers, textile manufacturers and bottling companies. They generally lease storage containers and storage trailers to store both inventory and raw materials.

Government.  Government customers include public schools, correctional institutions, fire departments as well as the U.S. military. These customers generally lease storage containers and storage trailers to safeguard materials used in their day-to-day operations and various government projects.

Branch Network

As a key element to its market leadership strategy, Pac-Van maintains a network of 26 branch offices throughout the United States. This network enables it to increase product availability and customer service within regional and local markets. Customers benefit because they are provided with improved service availability, reduced time to occupancy, better access to sales representatives, the ability to inspect units prior to rental and lower freight costs which are typically paid by the customer. Pac-Van benefits because it is able to spread regional overhead and marketing costs over a larger lease base, redeploy units within its branch network to optimize utilization, discourage potential competitors by providing ample local supply and offer profitable short-term leases which would not be profitable without a local market presence.

Branches are generally headed by a dedicated branch manager and branch operations are led by three regional vice presidents who collectively average more than 10 years of experience with Pac-Van. Management believes it is important to encourage employees to achieve specified revenue and profit levels and to provide a high level of service to customers. Regional and branch managers’ compensation is based upon the financial performance of their branches and overall corporate performance which and in some cases sales commission. Sales representatives compensation includes both base and commission elements.

Operations

Leasing.  Leasing revenue is a function of average monthly rental rate, fleet size and utilization. Pac-Van monitors fleet utilization at each branch. For 2007, average fleet utilization of the North America fleet was approximately 78%. While Pac-Van adjusts its pricing to respond to local competition in markets, management believes that it generally achieves a rental rate equal to or above that of competitors because of the quality of Pac-Van’s products and its high level of customer service. As part of leasing operations, Pac-Van sells used modular space units from its lease fleet at fair market value or, to a much lesser extent, pursuant to pre-established lease purchase options included in the terms of its lease agreements. Due in part to an active fleet maintenance program, Pac-Van’s units maintain a substantial portion of their initial value which includes the cost of the units as well as costs of significant improvements made to the units.

    New Unit Sales.  New unit sales include sales of newly-manufactured modular space units. Pac-Van does not generally purchase new units for resale until it has obtained firm purchase orders (which are generally non-cancelable) for such units. New modular space units are generally purchased more heavily in the late spring and summer months due to seasonal classroom and construction market requirements.

Delivery and Installation.  Pac-Van provides delivery, site-work, installation and other services to its customers as part of its leasing and sales operations. Revenues from delivery, site-work and installation result from the transportation of units to a customer’s location, site-work required prior to installation and installation of the units which have been leased or sold. Typically units are placed on temporary foundations constructed by service technicians, and service personnel will also generally install ancillary products. Pac-Van also derives revenues from tearing down and removing units once a lease expires.

Refurbishment and Maintenance of Fleet

Ongoing maintenance to Pac-Van’s lease fleet is performed on an as-needed basis and is intended to maintain the value of its units and keep them in lease-ready condition. Most of this maintenance on storage containers, storage trailers and mobile offices is primarily performed in-house. Maintenance requirements on containers are generally minor and include removing rust and dents, patching small holes, repairing floors, painting and replacing seals around the doors. Storage trailer maintenance may also include repairing or replacing brakes, lights, doors and tires. Brake repairs are typically outsourced. Maintenance requirements for offices tend to be more significant than for storage containers or storage trailers and may involve repairs of electric wiring, air conditioning units, doors, windows and roofs. Major office repairs are often outsourced. Whether performed by Pac-Van or a third party, the cost of maintenance and repair of Pac-Van’s lease fleet is included in its yard costs and is expensed as incurred. Pac-Van believes that its maintenance program ensures a high quality fleet.

Capital Expenditures

Pac-Van closely monitors fleet capital expenditures, which include fleet purchases and any improvement costs to existing units that may be capitalized. Generally, fleet purchases are controlled by field and corporate executives, and must pass fleet purchasing policy guidelines (which include ensuring that utilization rates and unrentable units levels are reviewed for acceptability, that redeployment, refurbishment and conversion options have been considered, and that specific return on investment criteria have been evaluated). Pac-Van purchases modular and mobile office units through third-party suppliers The top three suppliers of units for 2007 represented approximately 52% of all fleet purchases, and the top ten suppliers represented approximately 85% of all fleet purchases.

Pac-Van believes that its fleet purchases are flexible and can be adjusted to match business needs and prevailing economic conditions. Pac-Van does not generally enter into long-term purchase contracts with manufacturers and can modify its capital spending activities to expenditures to correspond to market conditions. For example, gross fleet capital expenditures, prior to proceeds from sales of used units, were approximately $10 million in 2005, $21 million in 2006, and $26 million in 2007. Purchases of delivery vehicles and yard equipment are part of plant, property and equipment and have averaged $600,000 in the last three years. This is the equivalent of “maintenance capital expenditures.”

We supplement our fleet spending with acquisitions. Although the timing and amount of acquisitions are difficult to predict, management considers its acquisition strategy to be opportunistic and will adjust its fleet spending patterns as acquisition opportunities become available.

Sales and Marketing

As of June 30, 2008, Pac-Van’s sales and marketing team consisted of 38 people. Members of Pac-Van’s sales group act as its primary customer service representatives and are responsible for fielding calls, processing credit applications, quoting prices, following up on quotes and handling orders. Pac-Van’s marketing group is primarily responsible for coordinating direct mail, Internet marketing and other advertising campaigns, producing company literature, creating promotional sales tools and performing the administration of its sales management tools. Pac-Van’s centralized support services group handles all billing, collections and other support functions, allowing its sales and marketing team to focus on addressing the needs of its customers. Pac-Van’s marketing programs emphasize the cost-savings and convenience of using its products versus constructing temporary or permanent offices storage facilities. Pac-Van markets its services through a number of promotional vehicles, including the yellow pages, prominent branding of its equipment, telemarketing, targeted mailings, trade shows and limited advertising in publications.

The development of Pac-Van’s marketing programs involves branch managers, regional vice presidents and senior management, all of whom participate in devising branch-by-branch marketing strategies, demand forecasts and its branch marketing budgets. Pac-Van’s branch managers, working with its corporate marketing team, determine the timing, content and target audience of direct mailings, specials and promotional offers, while its corporate office manages the marketing process itself to ensure the consistency of its message, achieve economies of scale and relieve its local branches of the administrative responsibility of running its marketing programs. Pac-Van believes that its approach to marketing is consistent with the local nature of its business and allows each branch to employ a customized marketing plan that fosters growth within its particular market.

Fleet Management Information Systems

Pac-Van’s management information systems are instrumental to its lease fleet management and targeted marketing efforts and allow management to monitor operations at branches on a daily, weekly, and monthly basis. Lease fleet information is updated daily at the branch level and verified through a monthly physical inventory by branch personnel. This provides management with on-line access to utilization, lease fleet unit levels and rental revenues by branch or geographic region. In addition, an electronic file for each unit showing its lease history and current location/status is maintained in the information system. Branch sales people utilize the system to obtain information regarding unit condition and availability. The database tracks individual units by serial number and provides comprehensive information including cost, condition and other financial and unit specific information.

Regulatory Matters

Pac-Van must comply with various federal, state and local environmental, transportation, health and safety laws and regulations in connection with its operations. Pac-Van believes that its in substantial compliance with these laws and regulations.

A portion of Pac-Van’s units are subject to regulation in certain states under motor vehicle and similar registrations and certificate of title statutes. Pac-Van believes that it has complied in all material respects with all motor vehicle registration and similar certificate of title statutes in states where such statutes clearly apply to modular space units. However, in certain states, the applicability of such statutes to its modular space units is not clear beyond doubt. If additional registration and related requirements are deemed to be necessary in such states or if the laws in such states or other states were to change to require compliance with such requirements, Pac-Van could be subject to additional costs, fees and taxes as well as administrative burdens in order to comply with such statutes and requirements. Pac-Van does not believe the effect of such compliance will be material to its business, results of operations or financial condition.

Trademarks

Pac-Van owns a number of trademarks important to its business, including Pac-Van® and “We Put More Business Into Space ® ”. Material trademarks are registered or are pending for registration in the U.S. Patent and Trademark Office. Registrations for such trademarks in the United States will last indefinitely as long as Pac-Van continues to use and maintain the trademarks and renew filings with the applicable governmental offices.

Competition

Although Pac-Van’s competition varies significantly by market, the modular space industry, in general, is highly competitive. Pac-Van competes primarily in terms of product availability, customer service and price. Pac-Van believes that its reputation for customer service and its ability to offer a wide selection of units suitable for various uses at competitive prices allows it to compete effectively. However, Pac-Van’s largest North American competitors, ModSpace and Williams-Scotsman, have greater market share or product availability in some markets and have greater financial resources and pricing flexibility than it. Other regional competitors include Acton Modular, Vanguard Modular and Satellite Modular.

With the exception of mobile offices in the U.S., the portable storage industry is highly fragmented, with numerous participants at the local level leasing and selling storage containers, storage trailers and other structures used for temporary storage. Pac-Van believes that participants in its industry compete on the basis of customer relationships, price, service, delivery speed and breadth and quality of equipment offered. In every area Pac-Van serves, Pac-Van competes with multiple local, regional, and national portable storage providers. Some of Pac-Van’s competitors may have greater market share, less indebtedness, greater pricing flexibility or superior marketing and financial resources. Pac-Van’s largest competitors in the storage container and storage trailer markets in the U.S. are Mobile Mini, Williams Scotsman, Allied Leasing, Haulaway, Eagle Leasing and National Trailer Storage. Pac-Van’s largest competitors in the U.S. mobile office market are ModSpace, Williams Scotsman and Mobile Mini.

Properties

Branch Locations.  Pac-Van leases all of its 26 branch locations. Most of Pac-Van’s major leased properties have remaining lease terms of at least one year, and Pac-Van believes that none of its individual branch locations is material to its operations. Pac-Van also believes that satisfactory alternative properties could be found in all of its markets, if necessary. The Pac-Van corporate office shares a leased property with its Indianapolis branch.

Employees

As of June 30, 2008, Pac-Van had 214 employees. None of our employees are covered by a collective bargaining agreement. Management believes its relationship with our employees is good. We have never experienced any material labor disruption and are unaware of any efforts or plans to organize our employees. The employees are grouped accordingly:

•	Branch Management — 22;

•	Sales and Marketing — 38;

•	Branch Operations and Administration — 125;

•	Corporate Staff — 22; and

•	Senior Management — 7.

Available Information

Our Internet website address is: www.PacVan.com.

MANAGEMENT

Directors and Executive Officers

The following information is provided regarding our directors and executive officers as of June 26, 2009.  No family relationship exists between any director or executive officer:

Name	Age	Position
Ronald F. Valenta	50	Chief Executive Officer and Director

Charles E. Barrantes	57	Executive Vice President and Chief Financial Officer

Christopher A. Wilson	42	General Counsel, Vice President & Secretary

Robert Allan	53	Chief Executive Officer, Royal Wolf

Lawrence Glascott	75	Chairman of the Board of Directors

David M. Connell	65	Director

Susan L. Harris	52	Director

Ronald L. Havner, Jr.	51	Director

Manuel Marrero	51	Director

James B. Roszak	68	Director

Ronald F. Valenta has served as a director and as our Chief Executive Officer and Secretary since our inception. He also served as Chief Financial Officer from inception through September 2006. Mr. Valenta served as the President and Chief Executive Officer of Mobile Services Group, Inc., a portable storage company he founded in 1988 until 2003. In April 2000, Windward Capital Partners acquired a controlling interest in Mobile Services Group, Inc. through a recapitalization transaction. In August 2006, Welsh, Carson, Anderson & Stowe, through another recapitalization transaction, acquired a controlling interest in Mobile Services Group, Inc. Mr. Valenta served as the non-executive Chairman of the Board of Directors of Mobile Services Group, Inc. from March 2003 until August 2006, and as a director since that time. Mr. Valenta was the managing member of Portosan Company, LLC, a portable sanitation services company he founded in 1998, until 2004 when a majority of the assets of that company were sold to an affiliate of Odyssey Investment Partners, LLC. Mr. Valenta is currently Chairman of the Board of Directors for CMSI Capital Holdings, Inc., a private investment company he founded in 1991, Mobile Office Acquisition Corporation, the parent company of Pac-Van, Inc., a U.S. office modular and portable storage company, PV Realty LLC, a real estate company founded in 2000, and United Document Storage, LLC (formerly PortoShred LLC), a document storage and destruction company he formed in 2003. In 2007, Mr. Valenta also formed two holding companies to purchase two businesses in the pay-day and title lending businesses. From 2003 to 2006, Mr. Valenta was also a director of the National Portable Storage Association, a not-for-profit entity dedicated to the needs of the storage industry. From 1985 to 1989, Mr. Valenta was a Senior Vice President with Public Storage, Inc.

Charles E. Barrantes has served as our Executive Vice President and Chief Financial Officer since September 2006. Prior to joining us, Mr. Barrantes was vice president and chief financial officer for Royce Medical Company from early 2005 to its sale in late 2005. From 1999 to early 2005, he was chief financial officer of Earl Scheib, Inc., a public company that operated over 100 retail paint and body shops. Mr. Barrantes has over 25 years of experience in accounting and finance, starting with more than a decade with Arthur Andersen & Co.

Christopher A. Wilson became our General Counsel, Vice President & Secretary in December 2007. Prior to joining us, Mr. Wilson was the general counsel and assistant secretary of Mobile Services Group, Inc. from February 2002 to December 2007. Mr. Wilson practiced corporate law as an associate at Paul, Hastings, Janofsky & Walker LLP from 1998 to February 2002. Mr. Wilson graduated with a B.A. from Duke University in 1989 and a J.D. from Loyola Law School of Los Angeles in 1993.

Robert Allan has been the Chief Executive Officer of Royal Wolf since February 2006 and as such has been one of our executive officers since September 13, 2007. Mr. Allan joined Royal Wolf in April 2004 as its Executive General Manager. From 2000 until joining Royal Wolf, he served as Group General Manager of IPS Logistics Pty Ltd, a shipping and logistics company. From 1997 until 2000, Mr. Allan was employed as a Regional Director of Triton Container International, the world’s largest lessor of marine cargo containers to the international shipping industry. Mr. Allan has more than 30 years of experience in the container leasing and logistics industries.

Lawrence Glascott has been our Chairman of the Board of Directors since November 2005. Mr. Glascott has served as a director of 99¢ Only Stores since 1996 where he currently serves on its Audit, Compensation and Nominating and Corporate Governance Committees. From 1991 to 1996 he was the Vice President — Finance of Waste Management International, an environmental services company. Prior thereto, Mr. Glascott was a partner at Arthur Andersen LLP and was in charge of the Los Angeles based Arthur Andersen LLP Enterprise Group practice for over 15 years.

David M. Connell has been a director since November 2005. Mr. Connell founded Cornerstone Corporate Partners, LLC, a consulting and advisory firm, in 1999. Prior to establishing Cornerstone Corporate Partners in 1999, Mr. Connell served as President and a member of the Board of Directors for Data Processing Resources Corporation, or DPRC, from 1992 to 1999. DPRC was a NASDAQ listed provider of information technology consulting services to Fortune 500 companies. Prior to his services with DPRC, from 1988 to 1993, Mr. Connell was engaged by Welsh, Carson, Anderson; Stowe, a New York private equity firm, to manage a group of portfolio companies. From 1990 to 1993, Mr. Connell served as Chairman and Chief Executive Officer of Specialized Mortgage Service, Inc., an information technology company serving the real estate, banking, and credit rating industries. From 1988 to 1990, he served as Chairman and Chief Executive Officer of Wold Communications, Inc., which later merged and became Keystone Communications, a leading satellite communications service provider.

Susan Harris has been a director since December 2008.  Ms. Harris served as a director of Mobile Services Group, Inc. and Mobile Storage Group, Inc., portable storage companies, from May 2004 to August 2006 and from May 2002 to August 2006, respectively. Ms. Harris retired from Sun America, Inc. where she served in a variety of positions between 1985 and 2000, including Senior Vice President and General Counsel. She earned her J.D. Degree from the University of Southern California and her B.A. degree from the University of California, Los Angeles.

Ronald L. Havner, Jr. became a director in October 2008. Mr. Havner has been the Vice-Chairman, Chief Executive Officer and a member of the Board of Public Storage, Inc. since November 2002 and President since July 1, 2005. Mr. Havner joined the Public Storage, Inc. in 1986 and held a variety of senior management positions until his appointment as Vice-Chairman and Chief Executive Officer in 2002. Mr. Havner has been Chairman of the Public Storage’s affiliate, PS Business Parks, Inc. (PSB), since March 1998 and was Chief Executive Officer of PSB from March 1998 until August 2003. He is also a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc. (NAREIT). He is also a director of Union BanCal Corporation.

Manuel Marrero has been a director since November 2005. Since January 2004, Mr. Marrero has worked as a financial and operations management consultant with several companies, principally focused in consumer products brand management. From May 2002 until January 2004, Mr. Marrero served as the Chief Financial Officer of Mossimo, Inc., a designer and licensor of apparel and related products. From 1999 to 2001, Mr. Marrero was the Chief Operating Officer and Chief Financial Officer of Interplay Entertainment Corp., a developer, publisher and distributor of interactive entertainment software, and the Chief Financial Officer of Precision Specialty Metals, Inc. from 1996 to 1999, a light gauge conversion mill for flat rolled stainless steel and high performance alloy. He has served on the boards of Interplay OEM, Inc., Shiney Entertainment, Inc., Seed Internet Ventures, Inc., L.A. Top Producers, LLC, Friends of Rancho San Pedro and Tree People.

James B. Roszak has been a director since November 2005. Mr. Roszak has been a director of National RV Holdings, Inc. since June 2003. Mr. Roszak was employed by the Life Insurance Division of Transamerica Corporation, a financial services organization engaged in life insurance, commercial lending, leasing and real estate services, from June 1962 through his retirement as President of such division in June 1997. Mr. Roszak also served as interim Chief Executive Officer and a director of buy.com, an Internet retailer, from February 2001 through August 2001. He is also a member of the Board of Trustees of Chapman University.

Director Independence

The NASDAQ requires that a majority of the Board of Directors must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Messrs. Connell, Marrero, Glascott and Roszak are “independent directors.” If elected at the annual meeting, Ms. Harris would be an “independent director.”

Board and Committee Meetings

The Board of Directors held 16 meetings during the fiscal year ended June 30, 2008, or fiscal year 2008. Each director attended more than 75% of all meetings of the Board of Directors and board committees on which he served during the period he was a director in fiscal year 2008.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee. The Audit Committee consists of Messrs. Roszak, as Chairman, Marrero and Glascott, each of whom we believe qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the Securities and Exchange Commission. In addition, we have certified to the NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Each member of the Audit Committee is an independent director under the NASDAQ listing standards.

The functions of the Audit Committee and its activities during fiscal year 2008 are described below under the heading “Report of the Audit Committee.”

The Board of Directors has adopted a written charter for the Audit Committee, and the Audit Committee within the past year has reviewed and assessed the adequacy of the charter. A copy of the Audit Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com  or by written request addressed to our Secretary.

The Audit Committee met 11 times in fiscal year 2008.

Compensation Committee. The Compensation Committee consists of Messrs. Connell, as Chairman, Marrero and Roszak.

The purposes of the Compensation Committee are: (i) to determine and approve the goals, objectives and compensation structure for our executive officers; (ii) to review the performance of our executive officers; and (iii) to review the Company’s management resources, succession planning and development activities.

The Board of Directors established the Compensation Committee in May 2006, and the Compensation Committee adopted its charter in February 2007. A copy of the Compensation Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com  or by written request addressed to our Secretary.

The Compensation Committee met three times in fiscal year 2008.

Nominating Committee. The Nominating Committee consists of Messrs. Marrero, as Chairman, Connell and Roszak, each of whom is an independent director under the NASDAQ listing standards.

The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors.

The Board of Directors adopted a written charter for the Nominating Committee in January 2006. A copy of the Nominating Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com  or by written request addressed to our Secretary.

The Nominating Committee met once in fiscal year 2008.

The Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors. When considering candidates for director, the Nominating Committee takes into account a number of factors, including the following (although candidates need not possess all of the following characteristics, and not all factors are weighted equally):

•	Ability to attend regular and special board and committee meetings and willingness to perform the duties of a director;

•	Fine moral character, good personal and business reputation;

•	Industry knowledge, contacts and network of potential clients in industries served by the Company;

•	Ability to be responsible, fair-minded, reliable, ethical and possess high integrity;

•	Prior experience on boards of directors;

•	Senior-level management experience; and

•	Possession of specific skills in auditing, accounting, personnel and finance.

The Nominating Committee will periodically assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, or the size of the Board of Directors is expanded, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Board of Directors through current Board of Directors members or management, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year.

The Nominating Committee will consider candidates for directors recommended by stockholders who follow the proper procedures in submitting the recommendation. The Board of Directors will consider candidates recommended by stockholders using the same criteria it applies to candidates recommended by directors. To be considered for election at an annual meeting, the recommendation must be submitted no later than November 20, 2008. The recommendation must by in writing addressed to the Corporate Secretary and must include the following: (i) statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating Committee; (ii) name and contact information for the candidate; (iii) statement of the candidate’s business and educational experience; (iv) information regarding each of the factors listed above (other than the factor regarding board size and composition) sufficient to enable the Nominating Committee to evaluate the candidate; (v) statement detailing any relationship between the candidate and any competitor of the Company; (vi) detailed information about any relationship or understanding between the writer and the candidate; and (vii) statement that the candidate is willing to be considered and is willing to serve as a director if nominated and elected.

Compensation Committee Interlocks and Insider Participation

No person who served on the Compensation Committee in fiscal year 2008 was during the year or previously an officer or employee of the Company or had a relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Further no interlocking relationship exists between any member of the Board of Directors and any member of any other company’s board of directors or compensation committee.

Compensation of Directors

We currently have five non-employee directors that qualify for compensation.

The following table provides information concerning the compensation of the directors for fiscal year 2008:

Director Compensation

	Fees Earned
	or Paid in
Name	Cash ($)	Total ($)
Lawrence Glascott	$76,598	$76,598

David M. Connell	$64,107	$64,107

Manuel Marrero	$65,024	$65,024

James B. Roszak	$73,098	$73,098

Ronald F. Valenta	$—	$—

In September 2007, our Board of Directors approved a new schedule of compensation of our non-employee directors effective upon completion of the acquisition of Royal Wolf. The following table summarizes the new schedule of compensation of our non-employee directors (directors who also serve as officers currently receive no additional compensation for their services as directors). The annual compensation shown became effective September 13, 2007, and was prorated for our fiscal year ending June 30, 2008. In addition to the compensation set forth below, each director is also eligible for reimbursement of reasonable expenses incurred in connection with the director’s services.

Annual Retainer—Chairman of the Board	$40,000
Annual Retainer—Other Directors	$30,000
Additional Annual Retainer — Audit Committee Chair	$10,000
Additional Annual Retainer — Compensation Committee Chair	$7,500
Additional Annual Retainer — Nominating Committee Chair	$3,000
Board Meeting Attendance Fee—Chairman of the Board	$2,000
Board Meeting Attendance Fee—Other Directors	$1,500
Committee Meeting Attendance Fee	$750
Telephonic Meeting Attendance Fee	$500

The annual retainers are payable in advance in semiannual increments on June 30 and December 31.

Code of Ethics

      We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Conflicts of Interest

      Potential investors should be aware of the following potential conflicts of interest:

•
Our chief executive officer and chief operating officer are not required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities that may be appropriate for presentation to our company and the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those in which our company intends to engage.

•
Ronald F. Valenta, our Chief Executive Officer, is a member of the Board of Directors of Mobile Services Group, Inc., a portable storage company that he founded in 1988, and Chairman of the Board of Directors of Mobile Office Acquisition Corporation, the parent company of Pac-Van, Inc., a U.S. office modular and portable storage company.

      In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

   Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Policies and Practices

Our Board of Directors is responsible for establishing, implementing and monitoring GFN’s executive compensation program as well as the compensation programs of the Chief Executive Officer of its subsidiaries. GFN’s executive compensation program is designed to reward the achievement of GFN’s annual, long-term and strategic goals, align executives’ incentives with stockholder value creation   as well as to attract and retain superior people in key positions by providing compensation that is reasonable and competitive relative to the compensation paid to similarly situated executives in their respective geographies. A substantial portion of the executive’s overall compensation is tied to the financial performance of the business unit by which the Executive is employed, specifically achieving targeted EBITDA. In order to achieve these objectives, GFN provides its executives, including the “named executive officers” identified in the Summary Compensation Table, below, both cash and stock-based compensation that rewards performance measured against established goals.

Compensation Setting Process

Mr. Valenta, our Chief Executive Officer, has served in that capacity since our inception in 2005. In connection with our initial public offering, he agreed to serve without compensation until the consummation of our first business combination. Subsequently, Mr. Valenta has agreed to serve without compensation until the earlier of June 30, 2008 or until we have achieved certain financial goals after the consummation of our first business combination.

Accordingly, Mr. Barrantes, our Chief Financial Officer, is the only employee of GFN (excluding RWA) who received compensation for his services to us during the twelve months ended June 30, 2007. Christopher J Wilson became our General Counsel and Vice President on December 14, 2007 and is the second employee who receives compensation.

We compensate Mr. Barrantes and Mr. Wilson pursuant to their employment agreements entered into in September 2006 and December 2007, respectively, in connection with their commencement of employment with us. For a description of the employment agreements, see “Employment Agreements” below.

Mr. Valenta negotiated Mr. Barrantes' employment agreement on our behalf, and the Board of Directors approved the employment agreement. Although our Compensation Committee was in existence in September 2006, the Board of Directors had not approved a charter for the Committee at that time and the Committee was not then performing functions.  Mr. Valenta negotiated Mr. Wilson’s' employment agreement on our behalf in consultation with the Compensation Committee and its members, and the Board of Directors approved the employment agreement.

Benchmarking and Peer Group

In approving the compensation of Mr. Barrantes and Mr. Wilson, the Board of Directors reviewed information provided by management regarding the compensation of the officers in comparable positions with four public companies in the equipment leasing business. The Board also considered the size and stage of development of the Company, the experience and prior compensation of Messrs. Barrantes and Wilson, and the scope of the services that each would render (particularly given the lack of support staff and the need to implement policies and procedures). The Board of Directors determined that Mr. Barrantes' and Mr. Wilson’s compensation should consist of a base salary, the opportunity for a material performance-based bonus and stock options under the 2006 Stock Option Plan.

Compensation Program Components

Base Salary

Base salary is established based upon the experience, skills, knowledge and responsibilities required of the executive officers in their respective roles. We considered a number of factors in establishing base salaries of the executive officers, including the years of service of the individual, the individual’s duties and responsibilities, the ability to replace the individual, base salary at the individual’s prior employment and market data for similar positions with competitive companies.

Cash-Based Incentives Awards

The compensation committee has the authority to award discretionary annual bonuses to Mr. Barrantes and Mr. Wilson under the terms of their employment agreements.

Long-Term Equity Compensation

We believe that long-term performance is achieved through compensation policies that encourage performance by our executive officers through the use of stock and stock-based awards. The incentives in our 2006 Stock Option Plan were established to align the interests of our executive officers and employees with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines. Our stock compensation plans constitute the principal method for our executive officers to acquire equity interests in GFN. We believe that the annual aggregate value of these awards should be set near levels for comparable holding companies.

Our compensation committee administers these equity compensation plans, including selecting award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards, and interpreting the provisions of these equity compensation plans. Our compensation committee has the authority to grant different types of awards of stock options to employees under the 2006 Stock Option Plan. Each stock option represents the right to purchase a specified number of shares of our common stock, at a fixed grant price that cannot be less than the fair market value of the shares on the grant date. Our 2006 Stock Option Plan does not permit re-pricing of any previously granted stock options. The maximum term of a stock option is ten years from the date of grant. Any option will be exercisable in accordance with terms established by our compensation committee. The purchase price of an option may be payable in cash, common stock (valued at fair market on the day of exercise) or a combination of both. Our 2006 Stock Option Plan authorizes our compensation committee to grant non-qualified stock options as well as incentive stock options that comply with the requirements of Section 422(b) of the Internal Revenue Code.

We do not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. The compensation committee has approved, and will continue to approve, all grants of equity compensation. Although the chief executive officer and other executive officers make recommendations to the compensation committee from time to time about the form and amount of equity awards to be granted to our employees, such awards are approved by the compensation committee. The compensation committee does not expect to delegate such approval authority to our management or any subcommittee. In the event that material non-public information becomes known to the compensation committee prior to granting equity compensation, the compensation committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety.

Employee Benefits and Other Perquisites

We do not maintain benefit plans for our employees. We reimburse Mr. Barrantes and Mr. Wilson for the cost of their health, dental, vision and/or supplemental disability insurance in the amounts of $750 and $1,150 per month, respectively. Mr. Barrantes and Mr. Wilson are entitled to vacation, sick leave and other paid holidays.

Accounting and Tax Treatment

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct for U.S. federal income tax purposes in any one year with respect to our President and chief executive officer and the next four most highly compensated officers. Performance-based compensation that meets certain requirements is, however, excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the compensation committee considers the anticipated tax treatment to us and to the named executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the compensation committee’s control. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the compensation committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be deductible.

The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The compensation committee may establish annual performance criteria in an effort to ensure deductibility of the cash and restricted stock incentive awards made under the 2006 Stock Option Plan. Base salary does not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. We currently expect that all compensation paid to the named executive officers in 2006 will be deductible by us.

Accounting for Stock-Based Compensation. We account for stock-based payments including awards under our 2006 Stock Option Plan in accordance with the requirements of SFAS No. 123(R).

Potential Payments Upon a Change of Control

Three of our executives have employment agreements that provide for severance payments if their employment was terminated without “cause” following a change of control.

On September 11, 2006, we entered into an employment agreement with Charles E. Barrantes, under which he agreed to serve as our Executive Vice President and Chief Financial Officer. On December 14, 2007, we entered into an employment agreement with Christopher A. Wilson under which he agreed to serve as our General Counsel and Vice President. On February 11, 2009, we entered into an employment agreement with Ronald F. Valenta under which he agreed to serve as our President and Chief Executive Officer. We have no agreements or arrangement with any executive officer that provides for payments upon termination of employment except that pursuant to the employment agreements of Messrs. Barrantes and Wilson. Under his employment agreement, Mr. Barrantes is entitled to a lump-sum non-compete payment of 12 months' base salary if we terminate his employment without “cause” or he terminates his employment for “good reason.” Mr. Valenta and Mr. Wilson are each entitled, under their respective employment agreements, to a lump-sum severance payment of 12 months’ base salary plus a pro-rated bonus if we terminate their employment without “cause” or if he terminates his employment for “good reason.” We have no other agreements or arrangements with any executive officer that provide for payments upon a change of control.

Summary Compensation Table

The following table contains summary compensation information of the following executive officers, or our “Named Executive Officers,” for fiscal year 2008, the six months ended June 30, 2007 and the year ended December 31, 2006.

Summary Compensation Table

				Option	All Other
				Awards	Compensation
Name and Principal Position	Year	Salary	Bonus	(4)	(5)	Total
Ronald F. Valenta Chief Executive Officer	2008	$—	$—	$—	$—	$—
	2007	—	—	—	—	—
	2006	—	—	—	—	—

Charles E. Barrantes Chief Financial Officer and Executive Vice President (1)	2008	$200,000	$90,000	$137,600	$10,533	$438,133
	2007	100,000	—	68,800	3,512	172,312
	2006	62,121	21,742	42,000	3,361	129,224

Christopher A. Wilson General Counsel, Vice President and Counsel (2)	2008	$109,167	$38,000	$92,100	$11,335	$250,602

Robert Allan Chief Executive Officer, Royal Wolf (3)	2008	$313,764	$107,575	$71,600	$—	$492,939

(1)	The employment of Mr. Barrantes commenced in September 2006.

(2)	The employment of Mr. Wilson commenced in December 2007.

(3)	Mr. Allan became a Named Executive Officer in conjunction with our acquisition of Royal Wolf effective September 13, 2007. The salary reflected in this table was for the full fiscal year 2008.

(4)
The amounts shown are the amounts of compensation expense recognized by us in fiscal year 2008 relating to the grants of stock options, as described in Financial Accounting Standards No. 123R. For a discussion of valuation assumptions used in the calculation of these amounts for fiscal year 2008, see Note 2, “ Summary of Significant Accounting Policies,” and Note 9, “Stock Option Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2008 filed with the Securities and Exchange Commission on September 22, 2008.

(5)	Reimbursement of medical and dental insurance premiums.

Plan-Based Awards

We have only one compensation plan, our 2006 Stock Option Plan. The following table provides information concerning each grant of an award made to the Named Executive Officers in fiscal year 2008.

Option Grants in Fiscal Year 2008

All Other
			Option Awards:		Exercise or
		Date of	Number of		Base Price of	Grant Date
		Approval of	Securities		Option	Fair Value of
		Grants by the	Underlying		Awards	Option
Name	Grant Date	Board	Options (#)		($/Shares)	Awards ($)
Christopher A. Wilson	12/14/07	10/30/07	225,000	(1)	$9.05	$843,000

Robert Allan	1/22/08	10/30/07	125,000	(2)	$8.80	$492,200

(1)	The stock options vest in five equal annual installments beginning December 14, 2008.

(2)
45,000 of these stock options vest in five equal annual installments beginning January 22, 2009 and 80,000 of these stock options vest over 20 months subject to a performance condition based on Royal Wolf achieving a certain EBITDA (earnings before interest, income taxes, depreciation and amortization and other non-operating costs) target for the fiscal year 2008. In June 2008, the Compensation Committee determined that 40,000 of these performance-based options would be deemed to have achieved the performance criteria and the remaining 40,000 performance-based options would be rolled over and modified during the first quarter of the fiscal year ending June 30, 2009, or “2009,” to vest, subject to the achievement by Royal Wolf of certain EBITDA targets for 2009 and the fiscal year ending June 30, 2010, over a longer period.

The following table provides information concerning outstanding options as of June 30, 2008.

Outstanding Equity Awards at Fiscal Year-End

	Number of	Number of
	Securities	Securities		Equity Incentive Plan
	Underlying	Underlying		Awards: Number of
	Unexercised	Unexercised		Securities Underlying
	Options	Options		Unexercised Unearned
	(#)	(#)		Options	Exercise Price	Expiration
Name	Exercisable	Unexercisable		(#)	($/Sh)	Date
Charles E. Barrantes	45,000	180,000	(1)	—	$7.30	9/11/16

Christopher A. Wilson	—	225,000	(2)	—	$9.05	12/14/17

Robert Allan	—	125,000	(3)	—	$8.80	1/22/18

(1)	These options vest in five equal annual installments on September 11 of each of 2007, 2008, 2009, 2010 and 2011, subject to continued service with us, and have a ten-year term.

(2)	These options vest in five equal annual installments on December 14 of each of 2008, 2009, 2010, 2011 and 2012, subject to continued service with us, and have a ten-year term.

(3)
45,000 of these stock options vest in five equal annual installments on January 22 of each of 2009, 2010, 2011, 2012 and 2013. 80,000 of these stock options vest over 20 months subject to a performance condition based on Royal Wolf achieving a certain EBITDA (earnings before interest, income taxes, depreciation and amortization and other non-operating costs) target for the fiscal year 2008. In June 2008, the Compensation Committee determined that 40,000 of these performance-based options would be deemed to have achieved the performance criteria and the remaining 40,000 performance-based options would be rolled over and modified during the first quarter of the fiscal year ending June 30, 2010, over a longer period. These stock options are subject to continued service with us and have a ten-year term.

No Named Executive Officer exercised any stock options during fiscal year 2008.

Employment Agreements

On September 11, 2006, we entered into an employment agreement with Charles E. Barrantes, under which he agrees to serve as our Executive Vice President and Chief Financial Officer.  On June 26, 2009 we amended the employment agreement.  Under the employment agreement, Mr. Barrantes receives a base annual salary of $200,000, and is eligible to receive an annual bonus each fiscal year of up to 35% of his base salary, provided he is employed on the last day of such year.  Mr. Barrantes is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.  Mr. Barrantes is entitled to participate on the same basis in all offered benefits or programs as any other employee at the expense of General Finance.

On December 14, 2007, we entered into an employment agreement with Christopher A. Wilson, under which he agrees to serve as our General Counsel, Vice President and Secretary. Under the employment agreement, Mr. Wilson receives a base annual salary of $200,000, and is eligible to receive an annual bonus each fiscal year of up to 35% of his base salary, provided he is employed on the last day of such year. Mr. Wilson is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.  Mr. Wilson is entitled to participate on the same basis in all offered benefits or programs as any other employee at the expense of General Finance.

On February 11, 2009, we entered into an employment agreement with Ronald F. Valenta, under which he agrees to serve as our President and Chief Executive Officer. Under the employment agreement, Mr. Valenta receives a base annual salary of $200,000, and is eligible to receive an annual bonus each fiscal year of up to 35% of his base salary, provided he is employed on the last day of such year. Mr. Valenta is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.  Mr. Valenta is entitled to participate on the same basis in all offered benefits or programs as any other employee at the expense of General Finance.

Mr. Barrantes and Mr. Wilson each received options to purchase an aggregate of 225,000 shares of common stock under our 2006 Stock Option Plan as of the respective dates of commencement of their employment. Mr. Barrantes’ and Mr. Wilson’s stock options have an exercise price of $7.30 and $9.05 per share, respectively (the closing sales price of the common stock on the date of grant), vest in five equal annual installments and expire ten years from the date of grant.

The employment agreements of Mr. Valenta, Mr. Barrantes and Mr. Wilson will terminate upon the date of their death or in the event of a physical or mental disability that renders either of them unable to perform his duties for 60 consecutive days or 120 days in any twelve-month period. Messrs. Valenta, Barrantes and Wilson may terminate their respective employment agreements at any time upon 30 days notice to us, and we may terminate it at any time upon notice to each of them.

Royal Wolf employs Robert Allan pursuant to an employment agreement that will continue indefinitely, unless terminated by Mr. Allan or Royal Wolf upon at least six months’ notice. Under his employment agreement, using an Australian dollar to United States dollar exchange rate of 0.9615 at June 30, 2008, Mr. Allan receives a base annual salary of $336,528 and is eligible to receive an annual performance bonus not to exceed $137,975 based upon the achievement of specified performance indicators. The maximum annual performance bonus is subject to increase based upon consumer priced index increases. There is no severance or similar obligation to Mr. Allan under his employment agreement except that Royal Wolf may pay six months’ compensation to Mr. Allan in lieu of providing notice of termination of his employment as described above.

Charles E. Barrantes, our Chief Financial Officer, and Christopher A. Wilson, our General Counsel, are the only employees who received compensation for services to the Company in fiscal year 2008. Robert Allan received compensation as Chief Executive Officer of GFN Australasia Holdings Pty Limited, which, with its subsidiaries, we refer to as “Royal Wolf,” an indirectly-owned Australian subsidiary.

In approving the compensation of Mr. Valenta, Mr. Barrantes and Mr. Wilson, the Board of Directors reviewed information provided by management regarding the compensation of the chief financial officers of four public companies in the equipment leasing business. The Board also considered the size and stage of development of the Company, Mr. Valenta’s, Mr. Barrantes’ and Mr. Wilson’s experience and prior compensation, and the scope of the services that each would be required to render (particularly given the lack of support staff and the need to implement policies and procedures). The Board of Directors determined that Mr. Valenta’s, Mr. Barrantes’ and Mr. Wilson’s compensation should consist of a base salary, the opportunity for a material performance-based bonus and stock options under the 2006 Stock Option Plan, except that Mr. Valenta requested, and the Compensation Committee agreed, that he would not receive a grant of stock options.

Potential Payments Upon Termination of Employment or Change in Control

We have no agreements or arrangement with any executive officer that provides for payments upon termination of employment except that pursuant to his employment agreement Mr. Wilson is entitled to a lump sum severance payment of twelve months base salary if we terminate his employment without “cause” or he terminates his employment for “good reason”. We have no agreements or arrangements with any executive officer that provide for payments upon a change of control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 26, 2009, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Unless otherwise noted, we believe that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

	Beneficial Ownership
	Number of	Percent of
Name	Shares(1)	Class(1)
Ronald F. Valenta(2)(3)	3,776,805	21.2%
James B. Roszak(2)	28,500	(*	)
Lawrence Glascott(2)	33,200	(*	)
Manuel Marrero(2)	47,500	(*	)
David M. Connell(2)	24,500	(*	)
Charles E. Barrantes(2)(4)	109,000	(*	)
Christopher Wilson(2)(5)	69,000	(*	)
Robert Allan(6)(7)	69,170	(*	)
Theodore M. Mourouzis(8)(9)	252,463		%
Gilder, Gagnon, Howe & Co. LLC(10)	961,720		%
Olowalu Holdings, LLC(11)	1,354,571		%
2863 S. Western Avenue Palos Verdes, California 90275
Ronald L. Havner, Jr.(12)	2,559,175		%
LeeAnn R. Havner The Havner Family Trust c/o Karl Swaidan Hahn & Hahn LLP 301 East Colorado Boulevard, Suite 900 Pasadena, California 91101
Jonathan Gallen(13)	1,578,000		%
299 Park Avenue, 17th Floor New York, New York 10171
Neil Gagnon(14)	2,423,544		%
1370 Avenue of the Americas, Suite 2400 New York, New York 10019
Jack Silver(15)	2,613,900		%
SIAR Capital LLC 660 Madison Avenue New York, New York 10021
Brencourt Advisors, LLC(16)	231,117		%
600 Lexington Avenue 8 th Floor New York, NY 10022
All executive officers and directors as a group (nine persons)			%

(1)
Based on 17,826,052 shares of common stock outstanding. In accordance with the rules of the SEC, person is deemed to be the beneficial owner of shares that the person may acquire within the following 60 days (such as upon exercise of options or warrants or conversion of convertible securities). These shares are deemed to be outstanding for purposes of computing the percentage ownership of the person beneficially owning such shares but not for purposes of computing the percentage of any other holder.

(2)	Business address is c/o General Finance Corporation, 39 East Union Street, Pasadena, California 91103.

(3)
Includes: (i) 13,500 shares owned by Mr. Valenta’s wife and minor children, as to which Mr. Valenta’s shares voting and investment power with his wife; and (ii) 540,013 shares that may be acquired upon exercise of warrants. The shares shown exclude the shares referred to in note (8), below.

(4)	Includes 19,000 shares owned and 135,000 shares that may be acquired upon exercise of options.

(5)	Includes 24,000 shares owned and 45,000 shares that may be acquired upon exercise of stock options.

(6)	Business address is Suite 201, Level 2, 22-28 Edgeworth David Avenue, Hornsby, New South Wales, Australia 2077

(7)	Includes 20,170 shares owned and 9,000 shares that may be acquired upon the exercise of stock options.

(8)	Business address is 2995 South Harding Street, Indianapolis, IN 46225.

(9)	Includes 252,463 shares owned and 10,000 shares that may be acquired upon exercise of stock options.

(10)
Information is based upon a Schedule 13G filed on April 10, 2009. Gilder, Gagnon, Howe & Co. LLC is a New York limited liability and broker or dealer registered under the Securities Exchange Act of 1934. The shares shown include 28,865 shares as to which Gilder, Gagnon, Howe & Co. LLC has sole voting power and 932,855 shares as to which it has investment power. Of these 932,855 shares, 823,762 shares are held in customer accounts under which partners or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose or direct the disposition of the shares, 109,093 shares are held in accounts of its partners and 28,865 shares are held in its profit-sharing plan.

(11)
Information is based upon an Amendment to Schedule 13G filed on February 13, 2009. Olowalu Holdings, LLC (“Olowalu”), is a Hawaiian limited liability company, of which Rick Pielago is the manager. Olowalu shares voting and investment power as to all of the shares shown with Lighthouse Capital Insurance Company, a Cayman Islands exempted limited company, and the Ronald Valenta Irrevocable Life Insurance Trust No. 1, a California trust, of which Mr. Pielago is trustee. The Ronald Valenta Irrevocable Life Insurance Trust No. 1 is an irrevocable family trust established by Ronald F. Valenta in December 1999 for the benefit of his wife at the time, any future wife, and their descendants. Mr. Valenta, himself, is not a beneficiary of the Trust, and neither he nor his wife or their descendants has voting or investment power, or any other legal authority, with respect to the shares shown. Mr. Valenta disclaims beneficial ownership of our shares held by the Trust. Mr. Pielago may be deemed to be the control person of Olowalu and the Ronald Valenta Irrevocable Life Insurance Trust No. 1.

(12)
Information is based upon Amendment No. 2 to Schedule 13D filed on October 8, 2008. The shares shown include 2,000 shares as to which Ronald L. Havner has sole voting power and 3,000 shares as to which his wife, LeeAnn R. Havner, has sole voting power. Mr. and Mrs. Havner are Co-Trustees of The Havner Family Trust. The Trust owns 2,517,425 shares and 39,750 warrants. As Co-Trustees of the Trust, Mr. and Mrs. Havner may he deemed to beneficially own all of the shares held by the Trust.

(13)	Information is based upon a Schedule 13G filed on February 17, 2009. The shares shown are held by Ahab Opportunities, L.P. and Ahab Opportunities, Ltd.

(14)
Information is based upon a Schedule 13G filed on February 8, 2009. The shares shown include: (i) 2,423,544 shares beneficially owned by Mr. Gagnon; (ii) 901,598 shares beneficially owned by Mr. Gagnon over which he has sole voting power and shared dispositive power; and (iii) 1,760,502 shares held for certain customers of Gagnon Securities LLC, of which Mr. Gagnon is the managing member and the principal owner and over which he has shared dispositive power but no voting power.

(15)
Information is based upon an Amendment to Schedule 13G filed on February 17, 2009. The shares shown include: (i) 2,600,000 shares that may be acquired upon exercise of warrants held by Sherleigh Associates Inc. Profit Sharing Plan, a trust of which Mr. Silver is the trustee; and (ii) 13,900 shares held by Sherleigh Associates Inc. Profit Sharing Plan, a trust of which Mr. Silver is a trustee.

(16)	Information is based upon a Schedule 13G filed on February 12, 2009 as an Investment Advisor with the Sole dispositive and power to vote or to direct the vote of 231,117 shares.

COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and 10% stockholders to file reports with the Securities and Exchange Commission on changes in their beneficial ownership of Common Stock and to provide us with copies of the reports. We believe that all of these persons filed all required reports on a timely basis in fiscal year 2009.

CERTAIN TRANSACTIONS

In October 2005, we issued 1,875,000 shares of our common stock to Ronald F. Valenta for cash in the amount of $0.133 per share or an aggregate purchase price of $250,000. Thereafter, Mr. Valenta transferred, without consideration, 22,500 shares to each of David M. Connell, Lawrence Glascott, Manuel Marrero and James B. Roszak, directors of the company, and 18,750 shares to Marc Perez, our controller. He also sold 356,250 shares to John O. Johnson for the amount of $0.133 per share or an aggregate purchase price of $47,500. Pursuant to a registration rights agreement, our existing stockholders have two demand and unlimited piggyback registration rights with respect to their shares following the release of the shares from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

We had an unsecured limited recourse revolving line of credit agreement with Ronald F. Valenta, our Chief Executive Officer and a director, which had entered into prior to our initial public offering. Under the revolving line of credit, we were able to borrow up to $3,000,000 from time to time at an annual interest rate of 8%. At June 30, 2007, the outstanding amount of principal and accrued interest under the line of credit was $2,441,253, which was the largest amount outstanding during the six months ended June 30, 2007. On September 14, 2007, subsequent to the completion of acquisition of Royal Wolf, we repaid the outstanding balance and accrued interest ($2,586,848) and terminated the revolving line of credit. Prior to that, we had not made any payments on the revolving line of credit.

Ronald F. Valenta and John O. Johnson agreed to purchase an aggregate of 583,333 warrants for $1.20 per warrant, or an aggregate of $700,000 in the private placement immediately prior to the closing of the IPO. The proceeds of this sale were deposited in the trust account and the warrants were identical to the warrants issued in the IPO. The underwriters were not entitled to any discounts or commissions on the sale of the warrants in the private placement.

 The Company utilized certain accounting, administrative and secretarial services from affiliates of officers; as well as certain limited office space provided by an affiliate of Mr. Valenta. Until the consummation of a business combination by the Company, the affiliates had agreed to make such services available to the Company free of charge, as may be required by the Company from time to time; with the exception of the reimbursement of certain out-of-pocket costs incurred on behalf of the Company. Effective September 14, 2007, the Company entered into a month-to-month arrangement that lasted until January 31, 2008 with an affiliate of Mr. Valenta for the rental of the office space at $1,148 per month. In addition, effective September 14, 2007, the Company commenced recording a charge to operating results (with an offsetting contribution to additional paid-in capital) for the estimated cost of contributed services rendered to the Company at no compensation by non-employee officers and administrative personnel of affiliates.

Effective January 31, 2008, the Company entered into a lease with an affiliate of Mr. Valenta for its new corporate headquarters in Pasadena, California. The rent is $7,393 per month, effective March 31, 2009, plus allocated charges for common area maintenance, real property taxes and insurance, for approximately 3,000 square feet of office space. The term of the lease is five years, with two five-year renewal options, and the rent is adjusted yearly based on the consumer price index. Rental payments were $48,000 in FY 2008 and $86,000 in YTD FY 2009.

Effective October 1, 2008, the Company entered into a services agreement through June 30, 2009 (the “Termination Date”) with an affiliate of Mr. Valenta for certain accounting, administrative and secretarial services to be provided at the corporate offices and for certain operational, technical, sales and marketing services to be provided directly to the Company’s operating subsidiaries. Charges for services rendered at the corporate offices will be, until further notice, at $7,000 per month and charges for services rendered to the Company’s subsidiaries will vary depending on the scope of services provided. The services agreement provides for, among other things, mutual modifications to the scope of services and rates charged and automatically renews for successive one-year terms, unless terminated in writing by either party not less than 30 days prior to the Termination Date. Total charges to the Company for services rendered under this agreement totaled $178,000, plus out-of-pocket expenses, in YTD FY 2009.
.

DESCRIPTION OF SECURITIES

General

      We are authorized to issue 100,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 9,690,099 shares of common stock are outstanding, held by seven stockholders of record. No shares of preferred stock are currently outstanding.

Units

      Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants began trading separately on June 13, 2006.

Common Stock

      Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders.

      Our board of directors has five directors and is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting David M. Connell and Manuel Marrero, expired and was renewed at our first annual meeting of stockholders on June 14, 2007. The term of office of the second class of directors, consisting of James B. Roszak and Lawrence Glascott, will expire at the second annual meeting. The term of office of the third class of directors, consisting Ronald F. Valenta, will expire at the third annual meeting. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

      Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled, subject to the rights of holders of preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no conversion, preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

      Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation and our board of directors may determine its rights and preferences from time to time. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control.

The Company is offering private placements of Series A 12.5% Cumulative Preferred Stock, liquidation preference of $50 per share, or Series A Preferred Stock, and Series B 8% Cumulative Preferred Stock, liquidation value of $1,000 per share, Series B Preferred Stock. The Series B Preferred Stock is offered primarily in connection with business combinations.  As of March 31, 2009, the Company had issued 23,900 shares and 100 shares of Series A Preferred Stock and Series B Preferred Stock for total proceeds of $1,195,000 and $100,000, respectively.

The Series A Preferred Stock and Series B Preferred Stock, or collectively the Cumulative Preferred Stock, are  not convertible into GFN common stock, have no voting rights, except as required by Delaware law, and are not redeemable prior to February 1, 2014; at which time it may be redeemed at any time, in whole or in part, at the Company’s option. Holders of the Cumulative Preferred Stock are entitled to receive, when declared by the Company’s Board of Directors, annual dividends payable quarterly in arrears on the 31st day of January, July and October of each year and the 30th day of April of each year. In the event of any liquidation or winding up of the Company, the holders of the Cumulative Preferred Stock will have preference to holders of common stock; with the holders of the Series A Preferred Stock having preference over holders of the Series B Preferred Stock. The Company has agreed to register for public trading the Cumulative Preferred Stock no later than one year from issuance.

Warrants

Each warrant included in the units of the IPO entitles the holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below.

The warrants will expire on April 5, 2010 at 5:00 p.m., Los Angeles time.

        We may call the warrants for redemption (including any warrants issued upon exercise of the unit purchase option) at any time after the warrants become exercisable:

•	with the prior consent of the representative;

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
only if the reported last sale price of the common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

      We have established the above conditions to our exercise of redemption rights to provide (i) warrant holders with adequate notice of exercise only after the then-prevailing common stock price is substantially above the warrant exercise price, and (ii) a sufficient differential between the then-prevailing common stock price and the warrant exercise price so there is a buffer to absorb the market reaction, if any, to our redemption of the warrants. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption; however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

      Since we may redeem the warrants only with the prior written consent of the representative and the representative may hold warrants subject to redemption, the representative may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that the representative will consent to such redemption if it is not in their best interest, even if it is in our best interest.

      The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

      The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. A warrant holder does not have the rights or privileges of a holder of common stock, including any voting rights, until the warrant holder exercises the warrants and receive shares of common stock.

      No warrants will be exercisable unless a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants and to take such action as is necessary to qualify for sales in those states in which the warrants were initially offered by us, the common stock issuable upon exercise of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the warrant holders reside.

      No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a warrant holder would be entitled to receive a fractional interest in a share, we will round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

      Immediately prior to the closing of the IPO we sold Ronald F. Valenta and John O. Johnson an aggregate of 583,333 warrants for $1.20 per warrant, or an aggregate of $700,000 in the private placement. The proceeds of this sale were deposited in the trust account and the warrants were identical to the warrants issued in the IPO. The underwriters were not be entitled to any discounts or commissions on the sale of the warrants in the private placement.

Purchase Option

      We sold Morgan Joseph & Co., the representative of the underwriters, for $100, an option to purchase up to a total of 750,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.20 (120% of the exercise price of the warrants included in the units sold in this offering). For a more complete description of the purchase option, including the registration rights afforded to the holders of such option, see the section appearing elsewhere in this prospectus entitled “Underwriting — Purchase Option.”

Dividends

      We have not paid any cash dividends on our common stock to date. The payment of cash dividends will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. Further, our ability to declare dividends may to limited by restrictive covenants if we incur any indebtedness.

Our Transfer Agent and Warrant Agent

      The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

NASDAQ Global Market Listing

The units are listed on the NASDAQ Global Market under the symbol “GFNCU.” The common stock and warrants are listed on the NASDAQ Global Market under the symbols “GFN” and “GFNCW,” respectively.

Shares Eligible for Future Sale

      We have 9,690,099 shares of common stock outstanding consisting of the 7,815,099 shares sold in the IPO and following the exercise by the underwriters’ representative of the over-allotment option. The foregoing shares of commons stock are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,875,000 shares are restricted securities under Rule 144 in that they were issued in private transactions not involving a public offering. 1,875,000 shares of common stock are eligible for sale under Rule 144. Notwithstanding this restriction, all of those shares have been placed in escrow and will not be transferable until one year from the date of the acquisition of Royal Wolf and will only be released prior to that date, subject to certain limited exceptions, such as our liquidation following a business combination or a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities.

Rule 144

      In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding; and

•
if the common stock is listed on a national securities exchange or on The Nasdaq Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

      Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years including the holding period of any prior owner other than an affiliate, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

      The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, act as “underwriters” under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

Pursuant to a registration rights agreement, our existing stockholders have two demand and unlimited piggyback registration rights with respect to the shares of common stock they held prior to this offering following the release of such shares from escrow, and with respect to shares they may acquire upon exercise of the warrants issued in the private placement.

     The holders of the units, underlying warrants or common stock issuable under the Morgan Joseph & Co. purchase option are entitled to make one demand that we register the common stock (including common stock underlying the warrants). In addition, these holders have certain “piggy-back” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

In September 2007, in conjunction with the closing of the acquisition of Royal Wolf, the Company entered into a securities purchase agreement with Bison Capital, pursuant to which the Company issued and sold to Bison Capital, at par, a secured senior subordinated promissory note in the principal amount of $16,816,000, and a registration rights agreement. Pursuant to the securities purchase agreement, we paid Bison Capital a closing fee of $336,000 and issued warrants to Bison Capital to purchase 500,000 shares of common stock of GFN. Pursuant to the registration rights agreement, we agreed to register our common stock issuable upon exercise of the warrants purchased by Bison Capital. We agreed to register these shares of common stock in response to a demand from Bison Capital, and we agreed to allow Bison Capital to register their shares of common stock with a registration statement filed by the Company. This agreement will continue until the shares of common stock have been registered or have been redeemed.

LEGAL MATTERS

    The validity of the securities offered in this prospectus is being passed upon for us by Christopher A. Wilson.

EXPERTS

    The financial statements of General Finance Corporation at June 30, 2008 and of Royal Wolf, as Predecessor, at June 30, 2007 and June 30, 2006 and for the years ended June 30, 2007 and 2006, the six months ended June 30, 2005 and the year ended December 31, 2004 appearing in this registration statement have been included herein in reliance upon the report of Grobstein, Horwath & Company LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Mobile Office Acquisition Corp. and Subsidiary d/b/a Pac-Van, Inc. at September 30, 2008, December 31, 2007 and December 31, 2006 and for the nine-month period ended September 30, 2008, year ended December 31, 2007 and five-month period from August 2, 2006 to December 31, 2006; and of Pac-Van, Inc., as Predecessor, at August 1, 2006 and December 31, 2005 and for the seven-month period from January 1, 2006 to August 1, 2006 and year ended December 31, 2005, appearing in this registration statement have been included herein in reliance upon the reports of Katz, Sapper & Miller, LLP, independent public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    Our Internet website, which is located at http://www.generalfinance.com, is under construction. This reference to our Internet website does not constitute incorporation by reference in this report of the information contained on or hyperlinked from our Internet website and such information should not be considered part of this report.

    We are required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the Securities and Exchange Commission (“SEC”) on a regular basis, and are required to disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business and bankruptcy) in a current report on Form 8-K. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

    Until              , 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets as of June 30, 2008 and March 31, 2009 (Successor)	F-2

Condensed Consolidated Statements of Operations for the quarters ended March 31, 2008 and 2009 (Successor)	F-3

Condensed Consolidated Statements of Operations for the period from July 1, to September 13, 2007 (Predecessor) and the nine months ended March 31, 2008 and 2009 (Successor)	F-4

Condensed Consolidated Statement of Stockholders’ Equity for the nine months ended March 31, 2009 (Successor)	F-5

Condensed Consolidated Statements of Cash Flows for the period from July 1, to September 13, 2007 (Predecessor) and the nine months ended March 31, 2008 and 2009 (Successor)	F-6

Notes to Condensed Consolidated Financial Statements	F-7

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS:

Report of Independent Registered Public Accounting Firm	F-25

Consolidated Balance Sheets as of June 30, 2007 (for both the Predecessor and Successor) and 2008 (Successor)	F-26

Consolidated Statements of Operations for the years ended June 30, 2006 and 2007 (both for the Predecessor), for the period from July 1 to September 13, 2007 (Predecessor) and for the year ended June 30, 2008 (Successor)
F-27

Consolidated Statement of Changes in Stockholders’ Equity and Comprehensive Income for the period from October 14, 2005 (inception) to June 30, 2007, and for the year ended June 30, 2008 (Successor)	F-28

Consolidated Statements of Cash Flows for the years ended June 30, 2006 and 2007 (both for the Predecessor), for the period from July 1 to September 13, 2007 (Predecessor) and for the year ended June 30, 2008 (Successor)
F-29

Notes to the Consolidated Financial Statements	F-30

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 Condensed Consolidated Balance Sheets
 (In thousands, except share and per share data)

	Successor (Note 1)
	June 30,	March 31,
	2008	2009
		(Unaudited)
Assets
Cash and cash equivalents	$2,772	$—
Trade and other receivables, net of allowance for doubtful accounts of $485 and $2,204 at June 30, 2008 and March 31, 2009, respectively	18,327	25,218
Inventories	21,084	19,779
Prepaid expenses	2,094	1,897
Total current assets	44,277	46,894

Lease receivables	1,589	1,108
Property, plant and equipment, net	7,503	9,782
Lease fleet, net	87,748	183,454
Intangible assets, net (including goodwill and indefinitely-lived intangible assets of $32,461 and $70,938 at June 30, 2008 and March 31, 2009, respectively)	66,419	96,636
Other assets	325	12
Total non-current assets	163,584	290,992
Total assets	$207,861	$337,886

Current liabilities
Trade payables and accrued liabilities	$18,504	$23,977
Current portion of long-term debt and obligations	3,223	7,542
Unearned revenue and advance payments	2,930	8,809
Income taxes payable	705	283
Total current liabilities	25,362	40,611

Non-current liabilities
Long-term debt and obligations, net of current portion	78,029	183,735
Deferred tax liabilities	1,462	12,400
Employee benefits and other non-current liabilities	227	146
Total non-current liabilities	79,718	196,281

Commitments and contingencies (Note 8)	—	—
Minority interest	9,050	4,538

Stockholders’ equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 24,000 shares issued and outstanding (in series) at March 31, 2009 and stated at liquidation value	—	1,295
Common stock, $.0001 par value: 100,000,000 shares authorized; 13,826,052 and 17,826,052 shares outstanding at June 30, 2008 and March 31, 2009, respectively	1	2
Additional paid-in capital	81,688	108,064
Cumulative dividends paid	—	(21)
Accumulated other comprehensive income (loss)	6,787	(12,377)
Retained earnings (accumulated deficit)	5,255	(507)
Total stockholders’ equity	93,731	96,456
Total liabilities and stockholders’ equity	$207,861	$337,886

The accompanying notes are an integral part of these condensed consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
 (In thousands, except share and per share data)
 (Unaudited)

	Successor (Note 1)
	Quarter Ended March 31,
	2008	2009

Revenues
Sales	$19,801	$14,769
Leasing	8,849	19,686
	28,650	34,455

Costs and expenses
Cost of sales	16,356	12,354
Leasing, selling and general expenses	6,473	12,966
Depreciation and amortization	2,251	3,882

Operating income	3,570	5,253

Interest income	91	58
Interest expense	(2,426)	(3,308)
Foreign currency exchange gain (loss) and other	115	(1,860)
	(2,220)	(5,110)

Income before provision for income taxes and minority interest	1,350	143
Provision for income taxes	376	50
Minority interest	140	(177)

Net income	$834	$270

Net income per common share:
Basic	$0.09	$0.01
Diluted	0.08	0.01

Weighted average shares outstanding:
Basic	9,690,099	17,826,052
Diluted	11,083,722	17,826,052

The accompanying notes are an integral part of these condensed consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
 (In thousands, except share and per share data)
 (Unaudited)

	Predecessor	Successor (Note 1)
	Period from	Nine Months
	July 1 to	Ended
	September 13,	March 31,
	2007	2008	2009

Revenues
Sales	$10,944	$45,277	$57,093
Leasing	4,915	17,624	51,616
	15,859	62,901	108,709

Costs and expenses
Cost of sales	9,466	37,757	48,655
Leasing, selling and general expenses	4,210	13,595	36,638
Depreciation and amortization	653	4,834	11,161

Operating income	1,530	6,715	12,255

Interest income	14	1,194	244
Interest expense	(947)	(4,385)	(13,388)
Foreign currency exchange gain (loss) and other	(129)	2,220	(12,575)
	(1,062)	(971)	(25,719)

Income (loss) before provision for income taxes and minority interest	468	5,744	(13,464)
Provision (benefit) for income taxes	180	1,837	(4,685)
Minority interest	—	354	(3,017)

Net income (loss)	$288	$3,553	$(5,762)

Net income (loss) per common share:
Basic		$0.36	$(0.35)
Diluted		0.31	(0.35)

Weighted average shares outstanding:
Basic		9,910,981	16,482,986
Diluted		11,304,604	16,482,986

The accompanying notes are an integral part of these condensed consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 Condensed Consolidated Statement of Stockholders’ Equity and Comprehensive Income (Loss)
 (In thousands, except share data)
 (Unaudited)

Successor (Note 1)

								Retained
	Cumulative Preferred				Additional	Cumulative	Other	Earnings	Total
	Stock		Common Stock		Paid-In	Dividends	Comprehensive	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Paid	Income (Loss)	Deficit)	Equity

Balance at June 30, 2008	—	$—	13,826,052	$1	$81,688	$—	$6,787	$5,255	$93,731

Issuance of common stock	—	—	4,000,000	1	25,599	—	—	—	25,600

Issuance of preferred stock	24,000	1,295	—	—	(9)	—	—	—	1,286

Share-based compensation	—	—	—	—	656	—	—	—	656

Contributed services	—	—	—	—	130	—	—	—	130

Cumulative dividends paid	—	—	—	—	—	(21)	—	—	(21)

Net loss	—	—	—	—	—	—	—	(5,762)	(5,762)

Cumulative translation adjustment	—	—	—	—	—	—	(19,164)	—	(19,164)

Total comprehensive loss	—	—	—	—	—	—	—	—	(24,926)

Balance at March 31, 2009	24,000	$1,295	17,826,052	$2	$108,064	$(21)	$(12,377)	$(507)	$96,456

The accompanying notes are an integral part of these condensed consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 Condensed Consolidated Statements of Cash Flows
 (In thousands)
 (Unaudited)

	Predecessor	Successor (Note 1)
	Period from	Nine Months
	July 1 to	Ended
	September 13,	March 31,
	2007	2008	2009
Net cash provided (used) by operating activities (Note 9)	$4,294	$(6,889)	$9,636

Cash flows from investing activities:
Proceeds from sales of property, plant and equipment	28	16	109
Business acquisitions, net of cash acquired	—	(90,954)	(48,189)
Purchases of property, plant and equipment	—	(310)	(2,483)
Purchases of lease fleet	(3,106)	(5,764)	(14,086)
Purchases of intangible assets	—	(285)	(33)
Net cash used by investing activities	(3,078)	(97,297)	(64,682)

Cash flows from financing activities:
Proceeds (repayments) on capital leasing activities	(7,921)	(282)	579
Proceeds from long-term borrowings	1,124	36,601	25,403
Proceeds from issuances of equity capital	4,990	—	26,886
Cumulative dividends paid	—	—	(21)
Payments to converting stockholders, net	—	(6,426)	—
Minority interest capital contributions	—	8,278	—
Repayment of borrowings from related party	—	(2,350)	—
Net cash provided (used) by financing activities	(1,807)	35,821	52,847

Net decrease in cash	(591)	(68,365)	(2,199)

Cash and equivalents at beginning of period	886	68,277	2,772

Impact of foreign currency translation on cash	(5)	1,257	(573)

Cash and equivalents at end of period	$290	$1,169	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Note 1. Organization and Business Operations

Organization

General Finance Corporation (“GFN”) was incorporated in Delaware in October 2005 to effect a business combination with one or more operating businesses in the rental services and specialty finance sectors. From inception through September 13, 2007, GFN had no business or operations. References to the “Company” in these Notes are to GFN and its consolidated subsidiaries. These subsidiaries include GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN U.S.”); GFN North America Corp., a Delaware corporation (“GFNNA”); GFN Mobile Storage Inc., a Delaware corporation (“GFNMS”); GFN Australasia Holdings Pty Ltd., an Australian corporation (“GFN Holdings”); GFN Australasia Finance Pty Ltd, an Australian corporation (“GFN Finance”); RWA Holdings Pty Limited (“RWA”), an Australian corporation, and its subsidiaries (collectively, “Royal Wolf”); and Pac-Van, Inc., an Indiana corporation (“Pac-Van”). In September 2007, the Company changed its fiscal year to June 30 from December 31.

Acquisition of Royal Wolf

On September 13, 2007 (September 14 in Australia), the Company completed the acquisition of Royal Wolf through the acquisition of all of the outstanding shares of RWA. Based upon the actual exchange rate of one Australian dollar to $0.8407 U.S. dollar realized in connection with payments made upon completion of the acquisition, the purchase price paid to the sellers for the RWA shares was $64.3 million, including deposits of $1,005,000 previously paid in connection with the acquisition. The Company paid the purchase price, less the deposits, by a combination of cash in the amount of $44.7 million plus the issuance to Bison Capital Australia, L.P., (“Bison Capital”), one of the sellers, of shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance; and the issuance of a note to Bison Capital. As a result of this structure, the Company owns 86.2% of the outstanding capital stock of GFN U.S. and Bison Capital owns 13.8% of the outstanding capital stock of GFN U.S. GFN Finance, an indirect subsidiary of GFN U.S., owns all of the outstanding capital stock of Royal Wolf.

Royal Wolf leases and sells storage containers, portable container buildings and freight containers in Australia and New Zealand; which is considered geographically by the Company to be the Asia-Pacific area. All references to events or activities (other than equity-related) which occurred prior to the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to Royal Wolf, as the predecessor company (the “Predecessor”). All references to events or activities (other than equity-related) which occurred after the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to the Company, as the successor company (the “Successor”).

Acquisition of Pac-Van

On October 1, 2008, the Company completed its acquisition of Pac-Van through a merger with Mobile Office Acquisition Corp. (“MOAC”), the parent of Pac-Van, and the Company’s wholly-owned subsidiary formed in July 2008, GFNNA. Pac-Van leases and sells modular buildings, mobile offices and storage containers in the United States.

The Company, in addition to assuming Pac-Van’s long-term debt, paid the purchase price to the stockholders of MOAC by a combination of $19.4 million in cash, 4,000,000 shares of GFN restricted common stock and a 20-month subordinated promissory note in the aggregate principal amount of $1.5 million bearing interest at 8% per annum. The note and 1,133,333 shares of the restricted common stock will secure the indemnification obligations for 20 months and 36 months, respectively. Among other things, the Company and the stockholders of MOAC entered into a stockholders agreement which provided registration rights which may be exercised after June 30, 2009. In addition, in connection with the acquisition, the Company granted options to certain key employees of Pac-Van and to a former stockholder of MOAC, who became a non-employee member of Company’s Board of Directors effective on that date, to purchase 347,000 and 9,000 shares of common stock, respectively, at an exercise price equal to the closing market price of the Company’s common stock as of October 1, 2008, or $6.40.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

The total purchase consideration, including the Company’s transaction costs of approximately $0.9 million has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values as of October 1, 2008, as follows (in thousands):

October 1, 2008
Fair value of the net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$1,517
Trade and other receivables	15,118
Inventories	5,370
Prepaid expenses	231
Property, plant and equipment	3,458
Lease fleet	112,909
Other assets	177
Trade payables and accrued liabilities	(12,939)
Unearned revenue and advance payments	(7,414)
Long-term debt	(107,600)
Deferred income taxes	(18,324)
Total net tangible assets acquired and liabilities assumed	(7,497)

Fair value of intangible assets acquired:
Customer base	4,850
Trade name	2,200
Deferred financing costs	166
Goodwill	47,719
Total intangible assets acquired	54,935
Total purchase consideration	$47,438

The accompanying consolidated statements of operations of “Successor” reflect the operating results of the Company following the dates of acquisitions of Royal Wolf and Pac-Van and do not reflect the operating results of Royal Wolf and Pac-Van prior to the acquisition dates. The following unaudited pro forma information for the quarter ended March 31, 2008 and the nine months ended March 31, 2008 and 2009 assume the acquisitions of Royal Wolf and Pac-Van occurred at the beginning of the periods presented (in thousands, except per share data):

	Quarter ended	Nine months ended
	March 31,	March 31,
	2008	2008	2009
Revenues	$44,770	$130,826	$131.351
Net income (loss)	1,267	5,352	(4,438)
Pro forma net income (loss) per share:
Basic	$0.07	$0.30	$(0.25)
Diluted	0.07	0.28	(0.25)

The pro forma results are not necessarily indicative of the results that may have actually occurred had the acquisition taken place on the date noted, or the future financial position or operating results of the Company. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma adjustments include adjustments for reduced interest income and increased interest expense, as well as increased depreciation and amortization expense as a result of the application of the purchase method of accounting.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Other Acquisitions

On July 11, 2008, the Company, through Royal Wolf, purchased the business of NT Container Services for $1,028,000. The total purchase price has been allocated to tangible and intangible assets acquired based on their estimated fair market values as of July 11, 2008.

On October 31, 2008, the Company, through Royal Wolf, purchased the business of Ace Container Services Pty Ltd for $741,000. The total purchase price has been allocated to tangible and intangible assets acquired based on their estimated fair market values as of October 31, 2008.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

On December 8, 2008, the Company, through Pac-Van, purchased the business of Container Wholesalers for $499,000; including the issuance of 100 shares of Series B 8% Cumulative Preferred Stock (see Note 6). The total purchase price has been allocated to tangible and intangible assets acquired based on their estimated fair market values as of December 8, 2008.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applicable to interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (which include all significant normal and recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. The accompanying results of operations are not necessarily indicative of the operating results that may be expected for the entire year ending June 30, 2009. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes thereto of the Company, which are included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 filed with the Securities and Exchange Commission.

Certain reclassifications have been made to conform to the current period presentation.

Unless otherwise indicated, references to “FY 2009” and “Predecessor Period 2008” are to the nine months ended March 31, 2009 and for the period from July 1 to September 13, 2007, respectively.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Foreign Currency Translation

The Company’s functional currency for its operations in Australia is the Australian (“AUS”) dollar. All adjustments resulting from the translation of the accompanying consolidated financial statements from the functional currency into the United States (“U.S.”) dollar reporting currency are recorded as a component of stockholders’ equity in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52,   Foreign Currency Translation  . All assets and liabilities are translated at the rates in effect at the balance sheet dates; and revenues, expenses, gains and losses are translated using the average exchange rates during the periods. Transactions in foreign currencies are translated at the foreign exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the foreign exchange rate prevailing at that date. Foreign exchange differences arising on translation are recognized in the statement of operations. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to the functional currency at foreign exchange rates prevailing at the dates the fair value was determined.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Based on the provisions of SFAS No. 131 and the manner in which the chief operating decision maker analyzes the business, the Company has determined it has two separately reportable geographic segments and one reportable operating segment.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost or market (net realizable value). Net realizable value is the estimated selling price in the ordinary course of business. Expenses of marketing, selling and distribution to customers, as well as costs of completion are estimated and are deducted from the estimated selling price to establish net realizable value. Costs are assigned to individual items of inventory on the basis of specific identification and include expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Inventories consist primarily of containers held for sale or lease and are comprised of the following (in thousands):

	June 30, 2008	March 31, 2009
		(Unaudited)
Finished goods	$18,795	$18,543
Work in progress	2,289	1,236
	$21,084	$19,779

Derivative Financial Instruments

Derivative financial instruments include warrants issued as part of the Initial Public Offering (“IPO”), a purchase option that was sold to the representative of the underwriters and warrants issued in connection with a senior subordinated promissory note with Bison Capital (Note 3). Based on Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock  , the issuance of the warrants and the sale of the purchase option were reported in stockholders’ equity and, accordingly, there is no impact on the Company’s financial position or results of operations; except for the $100 in proceeds from the sale of the purchase option and the discounting of the senior subordinated promissory note for the fair market value of the warrants issued to Bison Capital. Subsequent changes in the fair value will not be recognized as long as the warrants and purchase option continue to be classified as equity instruments. At the date of issuance, the Company determined the purchase option and the warrants issued to Bison Capital had a fair market value of approximately $641,000 and $1,309,000, respectively, using the Black-Scholes pricing model.

The Company may use derivative financial instruments to hedge its exposure to foreign currency and interest rate risks arising from operating, financing and investing activities. The Company does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments. Derivative financial instruments are recognized initially at fair value. Subsequent to initial recognition, derivative financial instruments are stated at fair value. The gain or loss on remeasurement to fair value is recognized immediately in the statement of operations.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Accounting for Stock Options

For the issuances of stock options, the Company follows the fair value provisions of SFAS No. 123R, Share-Based Payment  . SFAS No. 123R requires recognition of employee share-based compensation expense in the statements of income over the vesting period based on the fair value of the stock option at the grant date.

Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	Estimated	June 30,	March 31,
	Useful Life	2008	2009
			(Unaudited)
Land	—	$1,749	$1,295
Building	40 years	271	200
Transportation and plant equipment (including capital lease assets)	3 — 10 years	5,489	7,400
Furniture, fixtures and office equipment	3 — 10 years	893	2,647
		8,402	11,542
Less accumulated depreciation and amortization		(899)	(1,760)
		$7,503	$9,782

Lease Fleet

The Company has a fleet of storage containers, mobile offices, modular buildings and steps that it primarily leases to customers under operating lease agreements with varying terms. The lease fleet (or lease or rental equipment) is recorded at cost and depreciated on the straight-line basis over the estimated useful life (5 — 20 years), after the date the units are put in service, and are depreciated down to their estimated residual values (0% — 70% of cost). In the opinion of management, estimated residual values are at or below net realizable values. The Company continues to evaluate these depreciation policies as more information becomes available from other comparable sources and its own historical experience.

Costs incurred on lease fleet containers subsequent to initial acquisition are capitalized when it is probable that future economic benefits in excess of the originally assessed performance will result; otherwise, they are expensed as incurred.

Containers in the lease fleet are available for sale and are transferred to inventory prior to sale. Cost of sales of a container in the lease fleet is recognized at the carrying amount at the date of sale.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Accordingly, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the financial reporting basis and income tax basis of assets and liabilities at the balance sheet date multiplied by the applicable tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

The Company files U.S. Federal tax returns, California franchise tax returns and Australian tax returns, and beginning in 2009 will also file in multiple other U.S. states. The Company has identified its U.S. Federal tax return as its “major” tax jurisdiction. For U.S. Federal tax purposes, all periods subsequent to June 30, 2007 are subject to examination by the U.S. Internal Revenue Service (“IRS”). The Company believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FASB Interpretation No. 48,   Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109  (“FIN 48”). In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48 and does not anticipate that the total amount of unrecognized tax benefit related to any particular tax position will change significantly within the next 12 months.

The Company’s policy for recording interest and penalties, if any, associated with audits will be to record such items as a component of income taxes.

Net Income per Common Share

Basic net income per common share is computed by dividing net income, less dividends declared (or accumulated) on cumulative preferred stock (Note 6), by the weighted-average number of shares of common stock outstanding during the periods. Diluted net income per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The potential dilutive securities the Company has outstanding are warrants and stock options. The following is a reconciliation of weighted average shares outstanding used in calculating net income per common share:

	Quarter Ended March 31,		Nine Months Ended March 31,
	2008	2009	2008	2009
Basic	9,690,099	17,826,052	9,910,981	16,482,986
Assumed exercise of warrants	1,393,623	—	1,393,623	—
Assumed exercise of stock options	—	—	—	—
Diluted	11,083,722	17,826,052	11,304,604	16,482,986

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(revised 2007), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements  . SFAS No. 141R improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements. SFAS No. 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141R also requires that acquisition costs will generally be expensed as incurred and restructuring costs will be expensed in periods after the acquisition date. SFAS No. 160 improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. Moreover, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. The two statements will be effective for the Company as of July 1, 2009. Management is currently evaluating the impact that the adoption of these statements may have on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133.   SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows and (d) encourages, but does not require, comparative disclosures for earlier periods at initial adoption. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of SFAS No. 161 did not have a significant impact on the Company’s consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

In April 2008, the FASB issued FASB Staff Position FAS 142-3, Determining the Useful Life of Intangible Assets (FSP 142-3). FSP 142-3 amends the factors to be considered in determining the useful life of intangible assets accounted for pursuant to SFAS No. 142. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. Management does not believe that the adoption of FSP 142-3 will have a material effect on the Company’s consolidated financial statements.

Note 3. Long-term Debt and Obligations

Royal Wolf Senior Credit Facility and Subordinated Notes

Royal Wolf has a credit facility, as amended, with Australia and New Zealand Banking Group Limited (“ANZ”). The facility is subject to annual reviews by ANZ and is guaranteed and secured by assets of the Company’s Australian and New Zealand subsidiaries. Based upon the exchange rate of one Australian dollar to $0.68350 U.S. dollar and one New Zealand dollar to $0.82570 Australian dollar at March 31, 2009, the total credit facility limit is $77.8 million (AUS$101.0 million and NZ$15.5 million). The aggregate ANZ facility is comprised of various sub-facilities. The largest of these sub-facilities include eight interchangeable loan facilities under which Royal Wolf may borrow up to the lesser of $50.5 million (AUS$74.0 million) or 80% of the orderly liquidation value, as defined, of its container fleet; a receivables financing facility of up to $8.2 million (AUS$12.0 million); a special finance line for acquisitions of $0.7 million (AUS$1.0 million); a multi-option facility for the lease financing of accommodation units of $3.8 million (AUS$5.6 million); and a separate bank guarantee facility for New Zealand of $8.7 million (NZ$15.5 million), which would effectively terminate in May 2010. The receivables financing facility bears interest at a variable rate equal to the bank bill swap reference rate, plus 1.65% per annum, and may not be terminated, except on default, prior to ANZ’s next review date of the facility. Five of the interchangeable loan facilities, totaling $42.2 million (AUS$61.8 million), mature in September 2012; two of the interchangeable loan facilities, totaling $4.9 million (AUS$7.2 million) and $0.7 million (AU$1.0 million), mature in April 2010 and November 2010, respectively; and the remaining interchangeable loan facility of $2.7 million (AUS$4.0 million) may not be terminated, except on default, prior to ANZ’s next review date. The multi-option facility matures two years from the date of drawdown. Loans on the interchangeable facilities and multi-option facility bear interest at ANZ’s prime rate plus 2.50% per annum, with interest payable quarterly. As of March 31, 2009, the weighted-average effective interest rate was 8.3%.

The ANZ senior credit facility is subject to certain covenants, including compliance with specified consolidated senior and total interest coverage and senior and total debt ratios, as defined, for each financial quarter based on earnings before interest, income taxes, depreciation and amortization and other non-operating costs (“EBITDA”), as defined, on a year-to-date or trailing twelve-month (“TTM”) basis; and restrictions on the payment of dividends, loans and payments to affiliates and granting of new security interests on the assets of any of the secured entities. A change of control in any of GFN Holdings or its direct and indirect subsidiaries without the prior written consent of ANZ constitutes an event of default under the facility.

On September 13, 2007, in conjunction with the closing of the acquisition of Royal Wolf, the Company entered into a securities purchase agreement with Bison Capital, pursuant to which the Company issued and sold to Bison Capital, at par, a secured senior subordinated promissory note in the principal amount of $16,816,000 (the “Bison Note”). Pursuant to the securities purchase agreement, the Company paid Bison Capital a closing fee of $336,000 and issued to Bison Capital warrants to purchase 500,000 shares of common stock of GFN.

The Bison Note bears interest at the annual rate of 13.5%, payable quarterly in arrears, commencing October 1, 2007, and matures on March 13, 2013. The Company may extend the maturity date by one year, provided that it is not then in default. The Company may prepay the Bison Note at a declining price of 103% of par prior to September 13, 2009; 102% of par prior to September 13, 2010; 101% of par prior to September 13, 2011 and 100% of par thereafter. The maturity of the Bison Note may be accelerated upon an event of default or upon a change of control of GFN Finance or any of its subsidiaries. Payment under the Bison Note is secured by a lien on all or substantially all of the assets of GFN Finance and its subsidiaries, subordinated and subject to the inter-creditor agreement with ANZ. If, during the 66-month period ending on the scheduled maturity date, GFN’s common stock has not traded above $10 per share for any 20 consecutive trading days on which the average daily trading volume was at least 30,000 shares (ignoring any daily trading volume above 100,000 shares), upon demand by Bison Capital, the Company will pay Bison Capital on the scheduled maturity date a premium of $1.0 million in cash, less any gains realized by Bison Capital from any prior sale of the warrants and warrant shares. This premium is also payable upon any acceleration of the Bison Note due to an event of default or change of control of GFN Finance or any of its subsidiaries. As a condition to receiving this premium, Bison Capital must surrender for cancellation any remaining warrants and warrant shares.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

The warrants issued to Bison Capital represent the right to purchase 500,000 shares of GFN’s common stock at an initial exercise price of $8.00 per share, subject to adjustment for stock splits and stock dividends. Unexercised warrants will expire September 13, 2014.

On May 1, 2008, the Company issued and sold to Bison Capital a second secured senior subordinated promissory note in the principal amount of $5,500,000 on terms comparable to the original Bison Note, except that the maturity of this second note is July 1, 2010. Collectively, these two notes are referred to as the “Bison Notes”. At March 31, 2009, the principal balance of the Bison Notes was $21,375,000.

The Bison Notes require the maintenance of minimum EBITDA levels, as defined, and a total debt ratio based on a TTM EBITDA basis; as well as restrictions on capital expenditures.

Pac-Van Senior Credit Facility and Subordinated Note

Pac-Van has a revolving line of credit and letter of credit facility, as amended, with a syndication of four financial institutions led by LaSalle Bank National Association (“LaSalle”), as administrative and collateral agent. The LaSalle credit facility is secured by substantially all the business assets of Pac-Van and GFNNA, including the assignment of its rights under leasing contracts with customers, and is available for purchases of rental equipment and general operating purposes. The maximum aggregate amount available under the LaSalle credit facility is $120,000,000; with borrowings limited to 85% of eligible accounts receivable, net of reserves and allowances, plus 85% of the net book value of all eligible rental equipment, net of reserves and allowances, plus the lesser of (i) 75% of property and equipment, as defined, and (ii) $1,000,000. Letters of credit commitments under the credit facility are not to exceed $10,000,000 and approval is required by LaSalle, as the administrative agent, for borrowings over $95,400,000 and letters of credit commitments over $2,000,000.

Borrowings under the LaSalle credit facility are due on August 23, 2012 and accrue interest at the lead lender’s prime lending rate or its prime lending rate plus 0.25%, or the LIBOR plus a stated margin ranging from 1.5% to 2.25% based on Pac-Van’s leverage. At March 31, 2009, the weighted-average interest rate was 2.5%. In addition, the Company is required to pay an unused commitment fee equal to 0.25% of the average unused line calculated on a quarterly basis. The LaSalle senior credit facility is subject to certain covenants, including compliance with minimum EBITDA levels, as defined, specified interest coverage, senior and total debt ratios based on a TTM EBITDA basis, a minimum utilization rate, as defined; and, among other things, restrictions on the payment of dividends, loans and payments to affiliates.

Pac-Van also has a senior subordinated secured note payable to SPV Capital Funding, L.L.C. (“SPV”) with a principal balance of $25,000,000. This subordinated note matures on February 2, 2013, requires quarterly interest only payments computed at 13.0% per annum and is also subject to the maintenance of certain financial covenants.

Loan Covenant Compliance

The Company was in compliance with the financial covenants under its senior credit facilities and senior subordinated notes discussed above as of March 31, 2009. However, as widely reported, the financial markets and economy in the U.S. and Australia, as well as the global economy in general, have been in a downturn for a period of time. If the current economic environment continues to be weak or worsens, the Company’s ability to continue meeting covenant requirements may be impaired and may result in the seeking of amendments or waivers of covenant compliance. While management of the Company believes its relationships with its senior lenders are good, there is no assurance that they would consent to such an amendment or waiver in the event of noncompliance; or that such consent would not be conditioned upon the receipt of a cash payment, revised principal payout terms, increased interest rates, or restrictions in the expansion of the credit facilities; or that our senior lenders would not exercise rights that would be available to them, including, among other things, demanding payment of outstanding borrowings.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

UBOC Credit Facility

The Company has a credit agreement, as amended, with Union Bank of California, N.A. (“UBOC”) for a $1.0 million credit facility. Borrowings or advances under the facility will bear interest at UBOC’s “Reference Rate” (which approximates the prime rate) and are due and payable by March 31, 2011. The facility is guaranteed by GFN U.S. and requires the maintenance of certain quarterly and year-end financial reporting covenants. There were no outstanding borrowings under the UBOC credit facility at March 31, 2009.

Capital Leases

Capital lease liabilities of the Company are payable as follows as of March 31, 2009 (in thousands):

	Minimum
	lease payments	Interest	Principal

Less than one year	$81	$7	$74
Between one and five years	23	5	18
More than five years	—	—	—
	$104	$12	$92

Note 4. Financial Instruments

The Company adopted SFAS No. 157, Fair Value Measurements, effective July 1, 2008. SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value, as follows:

Level 1 — Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2 — Observable inputs, other than Level 1 inputs in active markets, that are observable either directly or indirectly; and

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Interest Rate Swap Contracts

The Company’s exposure to market risk for changes in interest rates relates primarily to its long-term debt obligations. The Company’s policy is to manage its interest expense by using a mix of fixed and variable rate debt.

To manage this mix in a cost-efficient manner, the Company enters into interest rate swaps and interest rate options, in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps and options are designated to hedge changes in the interest rate of its commercial bill liability. The secured ANZ loan and interest rate swaps and options have the same critical terms, including expiration dates. The Company believes that financial instruments designated as interest rate hedges are highly effective. However, documentation of such as required by SFAS No. 133 ,   Accounting for Derivative Instruments and Hedging Activities   does not exist. Therefore, all movements in the fair values of these hedges are reported in the statement of operations in the period in which fair values change.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

The Company’s interest rate swap and option (cap) contracts are not traded on a market exchange; therefore, the fair values are determined using valuation models which include assumptions about the interest rate yield curve at the reporting dates (Level 2 fair value measurement). As of March 31, 2009, there were four open interest rate swap contracts and three open interest rate option (cap) contracts, as follows (dollars in thousands):

		Fair Value as of
	Notional Amount	March 31, 2009
Swap	$11,278	$(1,185)
Swap	1,367	(189)
Swap	3,447	(452)
Swap	2,504	(223)
Option (Cap)	8,202	26
Option (Cap)	1,477	3
Option (Cap)	1,073	1
Total	$29,348	$(2,019)

The total fair value of $680,000 and ($2,019,000) at June 30, 2008 and March 31, 2009 is included in “trade and other receivables” and in “trade payables and accrued liabilities,” respectively, in the consolidated balance sheet. In FY2009, unrealized loss on interest rate swap and option (cap) contracts totaled $2,826,000.

Foreign Currency Risk

The Company has transactional currency exposures. Such exposure arises from sales or purchases in currencies other than the functional currency. The currency giving rise to this risk is primarily U.S. dollars. The Company has a bank account denominated in U.S. dollars into which a small number of customers pay their debts. This is a natural hedge against fluctuations in the exchange rate. The funds are then used to pay suppliers, avoiding the need to convert to Australian dollars. The Company uses forward currency contracts and options to eliminate the currency exposures on the majority of its transactions denominated in foreign currencies, either by transaction if the amount is significant, or on a general cash flow hedge basis. The forward currency contracts and options are always in the same currency as the hedged item. The Company believes that financial instruments designated as foreign currency hedges are highly effective. However documentation of such as required by SFAS No. 133 does not exist. Therefore, all movements in the fair values of these hedges are reported in the statement of operations in the period in which fair values change. The fair value of forward currency exchange contracts (Level 2 fair value measurement), which is included in “trade and other receivables” in the consolidated balance sheet, was $673,000 at March 31, 2009. In FY2009, unrealized gains on forward currency exchange contracts totaled $1,486,000.

The Company also has certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in our consolidated statements of operations. Unrealized gains and losses resulting from such remeasurement due to changes in the Australian exchange rate to the U.S. dollar could have significant impact in the Company’s reported results of operations, as well as any realized gains and losses from the payments on such U.S. dollar-denominated debt and intercompany borrowings.

In FY2009, unrealized and realized foreign exchange losses totaled $10,657,000 and $3,401,000, respectively.

Note 5. Related Party Transactions

The Company previously had an unsecured limited recourse revolving line of credit from Ronald F. Valenta, a director and the chief executive officer of the Company, pursuant to which the Company could borrow up to $3,000,000 outstanding at one time. The line of credit terminated upon the completion of the acquisition of Royal Wolf and the outstanding principal and interest totaling $2,587,000 was repaid on September 14, 2007.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

The Company has utilized certain accounting, administrative and secretarial services from affiliates of officers; as well as office space provided by an affiliate of Mr. Valenta. Until the consummation of a business combination by the Company, the affiliates had agreed to make such services available to the Company free of charge, as may be required by the Company from time to time; with the exception of the reimbursement of certain out-of-pocket costs incurred on behalf of the Company. Effective September 14, 2007, the Company entered into a month-to-month arrangement that lasted until January 31, 2008 with an affiliate of Mr. Valenta for the rental of the office space at $1,148 per month. In addition, effective September 14, 2007, the Company commenced recording a charge to operating results (with an offsetting contribution to additional paid-in capital) for the estimated cost of contributed services rendered to the Company by non-employee officers and administrative personnel of affiliates.

Effective January 31, 2008, the Company entered into a lease with an affiliate of Mr. Valenta for its new corporate headquarters in Pasadena, California. The rent is $7,393 per month, effective March 1, 2009, plus allocated charges for common area maintenance, real property taxes and insurance, for approximately 3,000 square feet of office space. The term of the lease is five years, with two five-year renewal options, and the rent is adjusted yearly based on the consumer price index. Rental payments were $86,000 in FY2009.

Effective October 1, 2008, the Company entered into a services agreement through June 30, 2009 (the “Termination Date”) with an affiliate of Mr. Valenta for certain accounting, administrative and secretarial services to be provided at the corporate offices and for certain operational, technical, sales and marketing services to be provided directly to the Company’s operating subsidiaries. Charges for services rendered at the corporate offices will be, until further notice, at $7,000 per month and charges for services rendered to the Company’s subsidiaries will vary depending on the scope of services provided. The services agreement provides for, among other things, mutual modifications to the scope of services and rates charged and automatically renews for successive one-year terms, unless terminated in writing by either party not less than 30 days prior to the Termination Date. Total charges to the Company for services rendered under this agreement totaled $178,000, plus out-of-pocket expenses, in FY 2009.

Note 6. Cumulative Preferred Stock

The Company is offering private placements of Series A 12.5% Cumulative Preferred Stock, par value $0.0001 per share and liquidation preference of $50 per share (“Series A Preferred Stock”); and Series B 8% Cumulative Preferred Stock par value of $0.0001 per share and liquidation value of $1,000 per share (“Series B Preferred Stock”). The Series B Preferred Stock is offered primarily in connection with business combinations (see Note 1).

The Series A Preferred stock and the Series B Preferred stock are referred to collectively as the “Cumulative Preferred Stock.”

Upon issuance of the Cumulative Preferred Stock, the Company records the liquidation value as the preferred equity in the consolidated balance sheet, with any issuance or offering costs as a reduction in additional paid-in capital. As of March 31, 2009, the Company had issued 23,900 shares and 100 shares of Series A Preferred Stock and Series B Preferred Stock for total proceeds of $1,195,000 and $100,000, respectively.

The Cumulative Preferred Stock is not convertible into GFN common stock, has no voting rights, except as required by Delaware law, and is not redeemable prior to February 1, 2014; at which time it may be redeemed at any time, in whole or in part, at the Company’s option. Holders of the Cumulative Preferred Stock are entitled to receive, when declared by the Company’s Board of Directors, annual dividends payable quarterly in arrears on the 31  st   day of January, July and October of each year and the 30  th   day of April of each year. In the event of any liquidation or winding up of the Company, the holders of the Cumulative Preferred Stock will have preference to holders of common stock; with the holders of the Series A Preferred Stock having preference over holders of the Series B Preferred Stock. The Company has agreed to register for public trading the Cumulative Preferred Stock no later than one year from issuance.

As of March 31, 2009, dividends paid or payable totaled $19,000 and $2,000 for the Series A Preferred Stock and Series B Preferred Stock, respectively. The characterization of dividends as ordinary income, capital or qualified for Federal income tax purposes is made based upon the earnings and profits of the Company, as defined by the Internal Revenue Code. No such characterization has been made by the Company as of March 31, 2009.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Note 7. Stock Option Plans

On August 29, 2006, the Board of Directors of the Company adopted the General Finance Corporation 2006 Stock Option Plan (“2006 Plan”), which was approved and amended by stockholders on June 14, 2007 and December 11, 2008, respectively. Under the 2006 Plan, the Company may issue to directors, employees, consultants and advisers up to 2,500,000 shares of its common stock. The options may be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or so-called non-qualified options that are not intended to meet incentive stock option requirements. The options may not have a term in excess of ten years, and the exercise price of any option may not be less than the fair market value of the Company’s common stock on the date of grant of the option. Unless terminated earlier, the 2006 Plan will automatically terminate June 30, 2016.

On each of September 11, 2006 (“2006 Grant”) and December 14, 2007 (“2007 Grant”), the Company granted options to an officer of GFN to purchase 225,000 shares of common stock at an exercise price equal to the closing market price of the Company’s common stock as of that date, or $7.30 per share and $9.05 per share, respectively, with a vesting period of five years. Stock-based compensation expense of $570,000 related to these options has been recognized in the statements of operations through March 31, 2009, with a corresponding benefit to additional paid-in capital. As of March 31, 2009, there remains $961,000 of unrecognized compensation expense that will be recorded in the statement of operations on the straight-line basis over the remaining weighted-average vesting period of 3.08 years. There have been no options exercised, cancelled or forfeited under these two grants and 450,000 options were outstanding at March 31, 2009. Also, as of March 31, 2009, 90,000 and 45,000 of the 2006 Grant and 2007 Grant options, respectively, were exercisable.

On January 22, 2008 (“2008 Grant”), the Company granted options to certain key employees of Royal Wolf to purchase 489,000 shares of common stock at an exercise price equal to the closing market price of the Company’s common stock as of that date, or $8.80 per share. The 2008 Grant consisted of 243,000 options with a vesting period of five years and 246,000 options that vest subject to a performance condition based on Royal Wolf achieving a certain EBITDA target for 2008. The Company initially commenced recognizing compensation expense over the vesting period of 20 months.

In June 2008, the Compensation Committee of the Company’s Board of Directors determined that the full EBITDA target for the 2008 Grant would not be achieved. As a result, the 2008 Grant was modified whereby one-half of the outstanding options subject to the EBITDA performance criteria were deemed to have achieved the performance condition. The remaining one-half of these performance-based options (“PB 2008 Grant”) were modified on July 23, 2008 (see below) for EBITDA targets at Royal Wolf pertaining to the years ending June 30, 2009 (“2009”) and 2010 (“2010”). At that time, the Company reassessed and revalued these options and commenced recognizing the changes in stock-based compensation on a prospective basis. Total stock-based compensation expense of $561,000 related to the 2008 Grant has been recognized in the statement of operations through March 31, 2009, with a corresponding benefit to additional paid-in capital. As March 31, 2009, there remains $539,000 of unrecognized compensation expense that will be recorded in the statement of operations on the straight-line basis over the remaining weighted-average vesting period of 2.66 years. There have been 41,500 options cancelled or forfeited under the 2008 Grant and 329,000 options were outstanding at March 31, 2009. No options have been exercised and 43,000 options were exercisable under the 2008 Grant as of March 31, 2009.

On July 23, 2008 (“July 2008 Grant”), the Company granted options to certain key employees of Royal Wolf to purchase 198,500 shares of common stock at an exercise price equal to the closing market price of the Company’s common stock as of that date, or $5.35 per share. The July 2008 Grant consisted of the PB 2008 Grant (see above) totaling 118,500 options, 40,000 options with a vesting period of five years and 40,000 options that vest subject to a performance condition based on Royal Wolf achieving certain EBITDA targets for 2009 and 2010. The Company initially commenced recognizing compensation expense over the vesting periods of 2.17 years and 3.17 years for EBITDA targets in 2009 and 2010, respectively, pertaining to 79,250 options in each of those vesting periods. However, the Company has determined that it is not probable that the EBITDA target for 2009 will be achieved and has ceased recognizing stock-based compensation expense for those performance-based options. In addition, the Company has recorded a cumulative effect adjustment of $37,000 in the quarter ended March 31, 2009 to reverse compensation expense recognized prior to January 1, 2009 on those performance-based options. Total stock-based compensation expense of $62,000 related to the July 2008 Grant has been recognized in the statement of operations through March 31, 2009, with a corresponding benefit to additional paid-in capital. As of March 31, 2009, there remains $195,000 of unrecognized compensation expense that will be recorded in the statement of operations on the straight-line basis over the remaining weighted-average vesting period of 3.06 years. There have been 12,250 options cancelled or forfeited under the July 2008 Grant and 107,000 options were outstanding at March 31, 2009. No options have been exercised and no options were exercisable under the July 2008 Grant as of March 31, 2009.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

On September 18, 2008 (“September 2008 Grant”), the Company granted options to the non-employee members of its Board of Directors to purchase 36,000 shares of common stock at an exercise price equal to the closing market price of the Company’s common stock as of that date, or $6.50 per share, with a vesting period of three years. Stock-based compensation expense of $21,000 related to these options has been recognized in the statements of operations through March 31, 2009, with a corresponding benefit to additional paid-in capital. As of March 31, 2009, there remains $99,000 of unrecognized compensation expense that will be recorded in the statement of operations on the straight-line basis over the remaining weighted-average vesting period of 2.47 years. There have been no options exercised, cancelled or forfeited under the September 2008 Grant, all 36,000 options were outstanding at March 31, 2009, and none were exercisable.

On October 1, 2008 (“October 2008 Grant”), the Company granted options to certain key employees of Pac-Van and to a former stockholder of MOAC, who became a non-employee member of Company’s Board of Directors effective on that date, to purchase 356,000 shares of common stock at an exercise price equal to the closing market price of the Company’s common stock as of that date; or $6.40 per share. The October 2008 Grant consisted of 154,550 options with a vesting period of five years, 9,000 options with a vesting period of three years and 192,450 options that vest subject to performance conditions based on Pac-Van achieving a certain EBITDA target for 2009 and to-be-determined EBITDA targets for the subsequent four fiscal years . The Company commenced recognizing compensation expense over the vesting periods ranging from 1.92 years to 5.92 years pertaining to 38,490 options in each of those vesting periods. However, the Company has determined that it is not probable that the EBITDA target for 2009 will be achieved and has ceased recognizing stock-based compensation expense for those performance-based options. In addition, the Company has recorded a cumulative effect adjustment of $13,000 in the quarter ended March 31, 2009 to reverse compensation expense recognized prior to January 1, 2009 on those performance-based options. Total stock-based compensation expense of $74,000 related to the October 2008 Grant has been recognized in the statement of operations through March 31, 2009, with a corresponding benefit to additional paid-in capital. As of March 31, 2009, there remains $562,000 of unrecognized compensation expense that will be recorded in the statement of operations on the straight-line basis over the remaining weighted-average vesting period of 4.11 years. There have been no options exercised, cancelled or forfeited under the October 2008 Grant, 317,500 options were outstanding at March 31, 2009, and none were exercisable.

On December 11, 2008 (“December 2008 Grant”), the Company granted options to a non-employee member of its Board of Directors to purchase 9,000 shares of common stock at an exercise price equal to the closing market price of the Company’s common stock as of that date, or $1.78 per share, with a vesting period of three years. Stock-based compensation expense of $1,000 related to these options has been recognized in the statements of operations through March 31, 2009 and, as of that date, there remains $9,000 of unrecognized compensation expense that will be recorded in the statement of operations on the straight-line basis over the remaining weighted-average vesting period of 2.75 years. There have been no options exercised, cancelled or forfeited under the December 2008 Grant, all 9,000 options were outstanding at March 31, 2009, and none were exercisable.

On January 27, 2009 (“January 2009 Grant”), the Company granted options to certain key employees of Royal Wolf and Pac-Van to purchase 4,000 shares of common stock at an exercise price equal to the closing market price of the Company’s common stock as of that date, or $1.94 per share, with a vesting period of five years. Stock-based compensation expense of under $1,000 related to these options has been recognized in the statements of operations through March 31, 2009 and, as of that date, there remained $5,000 of unrecognized compensation expense that will be recorded in the statement of operations on the straight-line basis over the remaining weighted-average vesting period of 4.75 years. There have been no options exercised, cancelled or forfeited under the January 2009 Grant, all 4,000 options were outstanding at March 31, 2009, and none were exercisable.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

At March 31, 2009, the Company’s market price for its common stock was at $1.00 per share, which is below the exercise prices of all of the outstanding stock options.

A deduction is not allowed for U.S. income tax purposes with respect to non-qualified options granted in the United States until the stock options are exercised or, with respect to incentive stock options issued in the United States, unless the optionee makes a disqualifying disposition of the underlying shares. The amount of any deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise. Accordingly, there is a deferred tax asset recorded for the U.S. tax effect of the financial statement expense recorded related to stock option grants in the United States. The tax effect of the U.S. income tax deduction in excess of the financial statement expense, if any, will be recorded as an increase to additional paid-in capital.

The weighted-average fair value of the stock options granted was $3.06, $3.75, $3.94, $2.74, $3.31, $3.22, $1.06 and $1.20 per option for the 2006 Grant, 2007 Grant, 2008 Grant, July 2008 Grant, September 2008 Grant, October 2008 Grant, December 2008 Grant and January 2009 Grant, respectively, determined by using the Black-Scholes option-pricing model using the following assumptions: A risk-free interest rate of 4.8%, 3.27%, 3.01%, 3.77%, 3.08%, 3.29%, 1.99% and 1.99% (corresponding treasury bill rates) for the 2006 Grant, 2007 Grant, 2008 Grant, July 2008 Grant, September 2008 Grant, October 2008 Grant, December 2008 Grant and January 2009 Grant, respectively; an expected life of 7.5 years for all grants; an expected volatility of 26.5%, 31.1%, 35.83%, 41.78%, 43.12%, 41.78%, 57.13% and 59.85% for the 2006 Grant, 2007 Grant, 2008 Grant, July 2008 Grant, September 2008 Grant, October 2008 Grant, December 2008 Grant and January 2009 Grant, respectively; and no expected dividend.

Royal Wolf had an employee share option plan (“ESOP”) for the granting of non-transferable options to certain key management personnel and senior employees with more than twelve months service at the grant date. The ESOP was terminated in the Predecessor Period 2008.

Note 8. Commitments and Contingencies

Operating Leases

The Company leases office equipment and other facilities under operating leases. The leases have terms of between one and nine years, some with an option to renew the lease after that period. None of the leases includes contingent rentals. There are no restrictions placed upon the lessee by entering into these leases.

Non-cancellable operating lease rentals at March 31, 2009 are payable as follows (in thousands):

Less than one year	$3,486
Between one and two years	2,546
Between two and three years	1,372
Between three and four years	990
Between four and five years	501
Thereafter	1,933
$10,828

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Put and Call Options

In conjunction with the closing of the acquisition of Royal Wolf, the Company entered into a shareholders agreement with Bison Capital which provides that, at any time after September 13, 2009, Bison Capital may require the Company to purchase from Bison Capital all of its 13.8% outstanding capital stock of GFN U.S. The purchase price for the capital stock is, in essence, the greater of the following:

(i) the amount equal to Bison Capital’s ownership percentage in GFN U.S., or 13.8%, multiplied by the result of 8.25 multiplied by the sum of Royal Wolf’s EBITDA for a twelve-month determination period, as defined, plus all administrative expense payments or reimbursements made by Royal Wolf to the Company during such period; minus the net debt of Royal Wolf, as defined; or

(ii) the amount equal to the Bison Capital’s ownership percentage in GFN U.S. multiplied by the result of the GFN trading multiple, as defined, multiplied by Royal’s Wolf’s EBITDA for the determination period; minus the net debt of Royal Wolf; or

(iii) Bison Capital’s cost, as defined, in the GFN U.S. capital stock.

Also under the shareholders agreement, the Company has the option, at anytime prior to September 13, 2010, to cause Bison Capital to sell and transfer its 13.8% outstanding capital stock of GFN U.S. to the Company for a purchase price equal to the product of 2.75 multiplied by Bison Capital’s cost in the GFN U.S. capital stock. Subsequent to September 13, 2010, the Company’s call option purchase price is similar to (i) and (ii) of the Bison Capital put option, except the EBITDA multiple is 8.75.

Preferred Supply Agreement

In connection with a Business Sale Agreement dated November 14, 2007 with GE SeaCo Australia Pty Ltd. and GE SeaCo SRL (collectively “GE SeaCo”), Royal Wolf entered in a preferred supply agreement with GE SeaCo. Under the preferred supply agreement, GE SeaCo has agreed to sell to Royal Wolf, and Royal Wolf has agreed to purchase, all of GE SeaCo’s containers that GE SeaCo determines to sell, up to a maximum of 5,000 containers each year. The purchase price for the containers will be based on their condition and is specified in the agreement, subject to annual adjustment. In addition, Royal Wolf received a right of first refusal to purchase any additional containers that GE SeaCo desires to sell in Australia, New Zealand and Papua New Guinea. Either party may terminate the agreement upon no less than 90 days’ prior notice at any time after November 15, 2012.

Other Matters

In January 2008, Royal Wolf was notified by a Department of the Australian government of an odor that might be caused by high levels of formaldehyde or volatile organic compounds that exceed national guidelines in some of its containers. Royal Wolf engaged the services of independent consultants in cooperation with the Australian government in testing ventilation improvements. In the fourth quarter of the year ended June 30, 2008 and in FY2009, the Company expensed $259,000 and $291,000, respectively, for containers that were affected by this matter. Management of the Company believes that the remediation of this matter has been resolved.

The Company is not involved in any material lawsuits or claims arising out of the normal course of business. The nature of its business is such that disputes can occasionally arise with employees, vendors (including suppliers and subcontractors), and customers over warranties, contract specifications and contract interpretations among other things. The Company assesses these matters on a case-by-case basis as they arise. Reserves are established, as required, based on its assessment of its exposure. The Company has insurance policies to cover general liability and workers compensation related claims. In the opinion of management, the ultimate amount of liability not covered by insurance under pending litigation and claims, if any, will not have a material adverse effect on our financial position, operating results or cash flows.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Note 9. Cash Flows From Operating Activities and Supplemental Cash Flow Information

The following table provides a detail of cash flows from operating activities (in thousands):

	Predecessor	Successor
	Period from	Nine Months
	July 1 to	Ended
	September 13,	March 31,
	2007	2008	2009
		(Unaudited)
Cash flows from operating activities
Net income (loss)	$288	$3,553	$(5,762)

Adjustments to reconcile net income (loss) to cash flows from operating activities:

Loss (gain) on sales and disposals of property, plant and equipment	11	3	6
Unrealized foreign exchange loss (gain)	58	(376)	10,657
Unrealized loss (gain) on forward exchange contracts	72	393	(1,486)
Unrealized loss (gain) on interest rate swaps and options	90	(13)	2,826
Depreciation and amortization	653	4,834	11,161
Amortization of deferred financing costs	—	125	175
Accretion of interest	32	129	180
Share-based compensation expense	—	282	656
Contributed services	—	160	130
Interest deferred for common stock subject to possible conversion, net of income tax effect	—	(226)	—
Deferred income taxes	180	2,281	(4,739)
Minority interest	—	354	(3,017)

Changes in operating assets and liabilities:
Trade and other receivables, net	1,090	(7,814)	3,549
Inventories	(3,822)	(10,016)	(855)
Prepaid expenses and other	—	(993)	549
Trade payables and accrued liabilities	5,642	827	(4,142)
Income taxes payable	—	(392)	(252)

Net cash provided (used) by operating activities	$4,294	$(6,889)	$9,636

Supplemental Cash Flow Information — Non-Cash Investing and Financing Activities

On October 1, 2008, the Company issued a subordinated promissory note of $1.5 million as part of the consideration for the Pac-Van acquisition (see Note 1).

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)

Note 10. Segment Reporting

The tables below represent the Company’s revenues from external customers, long-lived assets (consisting of lease fleet and property, plant and equipment) and operating income as attributed to its two geographic locations (in thousands):

Revenues from external customers:

	Quarter Ended March 31,		Nine Months Ended March 31,
	2008	2009	2008		2009
		(Unaudited)
North America:
Sales	$—	$4,442	$—		$13,427
Leasing	—	11,415	—		23,843
	—	15,857	—		37,270

Asia-Pacific:
Sales	19,801	10,327	56,221	(a)	43,666
Leasing	8,849	8,271	22,539	(a)	27,773
	28,650	18,598	78,760	(a)	71,439
Total revenues	$28,650	$34,455	$78,760		$108,709

(a)	Includes sales and leasing revenues of $10,944 and $4,915, respectively, totaling $15,859, recognized by the Predecessor during the period July 1 to September 13, 2007.

Long-lived assets:

	June 30, 2008	March 31, 2009
		(Unaudited)
North America	$74	$116,921
Asia-Pacific	95,177	76,315
Total long-lived assets	$95,251	$193,236

Operating income (loss):

	Quarter Ended March 31,		Nine Months Ended March 31,
	2008	2009	2008		2009
		(Unaudited)
North America	$(576)	$2,164	$(1,629)		$5,158
Asia Pacific	4,146	3,089	9,874	(a)	7,097
Total operating income	$3,570	$5,253	$8,245	(a)	$12,255

(a)	Includes operating income of $1,530 recognized by the Predecessor during the period July 1 to September 13, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
 General Finance Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of General Finance Corporation and Subsidiaries (the “Successor”) as of June 30, 2008 and 2007, and the related consolidated statements of operations for the year ended June 30, 2008, the consolidated statement of stockholders’ equity and comprehensive income for the period from inception (October 14, 2005) to June 30, 2007 and for the year ended June 30, 2008, and the consolidated statement of cash flows for the year ended June 30, 2008. We have also audited the accompanying consolidated balance sheet of RWA Holding Pty Limited and Subsidiaries (the “Predecessor,” and together with the Successor, the “Companies”) as of June 30, 2007 and the related consolidated statements of operations and cash flows for the period from July 1, 2007 to September 13, 2007 and for the years ended June 30, 2007 and 2006. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Companies were not required to have, nor were we engaged to perform, audits of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing opinions on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinions. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the consolidated financial statements of the Successor referred to above present fairly, in all material respects, the consolidated financial position of General Finance Corporation and Subsidiaries as of June 30, 2008, and the consolidated results of their operations and cash flows for the year then ended and the changes in stockholders’ equity and comprehensive income for the period from inception (October 14, 2005) to June 30, 2007 and for the year ended June 30, 2008, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the consolidated financial statements of the Predecessor referred to above present fairly, in all material respects, the consolidated financial position of RWA Holding Pty Limited and Subsidiaries as of June 30, 2007 and the consolidated results of their operations and cash flows for the period from July 1, 2007 to September 13, 2007 and for the years ended June 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States.

/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
September 13, 2008

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
 (In thousands, except share and per share data)

	Predecessor	Successor (Note 1)
	June 30,	June 30,	June 30,
	2007	2007	2008

Assets
Cash and cash equivalents, including $68,218 held in trust account at June 30, 2007 (successor)	$886	$68,277	$2,772
Trade and other receivables, net of allowance for doubtful accounts of $237 and $485 at June 30, 2007 and 2008, respectively	13,322	—	20,332
Inventories	5,472	—	21,084
Prepaid expenses	—	111	89
Total current assets	19,680	68,388	44,277

Lease receivables	1,364	—	1,589
Property, plant and equipment, net	2,737	2	7,503
Container for lease fleet, net	40,928	—	87,748
Intangible assets, net	4,079	—	66,419
Deferred tax assets	—	132	—
Other assets (including $1,548 and $313 of deferred acquisition costs at June 30, 2007 and 2008, respectively )	—	2,556	325
Total non-current assets	49,108	2,690	163,584
Total assets	$68,788	$71,078	$207,861

Current liabilities
Trade payables and accrued liabilities	$10,255	$905	$21,434
Current portion of long-term debt and obligations, including borrowings from related party of $2,350 at June 30, 2007 (successor)	10,359	2,350	3,223
Income taxes payable	245	177	705
Deferred underwriting fees	—	1,380	—
Total current liabilities	20,859	4,812	25,362

Non-current liabilities
Long-term debt and obligations, net of current portion	33,811	—	78,029
Deferred tax liabilities	881	—	1,462
Employee benefits and other non-current liabilities	197	—	227
Common stock, subject to possible conversion	—	13,339	—
Total non-current liabilities	34,889	13,339	79,718

Commitments and contingencies (Note 10)	—	—	—

Minority interest	—	—	9,050

Stockholders’ equity
Preferred stock, $.0001 par value: 1,000,000 shares authorized; no shares outstanding (successor)	—	—	—
Common stock, $.0001 par value: 100,000,000 shares authorized; 10,500,000 shares and 13,826,052 shares outstanding at June 30, 2007 and 2008, respectively (successor)	—	1	1
Class D and common stock (predecessor)	12,187	—	—
Additional paid-in capital	—	51,777	81,688
Accumulated other comprehensive income	862	—	6,787
Retained earnings (accumulated deficit)	(9)	1,149	5,255
Total stockholders’ equity	13,040	52,927	93,731
Total liabilities and stockholders’ equity	$68,788	$71,078	$207,861

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except share and per share data)

	Predecessor			Successor
			Period from
	Year Ended		July 1 to	Year Ended
	June 30,		September 13,	June 30,
	2006	2007	2007	2008

Revenues
Sale of containers	$34,473	$52,929	$10,944	$68,029
Leasing of containers	15,921	21,483	4,915	27,547
	50,394	74,412	15,859	95,576

Costs and expenses
Cost of sales	32,661	46,402	9,466	57,675
Leasing, selling and general expenses	12,653	20,761	4,210	22,161
Depreciation and amortization	2,668	2,577	653	7,367

Operating income	2,412	4,672	1,530	8,373
Interest income	375	413	14	1,289
Interest expense	(3,017)	(4,378)	(947)	(6,888)
Foreign currency exchange gain (loss) and other	16	95	(129)	3,814
	(2,626)	(3,870)	(1,062)	(1,785)

Income (loss) before provision for income taxes and minority interest	(214)	802	468	6,588
Provision for income taxes	214	490	180	2,034
Minority interest	—	—	—	448

Net income (loss)	$(428)	$312	$288	$4,106

Net income per share:
Basic				$0.40
Diluted				0.39

Weighted average shares outstanding:
Basic				10,160,955
Diluted				10,485,397
The accompanying notes are an integral part of these consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
 (In thousands, except share data)

	Successor
				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Retained	Total Stockholders’
	Shares	Amount	Capital	Income	Earnings	Equity

Balance at October 14, 2005 (inception)	—	$—	$—	$—	$—	$—
Sale of common stock to initial stockholder on October 14, 2005	1,875,000	—	250	—	—	250
Sale of warrants on April 10, 2006	—	—	700	—	—	700
Sale of 7,500 units and underwriters’ purchase option, net of underwriters’ discount and offering expenses on April 10, 2006	7,500,000	1	55,255	—	—	55,256
Sale of 1,125 units for over-allotment on April 13, 2006	1,125,000	—	8,320	—	—	8,320
Common stock subject to possible conversion	—	—	(12,858)	—	—	(12,858
Share-based compensation during the development stage	—	—	110	—	—	110
Net income during the development stage	—	—	—	—	1,149	1,149

Balance at June 30, 2007	10,500,000	1	51,777	—	1,149	52,927

Reversal of common stock subject to possible conversion	—	—	12,858	—	—	12,858

Conversion of common stock into cash	(809,901)	—	(6,042)	—	—	(6,042

Issuance of warrant to secured subordinated promissory note holder	—	—	1,309	—	—	1,309

Exercise of warrants	4,135,953	—	21,044	—	—	21,044
Share-based compensation	—	—	509	—	—	509

Contributed services	—	—	233	—	—	233

Net income	—	—	—	—	4,106	4,106
Cumulative translation adjustment	—	—	—	6,787	—	6,787

Total comprehensive income						10,893

Balance at June 30, 2008	13,826,052	$1	$81,688	$6,787	$5,255	$93,731

The accompanying notes are an integral part of these consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)

	Predecessor			Successor
			Period from
	Year Ended		July 1 to	Year Ended
	June 30,		September 13,	June 30,
	2006	2007	2007	2008
Cash flows from operating activities:
Net income (loss)	$(428)	$312	$288	$4,106
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Loss (gain) on sales and disposals of property, plant and equipment	(21)	(23)	11	71
Unrealized foreign exchange loss (gain)	(38)	(134)	58	(4,246)
Unrealized loss on forward exchange contracts	22	40	72	34
Unrealized loss (gain) on interest rate swaps and options	(219)	(174)	90	(377)
Depreciation and amortization	2,668	2,577	653	7,367
Amortization of deferred financing costs	—	—	—	216
Accretion of interest	743	340	32	189
Share-based compensation expense	222	336	—	509
Contributed services	—	—	—	233
Interest deferred for common stock subject to possible conversion, net of income tax effect	—	—	—	(226)
Deferred income taxes	214	489	180	1,492
Minority interest	—	—	—	448
Changes in operating assets and liabilities:
Trade and other receivables, net	(1,778)	(5,017)	1,090	(1,321)
Inventories	4,959	12,017	(3,822)	(7,162)
Prepaid expenses and other	411	12	—	1,776
Trade payables and accrued liabilities	3,299	(1,869)	5,642	5,244
Income taxes payable	—	50	—	(337)
Net cash provided by operating activities	10,054	8,956	4,294	8,016

Cash flows from investing activities:
Proceeds from sales of property, plant and equipment	52	101	28	16
Acquisitions (including deferred financing costs), net of cash acquired	(4,855)	(303)	—	(110,872)
Purchases of property, plant and equipment	(837)	(845)	—	(678)
Purchases of container lease fleet	(13,178)	(20,350)	(3,106)	(8,560)
Purchases of intangible assets	(144)	(66)	—	(390)
Payment of deferred purchase consideration	—	(451)	—	—
Net cash used by investing activities	(18,962)	(21,914)	(3,078)	(120,484)

Cash flows from financing activities:
Repayments on capital lease obligations	(565)	(718)	(7,921)	(641)
Proceeds from long-term borrowings	9,531	5,361	1,124	25,447
Proceeds from issuances of capital	—	8,746	4,990	21,044
Payments to converting stockholders, net	—	—	—	(6,426)
Minority interest capital contributions	—	—	—	8,278
Repayment of borrowings from related party	—	—	—	(2,350)
Net cash provided (used) by financing activities	8,966	13,389	(1,807)	45,352
Net increase (decrease) in cash	58	431	(591)	(67,116)
Cash at beginning of period	530	567	886	68,277
Translation adjustment	(21)	(112)	(5)	1,611
Cash at end of period	$567	$886	$290	$2,772

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	$2,274	$1,497	$494	$2,444
Income taxes	—	—	—	218
The accompanying notes are an integral part of these consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business Operations

Organization
General Finance Corporation (“GFN”) was incorporated in Delaware in 2005 to effect a business combination with one or more operating businesses. From inception through September 13, 2007, GFN had no business or operations. References to the “Company” in these Notes are to GFN and its consolidated subsidiaries. These subsidiaries include GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN U.S.”); GFN Australasia Holdings Pty Ltd., an Australian corporation (“GFN Holdings”); GFN Australasia Finance Pty Ltd, an Australian corporation (“GFN Finance”); and, as of September 13, 2007, RWA Holdings Pty Limited (“RWA”), an Australian corporation, and its subsidiaries (collectively, “Royal Wolf”). In September 2007, the Company changed its fiscal year to June 30 from December 31.

Acquisition of Royal Wolf
On September 13, 2007 (September 14 in Australia), the Company completed the acquisition of Royal Wolf through the acquisition of all of the outstanding shares of RWA. Based upon the actual exchange rate of one Australian dollar to $0.8407 U.S. dollar realized in connection with payments made upon completion of the acquisition, the purchase price paid to the sellers for the RWA shares was $64.3 million, including deposits of $1,005,000 previously paid by us in connection with the acquisition. The Company paid the purchase price, less the deposits, by a combination of cash in the amount of $44.7 million plus the issuance to Bison Capital Australia, L.P., (“Bison Capital”), one of the sellers, of shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance; and the issuance of a note to Bison Capital. As a result of this structure, the Company owns 86.2% of the outstanding capital stock of GFN U.S. and Bison Capital owns 13.8% of the outstanding capital stock on GFN U.S. GFN U.S. through its indirect subsidiary GFN Finance owns all of the outstanding capital stock of Royal Wolf.
The Company leases and sells portable storage containers, portable container buildings and freight containers in Australia and New Zealand; which is considered geographically by the Company as the Asia-Pacific area. All references to events or activities (other than equity-related) which occurred prior to the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to Royal Wolf, as the predecessor company (the “Predecessor”). All references to events or activities (other than equity-related) which occurred after the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to the Company, as the successor company (the “Successor”).
The total purchase consideration, including the Company’s transaction costs of approximately $1.7 million, deferred financing costs of $1.2 million and net long-term debt refinancing of $4.9 million, has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values as of September 13, 2007, as follows (in thousands):

September 13, 2007
Fair value of the net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$290
Trade and other receivables	11,212
Inventories (primarily containers)	9,224
Lease receivables	2,008
Property, plant and equipment	4,346
Container for lease fleet	51,362
Trade and other payables	(18,705)
Long-term debt and obligations	(37,028)
Total net tangible assets acquired and liabilities assumed	22,709

Fair value of intangible assets acquired:
Customer lists	21,722
Non-compete agreement	3,139
Software and other (including deferred financing costs of $1,187)	1,521
Goodwill	23,057
Total intangible assets acquired	49,439
Total purchase consideration	$72,148

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated statements of operations of “Successor” only reflect the operating results of the Company following the date of acquisition of Royal Wolf and do not reflect the operating results of Royal Wolf prior to the acquisition. The following pro forma unaudited information for the years ended June 30, 2007 and 2008 assumes the acquisition of Royal Wolf occurred on July 1, 2006 and 2007, respectively (in thousands, except per share data):

	Year Ended June 30,
	2007	2008
	(Unaudited)
Revenues	$74,412	$111,435
Net income (loss)	$(4,011)	$3,453
Pro forma net income (loss) per share —
Basic	$(0.41)	$0.35
Diluted	(0.41)	0.33

The pro forma results are not necessarily indicative of the results that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of the Company or Royal Wolf. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma adjustments include adjustments for reduced interest income and increased interest expense, as well as increased depreciation and amortization expense as a result of the application of the purchase method of accounting based on the fair values set forth above.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation
The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. References to “2006”, “2007”, “2008” and “Predecessor Period 2008” are to the years ended June 30, 2006, 2007, 2008 and for the period from July 1 to September 13, 2007, respectively.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Foreign Currency Translation
The Company’s functional currency for its operations in Australia is the Australian (“AUS”) dollar. All adjustments resulting from the translation of the accompanying consolidated financial statements from the functional currency into the United States (“U.S.”) dollar reporting currency are recorded as a component of stockholders’ equity in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52,   Foreign Currency Translation  . All assets and liabilities are translated at the rates in effect at the balance sheet dates; and revenues, expenses, gains and losses are translated using the average exchange rates during the periods. Transactions in foreign currencies are translated at the foreign exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the foreign exchange rate prevailing at that date. Foreign exchange differences arising on translation are recognized in the statement of operations. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to the functional currency at foreign exchange rates prevailing at the dates the fair value was determined.

Segment Information
SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Based on the provisions of SFAS No. 131 and the manner in which the chief operating decision maker analyzes the business, the Company has determined it does not have separately reportable operating segments.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents
The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash balances.

Inventories
Inventories are stated at the lower of cost or market (net realizable value). Net realizable value is the estimated selling price in the ordinary course of business. Expenses of marketing, selling and distribution to customers, as well as costs of completion are estimated and are deducted from the estimated selling price to establish net realizable value. Costs are assigned to individual items of stock on the basis of specific identification and include expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Inventories consist primarily of containers held for sale or lease and are comprised of the following (in thousands):

	Predecessor	Successor
	June 30,	June 30,
	2007	2008

Finished goods	$4,113	$18,795
Work in progress	1,359	2,289
	$5,472	$21,084

Derivative Financial Instruments
Derivative financial instruments include warrants issued as part of the Initial Public Offering (“IPO”), a purchase option that was sold to the representative of the underwriters (Note 3) and warrants issued in connection with a senior subordinated promissory note with Bison Capital (Note 5). Based on Emerging Issues Task Force Issue No. 00-19,   Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock  , the issuance of the warrants and the sale of the purchase option were reported in stockholders’ equity and, accordingly, there is no impact on the Company’s financial position or results of operations; except for the $100 in proceeds from the sale of the purchase option and the discounting of the senior subordinated promissory note for the fair market value of the warrants issued to Bison Capital. Subsequent changes in the fair value will not be recognized as long as the warrants and purchase option continue to be classified as equity instruments. At the date of issuance, the Company determined the purchase option and the warrants issued to Bison Capital had a fair market value of approximately $641,000 and $1,309,000, respectively, using the Black-Scholes pricing model.
The Company may use derivative financial instruments to hedge its exposure to foreign currency and interest rate risks arising from operating, financing and investing activities (see Note 6). The Company does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments. Derivative financial instruments are recognized initially at fair value. Subsequent to initial recognition, derivative financial instruments are stated at fair value. The gain or loss on remeasurement to fair value is recognized immediately in the statement of operations.

Accounting for Stock Options
For the issuances of stock options, the Company follows the fair value provisions of SFAS No. 123R, Share-Based Payment   (“No. 123R”). SFAS No. 123R requires recognition of employee share-based compensation expense in the statements of income over the vesting period based on the fair value of the stock option at the grant date.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment

Owned assets
Property, plant and equipment are stated at cost, less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labor, the initial estimate (where relevant) of the costs of dismantling and removing the items and restoring the site on which they are located; and an appropriate allocation of production overhead, where applicable. Depreciation for property, plant and equipment is recorded on a straight-line basis over the estimated useful lives of the related asset. The residual value, the useful life and the depreciation method applied to an asset are reassessed at least annually.

Property, plant and equipment consist of the following (in thousands):

		Predecessor	Successor
	Estimated	June 30,
	Useful Life	2007	2008
Land	—	$—	$1,749
Building	40 years	—	271
Transportation and plant equipment (including capital lease assets)	3 – 10 years	4,541	5,489
Furniture, fixtures and office equipment	3 – 10 years	829	893
		5,370	8,402
Less accumulated depreciation and amortization		(2,633)	(899)
		$2,737	$7,503

Capital leases
Leases under which substantially all the risks and benefits incidental to ownership of the leased assets are assumed by the Company are classified as capital leases. Other leases are classified as operating leases. A lease asset and a lease liability equal to the present value of the minimum lease payments, or the fair value of the leased item, whichever is the lower, are capitalized and recorded at the inception of the lease. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly to the statement of operations. Capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset or the lease term.

Operating leases
Payments made under operating leases are expensed on a straight-line basis over the term of the lease, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased property. Where leases have fixed rate increases, these increases are accrued and amortized over the entire lease period, yielding a constant periodic expense over the term of the lease.

Container for Lease Fleet
The Company has a fleet of storage containers that it leases to customers under operating lease agreements with varying terms. The container for lease (or lease equipment) is recorded at cost and depreciated on the straight-line basis over the estimated useful life (10 — 20 years), after the date the units are put in service, and are depreciated down to their estimated residual values (20% — 70%). In the opinion of management, estimated residual values do not cause carrying values to exceed net realizable value. The Company continues to evaluate these depreciation policies as more information becomes available from other comparable sources and its own historical experience.
Costs incurred on lease fleet containers subsequent to initial acquisition are capitalized when it is probable that future economic benefits in excess of the originally assessed performance will result; otherwise, they are expensed as incurred.
Containers in the lease fleet are available for sale, and are transferred to inventory prior to sale. Cost of sales of a container in the lease fleet is recognized at the carrying amount at the date of disposal.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the fourth quarter of 2007, Royal Wolf revised the estimated useful life and residual value of its container for lease fleet. The financial impact of the revision resulted in depreciation expense for 2007 being $969,000 less than what it would have been if the previous useful life estimate had been applied.

Intangible Assets

Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with business acquisitions. The Company accounts for goodwill in accordance with SFAS No. 142,   Goodwill and Other Intangible Assets  . SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires these assets be reviewed for impairment at least annually. The Company tests goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Goodwill and other intangible assets with indefinite useful lives totaled $3,962,000 (net of $1,342,000 impairment provision) and $32,461,000 at June 30, 2007 and 2008, respectively. The Company has determined that no impairment related to goodwill and indefinite-lived intangible assets exist as of June 30, 2008.

Other intangible assets
Other intangible assets with finite useful lives consist primarily of customer lists and non-compete agreements. Customer lists and non-compete agreements are amortized on a straight-line basis over the expected period of benefit which range from one to ten years. Costs to obtaining long-term financing, including the ANZ senior credit facility (see Note 5), are deferred and amortized over the term of the related debt using the straight-line method. Amortizing the deferred financing costs using the straight-line method does not produce significantly different results than that of the effective interest method. Intangible assets with finite useful lives consist of the following (in thousands):

	Predecessor	Successor
	June 30,
	2007	2008
Customer lists	$—	$29,364
Non-compete agreements	—	6,218
Deferred financing costs	—	1,947
Other (software and organization costs)	1,116	733
	1,116	38,262
Less accumulated amortization	(999)	(4,304)
	$117	$33,958

The estimated future amortization of intangible assets with finite useful lives as of June 30, 2008 is as follows (in thousands):

2009	$5,907
2010	4,961
2011	3,577
2012	3,018
2013	3,005
Thereafter	13,490
$33,958

Subsequent expenditures
Subsequent expenditures on capitalized intangible assets are capitalized only when it increases the future economic benefits of the specific asset to which it relates. All other expenditures are expensed as incurred.

Impairment of Long-Lived Assets
The Company periodically reviews for the impairment of long-lived assets and certain identifiable intangibles and assesses when an event or change in circumstances indicates the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and the eventual disposition is less than its carrying amount.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Defined Contribution Benefit Plan
Obligations for contributions to a defined contribution benefit plan for Royal Wolf are recognized as an expense in the statement of operations as incurred. Contributions to the defined contribution benefit plan in 2006, 2007, Predecessor Period 2008 and 2008 were $590,000, $729,000, $180,000 and $819,000, respectively.

Revenue Recognition
The Company leases and sells portable storage containers to its customers. Leases to customers are generally on a short-term basis qualifying as operating leases. The aggregate lease payments are generally less than the purchase price of the equipment. Revenue is recognized as earned in accordance with the lease terms established by the lease agreements and when collectability is reasonably assured. Revenue from sales of equipment is recognized upon delivery and when collectability is reasonably assured.
Unearned revenue arises when transport charges for the pick-up of a leased container or containers is billed in advance, while the actual pick-up has not yet occurred as the container is still leased.

Advertising
All non direct-response advertising costs are expensed as incurred. Direct-response advertising costs, principally yellow page advertising, are monitored through call logs and advertising source codes, are capitalized when paid and amortized over the period in which the benefit is derived. However, the amortization period of the prepaid balance never exceeds 12 months. At June 30, 2007 and 2008, prepaid advertising costs were approximately $0.2 million. Advertising costs expensed were approximately $0.8 million, $0.8 million, $0.2 million and $1.1 million for 2006, 2007, Predecessor Period 2008 and 2008, respectively.

Income Taxes
The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Accordingly, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the financial reporting basis and income tax basis of assets and liabilities at the balance sheet date multiplied by the applicable tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.
In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. (“FIN”) 48,   Accounting for Uncertainty in Income Taxes  , an interpretation of SFAS No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted the provisions of FIN 48 on January 1, 2007. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.
The Company files U.S. Federal tax returns, California franchise tax returns and Australian tax returns. The Company has identified its U.S. Federal tax return as its “major” tax jurisdiction. For the U.S. Federal return, all periods are subject to tax examination by the U.S. Internal Revenue Service (“IRS”). At June 30, 2008, the Company did not have any ongoing tax examinations with the IRS. The Company believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48 and does not anticipate that the total amount of unrecognized tax benefit related to any particular tax position will change significantly within the next 12 months.
The Company’s policy for recording interest and penalties, if any, associated with audits will be to record such items as a component of income taxes.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Income per Common Share
Basic net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the periods. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The potential dilutive securities the Company has outstanding are warrants and stock options (see Notes 3 and 9). The following is a reconciliation of weighted average shares outstanding used in calculating net income per share:

Year Ended
June 30, 2008
Basic	10,160,955
Assumed exercise of warrants	324,442
Assumed exercise of stock options	—
Diluted	10,485,397

Interest
Interest expense consists of interest payable on borrowings (including capital lease obligations), the amortization of deferred financing costs and gains and losses on hedging instruments that are recognized in the statement of operations.
Interest income is recognized in the statement of operations as it accrues and dividend income is recognized in the statement of operations on the date the Company’s right to receive payments is established.

Recently Issued Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective in fiscal years beginning after November 15, 2007. Management does not believe that the adoption of SFAS No. 157 will have a material effect on the Company’s consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115   , which permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115,   Accounting for Certain Investments in Debt and Equity Securities,   applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective in fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157,   Fair Value Measurements  . Management does not believe that the adoption of SFAS No. 159 will have a material effect on the Company’s consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141(revised 2007), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements  . SFAS No. 141R improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements. SFAS No. 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAF No. 160 improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements. Moreover, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. The two statements are effective for fiscal years beginning after December 15, 2008. Management is currently evaluating the impact that the adoption of these statements may have on the Company’s consolidated financial statements.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.   SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows and (d) encourages, but does not require, comparative disclosures for earlier periods at initial adoption. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Management is currently evaluating the impact that the adoption of this statement may have on the Company’s consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2008, the FASB issued FASB Staff Position FAS 142-3, Determining the Useful Life of Intangible Assets   (FSP 142-3). FSP 142-3 amends the factors to be considered in determining the useful life of intangible assets accounted for pursuant to SFAS No. 142. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. Management does not believe that the adoption of FSP 142-3 will have a material effect on the Company’s consolidated financial statements.

Note 3. Initial Public Offering (“IPO”) and Warrant Exercise Program

On April 10, 2006, the Company issued and sold 7,500,000 units (“Units”) in its IPO, and on April 13, 2006, the Company issued and sold an additional 1,125,000 Units that were subject to the underwriters’ over-allotment option. Each Unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing at the later of the completion of a business combination with a target business or one year from the effective date of the IPO (April 5, 2007) and expiring April 5, 2010 (“Warrants”), assuming there is an effective registration statement. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.
The IPO price of each Unit was $8.00, and the gross proceeds of the IPO were $69,000,000 (including proceeds from the exercise of the over-allotment option). Of the gross proceeds: (i) $65,000,000 was deposited into a trust account (the “Trust Account”), which amount included $1,380,000 of deferred underwriting fees; (ii) the underwriters received $3,450,000 as underwriting fees (excluding the deferred underwriting fees); and (iii) the Company retained $550,000 for offering expenses. In addition, the Company deposited into the Trust Account the $700,000 that it received from a private placement of 583,333 warrants to two executive officers (one of whom is also a director) for $1.20 per warrant immediately prior to the closing of the IPO. These warrants are identical to the Warrants issued in the IPO.
The funds in the Trust Account were distributed at the closing of the acquisition of Royal Wolf. The Company received approximately $60.8 million, of which it used $44.7 million to pay the purchase price for the RWA shares. Approximately $6.4 million ($7.93482 per share) of the funds in the Trust Account was paid to Public Stockholders holding 809,901 shares that voted against the acquisition and, in accordance with the Company’s certificate of incorporation, elected to receive cash in exchange for their shares, which have been cancelled. The remaining $1.3 million was paid to our IPO underwriters as deferred underwriting fees.
In connection with the IPO, the Company sold to the representative of the underwriters for $100 an option to purchase 750,000 units for $10.00 per Unit. These units are identical to the Units issued in the IPO except that the warrants included in the units have an exercise price of $7.20. This option may be exercised on a cashless basis. This option expires April 5, 2011.
On May 2, 2008, the Company offered the holders of its 8,625,000 outstanding, publicly-traded Warrants and the 583,333 warrants issued to two executive officers (one of whom is also a director) the opportunity to exercise those warrants for a limited time at a reduced exercise price of $5.10 per warrant. The offer commenced on May 2, 2008 and continued through May 30, 2008. Under the warrant exercise program, a total of 4,125,953 warrants were exercised and all outstanding warrants that were not exercised retain their original terms, including the $6.00 exercise price, which existed prior to the warrant exercise program. In June 2008, an additional 10,000 Warrants were exercised at $6.00 per warrant.

Note 4. Acquisitions

On May 31, 2007, Royal Wolf acquired the business and assets of Professional Sales & Hire (Terrigal Motors Ltd) for $303,000 in cash. Professional Sales & Hire sells and leases shipping containers. The purchase price was essentially allocated to the container for lease fleet acquired based on its estimated fair market values as of May 31, 2007.
On November 14, 2007, the Company, through GFN Finance and Royal Wolf, entered into a Business Sale Agreement dated November 14, 2007 (the “Business Sale Agreement”) with GE SeaCo Australia Pty Ltd. and GE SeaCo SRL. GE SeaCo Australia Pty Ltd. is owned by GE SeaCo SRL, which is a joint venture between Genstar Container Corporation (a subsidiary of General Electric) and Sea Containers Ltd. Sea Containers Ltd. is in bankruptcy reorganization (collectively “GE SeaCo”). Pursuant to the Business Sale Agreement, the Company purchased the assets of GE SeaCo used in its dry and refrigerated container business in Australia and Papua New Guinea for $17,850,000, after adjustments. The Business Sale Agreement contains a three-year non-competition agreement from GE SeaCo and certain affiliates covering Australia and Papua New Guinea. The purchase price was paid at the closing, less a holdback of approximately $900,000 deposited into an escrow account for one year to provide for damages from breach of representations and warranties by GE SeaCo and any post-closing purchase price adjustments. The total purchase price, including deferred financing costs of $84,000, has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values as of November 14, 2007.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 29, 2008, the Company, through Royal Wolf, entered into an asset purchase agreement to acquire the dry and refrigerated container assets of Container Hire and Sales (“CHS”), located south of Perth, Australia for $3,772,000. The total purchase price has been allocated to tangible and intangible assets acquired based on their estimated fair market values as of February 29, 2008.
On April 30, 2008 (May 1, 2008 in New Zealand), the Company, through Royal Wolf, acquired RWNZ Acquisition Co. Limited and its wholly owned subsidiary, Royalwolf Trading New Zealand (collectively “RWNZ”) for $16,965,000. Among other things, the acquisition agreement contains a three-year non-compete covenant under which the sellers agree not to sell or lease storage containers to retail customers in an area that includes New Zealand. The total purchase price, including deferred financing costs of $223,000, has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values as of April 30, 2008 (May 1, 2008 in New Zealand).
On June 16, 2008, the Company, through Royal Wolf, purchased the business of Container Hire and Storage Pty Limited (d/b/a Tomago Discount Self Storage) for $427,000. The total purchase price has been allocated to tangible and intangible assets acquired based on their estimated fair market values as of June 16, 2008.
The allocation for the acquisitions in 2008 to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values were as follows (in thousands):

	GE SeaCo	RWNZ
	November 14, 2007	April 30, 2008	Other Acquisitions
Fair value of the net tangible assets acquired and liabilities assumed:
Cash	$—	$—	$—
Trade and other receivables	—	5,224	—
Inventories (primarily containers)	1,746	1,705	—
Property, plant and equipment	28	2,488	151
Container for lease fleet	9,952	9,476	1,805
Trade and other payables	(229)	(2,403)	—
Long-term debt and obligations	—	(4,777)	—
Total net tangible assets acquired and liabilities assumed	11,497	11,713	1,956

Fair value of intangible assets acquired:
Non-compete agreement	1,999	—	473
Customer lists	—	4,289	—
Trademark	—	740	—
Deferred financing costs	84	223	—
Goodwill	4,270	—	1,770
Total intangible assets acquired	6,353	5,252	2,243
Total purchase consideration	$17,850	$16,965	$4,199

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Long-term Debt and Obligations

ANZ Senior Credit Facility
The Company has a credit facility with Australia and New Zealand Banking Group Limited (“ANZ”). The facility is subject to annual reviews by ANZ and is guaranteed and secured by the Company’s Australian subsidiaries. At the closing of the acquisition of the assets from CHS (see Note 4), this facility was amended to increase the total facility limit to $96.0 million (AUS$99.8 million) at June 30, 2008.
The aggregate ANZ facility comprises ten different sub-facilities. The largest of these sub-facilities include a receivables financing facility of up to $9.6 million (AUS$10.0 million); four interchangeable loan facilities under which the Company may borrow up to the lesser of $58.9 million (AUS$61.3 million) or 85% of the orderly liquidation value, as defined, of its container fleet; a special finance line for acquisitions of $20.2 million (AUS$21.0 million); and two multi option facilities for primarily yard construction of $2.9 million (AUS$3.0 million). The receivables financing facility bears interest at a variable rate equal to the bank bill swap reference rate plus 1.65% per annum and may not be terminated except on default prior to ANZ’s next review date of the facility. The secured loan facilities mature in five years following the initial drawdown on the facility, or September 2012, but there is currently a $144,000 (AUS$150,000) amortization per quarter under one of the interchangeable loan sub-facilities, which limit is $4.8 million (AUS$5.0 million). These loans bear interest at ANZ’s prime rate plus between 1.40% and 2.50% per annum, with interest payable quarterly. As of June 30, 2008, the effective interest rate is 7.6%.
The ANZ senior credit facility is subject to certain covenants, including compliance with specified consolidated interest cover and senior and total debt ratios, as defined, for each financial quarter on a year-to-date or trailing twelve-month basis, and restrictions on the payment of dividends, loans and payments to affiliates, granting of new security interests on the assets of any of the secured entities. A change of control in any of GFN Holdings or its direct and indirect subsidiaries without the prior written consent of ANZ constitutes an event of default under the facility.
The scheduled maturity for the ANZ senior credit facility and other long-term debt, other than the Bison Notes, at June 30, 2008 is as follows (in thousands):

2009	$2,946
2010	4,511
2011	665
2012	665
2013	50,896
Thereafter	—
$59,683

Subsequent to June 30, 2008, the ANZ senior credit facility was amended (see Note 12).

Bison Notes
On September 13, 2007, in conjunction with the closing of the acquisition of Royal Wolf, the Company entered into a securities purchase agreement with Bison Capital, pursuant to which the Company issued and sold to Bison Capital, at par, a secured senior subordinated promissory note in the principal amount of $16,816,000 (the “Bison Note”). Pursuant to the securities purchase agreement, the Company paid Bison Capital a closing fee of $336,000 and issued to Bison Capital warrants to purchase 500,000 shares of common stock of GFN.
The Bison Note bears interest at the annual rate of 13.5%, payable quarterly in arrears, commencing October 1, 2007, and matures on March 13, 2013. The Company may extend the maturity date by one year, provided that it is not then in default. The Company may not prepay the Bison Note prior to September 13, 2008, but may thereafter prepay the Bison Note at a declining price of 103% of par prior to September 13, 2009, 102% of par prior to September 13, 2010, 101% of par prior to September 13, 2011 and 100% of par thereafter. The maturity of the Bison Note may be accelerated upon an event of default or upon a change of control of GFN Finance or any of its subsidiaries. Payment under the Bison Note is secured by a lien on all or substantially all of the assets of GFN Finance and its subsidiaries, subordinated and subject to the inter-creditor agreement with ANZ. If, during the 66-month period ending on the scheduled maturity date, GFN’s common stock has not traded above $10 per share for any 20 consecutive trading days on which the average daily trading volume was at least 30,000 shares (ignoring any daily trading volume above 100,000 shares), upon demand by Bison Capital, the Company will pay Bison Capital on the scheduled maturity date a premium of $1.0 million in cash, less any gains realized by Bison Capital from any prior sale of the warrants and warrant shares. This premium is also payable upon any acceleration of the Bison Note due to an event of default or change of control of GFN Finance or any of its subsidiaries. As a condition to receiving this premium, Bison Capital must surrender for cancellation any remaining warrants and warrant shares.
The Bison Note requires the maintenance of certain financial ratios based on earnings before income taxes, depreciation and amortization (EBITDA) and Royal Wolf’s debt levels (leverage), as well as restrictions on capital expenditures.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENT

The warrants issued to Bison Capital represent the right to purchase 500,000 shares of GFN’s common stock at an initial exercise price of $8.00 per share, subject to adjustment for stock splits and stock dividends. Unexercised warrants will expire September 13, 2014.
On May 1, 2008, the Company issued and sold to Bison Capital a second secured senior subordinated promissory note in the principal amount of $5,500,000 on terms comparable to the original Bison Note, except that the maturity of this second note is June 30, 2010. At June 30, 2008, the principal balance of the Bison Notes was $21,196,000.
The Company was in compliance with all financial covenants pertaining to the ANZ credit facility and Bison Notes as of June 30, 2008.

UBOC Credit Facility
On March 28, 2008, the Company entered into credit agreement with Union Bank of California, N.A. (“UBOC”) for a $1.0 million credit facility. Borrowings or advances under the facility will bear interest at UBOC’s “Reference Rate” (which approximates the prime rate) and are due and payable within 60 days. The facility is guaranteed by GFN U.S., requires (among other quarterly and yearend financial reporting covenants) that there is at least one dollar of combined net income for GFN and GFN U.S. for the year ended June 30, 2008 and expires on March 31, 2009. There were no outstanding borrowings under the UBOC credit facility at June 30, 2008.

Capital Leases
Capital lease liabilities of the Company are payable as follows as of June 30, 2008 (in thousands):

	Minimum
	lease payments	Interest	Principal

2009	$294	$17	$277
2010 - 2013	104	8	96
Thereafter	—	—	—
	$398	$25	$373

The Company has finance leases and lease purchase contracts for various motor vehicles, and other assets. These leases have no terms of renewal or purchase options or escalation clauses.

Note 6. Financial Instruments

The carrying value of the Company’s financial instruments, which include cash and cash equivalents, receivables, trade and other payables, borrowings under the ANZ credit facility, the Bison Notes, forward exchange contracts and commercial bills; approximate fair value due to current market conditions, maturity dates and other factors.
Exposure to credit, interest rate and currency risks arises in the normal course of the Company’s business. The Company may use derivative financial instruments to hedge exposure to fluctuations in foreign exchange rates and interest rates.

Credit Risk
Financial instruments potentially exposing the Company to concentrations of credit risk consist primarily of receivables. Concentrations of credit risk with respect to receivables are limited due to the large number of customers spread over a large geographic area in many industry segments. The Company’s receivables related to sales are generally secured by the equipment sold to the customer. The Company’s receivables related to its lease operations are primarily small month-to-month amounts generated from both off-site and on-site customers. The Company has the right to repossess lease equipment for nonpayment. It is the Company’s policy that all customers who wish to purchase or lease containers on credit terms are subject to credit verification procedures and the Company will agree to terms with customers believed to be creditworthy. In addition, receivable balances are monitored on an ongoing basis with the result that the Company’s exposure to bad debts is not significant.
Net allowance for doubtful accounts provided and uncollectible accounts written off were $149,000, $230,000, $172,000 and $230,000; and $93,000, $162,000, $124,000 and $126,000 for 2006, 2007, Predecessor Period 2008 and 2008, respectively. The translation gain (loss) to the allowance for doubtful accounts for 2007, Predecessor Period 2008 and 2008 was $40,000, $(3,000) and $20,000, respectively; and with the RWNZ acquisition (Note 4), the Company recorded an allowance for doubtful accounts of $79,000 in 2008.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENT

With respect to credit risk arising from the other significant financial assets of the Company, which comprise cash and cash equivalents, available-for-sale financial assets and certain derivative instruments, the Company’s exposure to credit risk arises from default of the counter party, with a maximum exposure equal to the carrying amount of these instruments. As the counter party for derivative instruments is nearly always a bank, the Company has assessed this as a low risk.

Interest Rate Risk
The Company’s exposure to market risk for changes in interest rates relates primarily to its long-term debt obligations. The Company’s policy is to manage its interest cost using a mix of fixed and variable rate debt.
To manage this mix in a cost-efficient manner, the Company enters into interest rate swaps and interest rate options, in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps and options are designated to hedge changes in the interest rate of its commercial bill liability. The secured ANZ loan and interest rate swaps and options have the same critical terms, including expiration dates. The Company believes that financial instruments designated as interest rate hedges are highly effective. However, documentation of such as required by SFAS No. 133 ,   Accounting for Derivative Instruments and Hedging Activities   does not exist. Therefore, all movements in the fair values of these hedges are reported in the statement of operations in the period in which fair values change.
As of June 30, 2008, there were three open interest rate swap contracts and two open interest rate option (cap) contracts, as follows (dollars in thousands):

		Fixed/	Floating	Fair Value as of
	Notional Amount	Strike Rate	Rate	June 30, 2008
Swap	$15,900	7.19%	7.87%	$338
Swap	16,500	8.20	7.87	(53)
Swap	4,850	7.98	7.87	(34)
Option (Cap)	11,500	7.19	7.87	392
Option (Cap)	2,100	7.98	7.87	37
Total				$680

The fair value of $680,000 is included in the trade and other receivables in the current assets section of the balance sheet as of June 30, 2008.

Foreign Currency Risk
The Company has transactional currency exposures. Such exposure arises from sales or purchases in currencies other than the functional currency. The currency giving rise to this risk is primarily U.S. dollars. The Company has a bank account denominated in U.S. dollars into which a small number of customers pay their debts. This is a natural hedge against fluctuations in the exchange rate. The funds are then used to pay suppliers, avoiding the need to convert to Australian dollars.
The Company uses forward currency contracts and options to eliminate the currency exposures on the majority of its transactions denominated in foreign currencies, either by transaction if the amount is significant, or on a general cash flow hedge basis. The forward currency contracts and options are always in the same currency as the hedged item. The Company believes that financial instruments designated as foreign currency hedges are highly effective. However documentation of such as required by SFAS No. 133 does not exist. Therefore, all movements in the fair values of these hedges are reported in the statement of operations in the period in which fair values change. The Company also has certain U.S. dollar-denominated debt at Royal Wolf, including long-term intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in our consolidated statements of operations.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENT

Note 7. Income Taxes

Income (loss) before provision for income taxes and minority interest consisted of the following (in thousands):

	Predecessor			Successor
			Period from
	Year Ended		July 1 to	Year Ended
	June 30,		September 13,	June 30,
	2006	2007	2007	2008

U.S.	$—	$—	$—	$8,092
Asia-Pacific	(214)	802	468	(1,504)
	$(214)	$802	$468	$6,588

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENT

The provision for income taxes consisted of the following (in thousands):

	Predecessor			Successor
			Period from
	Year Ended		July 1 to	Year Ended
	June 30,		September 13,	June 30,
	2006	2007	2007	2008

Current:
U.S. Federal	$—	$—	$—	$377
State	—	—	—	7
Asia -Pacific	—	9	—	25
	—	9	—	409

U.S. Federal	—	—	—	(1,671)
State	—	—	—	1
Asia-Pacific	214	481	180	3,295
	214	481	180	1,625
	$214	$490	$180	$2,034

The components of the net deferred tax liability are approximately as follows (in thousands):

	Predecessor	Successor
	June 30,	June 30,
	2007	2008

Deferred tax assets:
Net operating loss and tax credit carryforwards	$—	$5,252
Deferred revenue and expenses	71	657
Accrued compensation and other benefits	164	443
Allowance for doubtful accounts	—	227
Other	786	—
Total deferred tax assets	1,021	6,579
Valuation allowance	—	—
Net deferred tax assets	1,021	6,579
Deferred tax liabilities:
Accelerated tax depreciation and amortization	(1,902)	(4,255)
Unrealized exchange gains and losses	—	(3,715)
Other	—	(71)
Total deferred tax liabilities	(1,902)	(8,041)
Net deferred tax liabilities	$(881)	$(1,462)

At June 30, 2008, Royal Wolf had an Australian net operating loss carryforward of approximately $6,440,000 with no expiration date. Management evaluates the ability to realize its deferred tax assets on a quarterly basis and adjusts the amount of its valuation allowance if necessary. No valuation allowance has been determined to be required as of June 30, 2008.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENT

A reconciliation of the federal statutory rate (30% Australian for the Predecessor and 34% U.S. for the Successor) to the Company’s effective tax rate is as follows:

	Predecessor			Successor
			Period from
	Year Ended		July 1 to	Year Ended
	June 30,		September 13,	June 30,
	2006	2007	2007	2008

Federal statutory rate	(30.0)%	30.0%	30.0%	34.0%
State and Asia-Pacific taxes, net of U.S. federal benefit and credit	—	—	—	0.1
Amortization of goodwill	—	—	—	(7.4)
Nondeductible expenses	130.0	31.1	8.5	4.2
Effective tax rate	100.0%	$61.1%	38.5%	30.9%

Note 8. Related Party Transactions

The Company had an unsecured limited recourse revolving line of credit from Ronald F. Valenta, a director and the chief executive officer of the Company, pursuant to which the Company could borrow up to $3,000,000 outstanding at one time. The line of credit terminated upon the completion of the acquisition of Royal Wolf and the outstanding principal and interest totaling $2,586,848 was repaid on September 14, 2007.
The Company utilizes certain accounting, administrative and secretarial services from affiliates of officers; as well as certain limited office space provided by an affiliate of Mr. Valenta. Until the consummation of a business combination by the Company, the affiliates had agreed to make such services available to the Company free of charge, as may be required by the Company from time to time; with the exception of the reimbursement of certain out-of-pocket costs incurred on behalf of the Company. Effective September 14, 2007, the Company entered into a month-to-month arrangement that lasted until January 31, 2008 with an affiliate of Mr. Valenta for the rental of the office space at $1,148 per month. In addition, effective September 14, 2007, the Company commenced recording a charge to operating results (with an offsetting contribution to additional paid-in capital) for the estimated cost of contributed services rendered to the Company at no compensation by non-employee officers and administrative personnel of affiliates.
Effective January 31, 2008, the Company entered into a lease with an affiliate of Mr. Valenta for its new corporate headquarters in Pasadena, California. The rent is $7,779 per month, plus allocated charges for common area maintenance, real property taxes and insurance, for approximately 3,000 square feet of office space. The term of the lease is five years, with two five-year renewal options, and the rent is adjusted yearly based on the consumer price index. Rental payments were $48,000 in 2008.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENT

Note 9. Stock Option Plans

On August 29, 2006, the Board of Directors of the Company adopted the General Finance Corporation 2006 Stock Option Plan (“2006 Plan”), which was approved by stockholders on June 14, 2007. Under the 2006 Plan, the Company may issue to directors, employees, consultants and advisers up to 1,500,000 shares of its common stock pursuant to options to be granted under the 2006 Plan. The options may be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or so-called non-qualified options that are not intended to meet incentive stock option requirements. The options may not have a term in excess of ten years, and the exercise price of any option may not be less than the fair market value of the Company’s common stock on the date of grant of the option. Unless terminated earlier, the 2006 Plan will automatically terminate June 30, 2016.
On each of September 11, 2006 (“2006 Grant”) and December 14, 2007 (“2007 Grant”), the Company granted options to purchase 225,000 shares of common stock at an exercise price equal to the closing market price of the Company’s common stock as of that date, or $7.30 and $9.05, respectively, with a vesting period of five years. Stock-based compensation expense of $339,000 related to these options has been recognized in the statements of operations through June 30, 2008, with a corresponding benefit to additional paid-in capital. As of June 30, 2008, there remains $1,190,000 of unrecognized compensation expense that will be recorded in the statement of operations on the straight-line basis over the remaining weighted-average vesting period of 3.8 years. There have been no options exercised, cancelled or forfeited under these two grants and 450,000 options were outstanding at June 30, 2008. Also, as of June 30, 2008, 45,000 of the 2006 Grant options are exercisable and no options of the 2007 Grant are exercisable.
On January 22, 2008 (“2008 Grant”), the Company granted options to certain key employees of Royal Wolf to purchase 489,000 shares of common stock at an exercise price equal to the closing market price of the Company’s common stock as of that date, or $8.80. The 2008 Grant consists of 243,000 options with a vesting period of five years and 246,000 options that vest subject to a performance condition based on Royal Wolf achieving a certain EBITDA (earnings before interest, income taxes, depreciation and amortization and other nonoperating costs) target for 2008. The Company had initially assessed that it is probable that this EBITDA target will be achieved and commenced recognizing compensation expense over the vesting period of 20 months. Total stock-based compensation expense of $280,000 related to the 2008 Grant has been recognized in the statement of operations through June 30, 2008, with a corresponding benefit to additional paid-in capital. As of June 30, 2008, there remains $1,098,000 of unrecognized compensation expense that will be recorded in the statement of operations on the straight-line basis over the remaining weighted-average vesting period of 2.9 years. There were 18,000 options cancelled or forfeited under the 2008 Grant and 471,000 options were outstanding at June 30, 2008. No options have been exercised and no options are exercisable under the 2008 Grant as of June 30, 2008. In June 2008, the Compensation Committee of the Company’s Board of Directors determined that the EBITDA target would not be achieved. As a result, the 2008 Grant was modified whereby one-half of the 241,000 outstanding options at June 30, 2008 subject to the EBITDA performance criteria would be deemed to have achieved the performance condition. The remaining one-half of these performance-based options will be modified for EBITDA targets at Royal Wolf pertaining to the years ending June 30, 2009 (“2009”) and 2010 during the first quarter of 2009; at which time the Company will reassess and revalue these options and recognize any changes in stock-based compensation on a prospective basis.
At June 30, 2008, the Company’s market price for its common stock was below the exercise prices of all of the outstanding stock options.
A deduction is not allowed for U.S. income tax purposes with respect to non-qualified options granted in the United States until the stock options are exercised or, with respect to incentive stock options issued in the United States, unless the optionee makes a disqualifying disposition of the underlying shares. The amount of any deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise. Accordingly, there is a deferred tax asset recorded for the U.S. tax effect of the financial statement expense recorded related to stock option grants in the United States. The tax effect of the U.S. income tax deduction in excess of the financial statement expense, if any, will be recorded as an increase to additional paid-in capital.
The weighted-average fair value of the stock options granted was $3.06, $3.75 and $3.94 per option for the 2006 Grant, 2007 Grant and 2008 Grant, respectively, determined by using the Black-Scholes option-pricing model using the following assumptions: A risk-free interest rate of 4.8%, 3.27% and 3.01% (corresponding treasury bill rates) for the 2006 Grant, 2007 Grant and 2008 Grant, respectively; an expected life of 7.5 years for all grants; an expected volatility of 26.5%, 31.1% and 35.83% for the 2006 Grant, 2007 Grant and 2008 Grant, respectively; and no expected dividend.
Royal Wolf had an employee share option plan (ESOP) for the granting of non-transferable options to certain key management personnel and senior employees with more than twelve months service at the grant date. During 2007, $3,689,000 was accrued under the ESOP; of which $2,930,000 was paid in 2007 and $759,000 was paid during the Predecessor Period 2008. The ESOP was closed in the Predecessor Period 2008.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENT

Note 10. Commitments and Contingencies

Operating Leases
The Company leases various office equipment and other facilities under operating leases. The leases have maturities of between one and nine years, some with an option to renew the lease after that period. None of the leases includes contingent rentals. There are no restrictions placed upon the lessee by entering into these leases.
Non-cancellable operating lease rentals at June 30, 2008 are payable as follows (in thousands):

2009	$3,028
2010	1,827
2011	1,263
2012	680
2013	529
Thereafter	1,997
$9,324

Rental expense on non-cancellable operating leases was $878,000, $1,295,000, $685,000 and $1,733,000 in 2006, 2007, Predecessor Period 2008 and 2008, respectively.

Put and Call Options
In conjunction with the closing of the acquisition of Royal Wolf, the Company entered into a shareholders agreement with Bison Capital pursuant to which, at any time after September 13, 2009, Bison Capital shall have the option to cause the Company to purchase from Bison Capital all of its 13.8% outstanding capital stock of GFN U.S. The purchase price for the capital stock is, in essence, the greater of the following:
(i) the amount equal to Bison Capital’s ownership percentage in GFN U.S., or 13.8%, multiplied by the result of 8.25 multiplied by the sum of Royal Wolf’s EBITDA for a twelve-month determination period, as defined, plus all administrative expense payments or reimbursements made by Royal Wolf to the Company during such period; minus the net debt of Royal Wolf, as defined; or
(ii) the amount equal to the Bison Capital’s ownership percentage in GFN U.S. multiplied by the result of the GFN trading multiple, as defined, multiplied by Royal’s Wolf’s EBITDA for the determination period; minus the net debt of Royal Wolf; or
(iii) Bison Capital’s cost, as defined, in the GFN U.S. capital stock.
Also pursuant to the shareholders agreement, the Company has the option to, at anytime prior to September 13, 2010, cause Bison Capital to sell and transfer its 13.8% outstanding capital stock of GFN U.S. to the Company equal to the product of 2.75 multiplied by Bison Capital’s cost in the GFN U.S. capital stock. Subsequent to September 13, 2010, the Company’s call option purchase price is similar to (i) and (ii) of the Bison Capital put option, except the EBITDA multiple is 8.75.

GE SeaCo Preferred Supply Agreement
In connection with the asset purchase from GE SeaCo, the Company entered in a preferred supply agreement with GE SeaCo. Under the preferred supply agreement, GE SeaCo has agreed to sell to the Company, and the Company has agreed to purchase, all of GE SeaCo’s containers that GE SeaCo determines to sell, up to a maximum of 5,000 containers each year. The purchase price for the containers will be based on their condition and is specified in the agreement, subject to annual adjustment. In addition, the Company received a right of first refusal to purchase any additional containers that GE SeaCo desires to sell in Australia, New Zealand and Papua New Guinea. Either party may terminate the agreement upon no less than 90 days’ prior notice at any time after November 15, 2012.

Other Matters
In January 2008, Royal Wolf was notified by a Department of the Australian government of an odor that might be caused by high levels of formaldehyde or volatile organic compounds that exceed national guidelines in some of its containers. Royal Wolf engaged the services of independent consultants in cooperation with the Australian government in testing ventilation improvements. Management of the Company believes that, based on their investigation and field test outcomes to-date, the remediation of this matter will not have a material adverse effect on the consolidated results of operations, cash flows or financial position of the Company. In 2008, the Company expensed $259,000 for 302 containers that were affected by this matter.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENT

The Company is not involved in any material lawsuits or claims arising out of the normal course of business. The nature of its business is such that disputes can occasionally arise with employees, vendors (including suppliers and subcontractors), and customers over warranties, contract specifications and contract interpretations among other things. The Company assesses these matters on a case-by-case basis as they arise. Reserves are established, as required, based on its assessment of its exposure. The Company has insurance policies to cover general liability and workers compensation related claims. In the opinion of management, the ultimate amount of liability not covered by insurance under pending litigation and claims, if any, will not have a material adverse effect on our financial position, operating results or cash flows.

Note 11. Detail of Certain Accounts

Trade payables and accrued liabilities consist of the following (in thousands):

	Predecessor	Successor
	June 30,
	2007	2008
Trade payables	$4,232	$9,014
Payroll and related	2,590	3,043
Taxes, other than income	376	1,456
Deferred consideration	—	1,943
Unearned income	1,351	2,930
Other accruals	1,706	3,048
	$10,255	$21,434

Note 12. Subsequent Events

On July 3, 2008, the Company, through Royal Wolf, entered into a Letter of Offer (the “Amendment”) regarding the ANZ credit facility. Based upon the exchange rate of one Australian dollar to $0.9615 U.S. dollar and one New Zealand dollar to $0.7927 Australian dollar at June 30, 2008, the Amendment increased the total credit facility limit from $96.0 million (A$99.8 million) to $106.0 million (A$98.0 million and NZ$15.5 million). The Amendment will provide the Company with additional borrowing capacity with which to finance growth and acquisition opportunities in the Asia-Pacific area.
On July 28, 2008, the Company announced that, through a wholly-owned subsidiary formed In July 2008, it had entered into a definitive merger agreement with Mobile Office Acquisition Corp. (“MOAC”) and its subsidiary, Pac-Van, Inc. (“Pac-Van”), in a transaction valued at $158.8 million, plus the cost of any subsequent acquisitions by Pac-Van. Pac-Van is a provider of modular buildings and mobile offices in the United States. MOAC’s ownership consists of Ronald L. Havner Jr. (an over five percent beneficial owner of the Company), Ronald F. Valenta (the Chief Executive Officer of the Company), Laminar D.E. Shaw and Pac-Van management employees. A special committee made up of the independent members of the Company’s Board of Directors retained an independent counsel and financial advisor and negotiated and approved the merger; which is subject to approval of the Company’s stockholders at a special meeting on September 30, 2008, obtaining required government approvals and other customary closing conditions.
Pursuant to the merger agreement, the stockholders of MOAC will be entitled to receive up to $21.5 million of cash, four million shares of restricted common stock of GFN issued at $7.50 per share (with an aggregate value of $30 million) and a 20 month subordinated promissory note in the aggregate principal amount of $1.5 million. The note and $8.5 million of the restricted stock will secure the indemnification obligations for 20 months. Also, pursuant to the merger agreement, the Company through its wholly-owned subsidiary will assume approximately $107 million of Pac-Van’s indebtedness and will acquire all outstanding shares of MOAC. The Company and the stockholders of MOAC will enter into, among other things, a stockholders agreement which will provide registration rights which may be exercised after June 30, 2009.

INDEX TO MOBILE OFFICE ACQUISITION CORP. AND PAC-VAN, INC. FINANCIAL STATEMENTS

Independent Auditors’ Report

Board of Directors and Stockholders
Mobile Office Acquisition Corp. d/b/a Pac-Van, Inc.

We have audited the accompanying consolidated balance sheets of Mobile Office Acquisition Corp. and Subsidiary d/b/a Pac-Van, Inc. as of September 30, 2008 and December 31, 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for the nine-month period ended September 30, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mobile Office Acquisition Corp. and Subsidiary d/b/a Pac-Van, Inc. at September 30, 2008 and December 31, 2007, and the results of their operations and their cash flows for the nine-month period ended September 30, 2008, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 12 to the consolidated financial statements, the Company was acquired by General Finance Corporation on October 1, 2008.

/s/ Katz, Sapper & Miller, LLP
Indianapolis, Indiana
December 1, 2008

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
d/b/a PAC-VAN, INC.

CONSOLIDATED BALANCE SHEETS
September 30, 2008 and December 31, 2007

ASSETS

	2008	2007
ASSETS
Cash	$61,495	$53,325
Accounts receivable, net of allowances for doubtful accounts
of $1,396,000 in 2008 and $1,175,000 in 2007	15,488,357	11,845,950
Net investment in sales-type leases	158,290	117,650
Rental inventory, net	116,639,778	94,708,614
Note receivable-related party		260,000
Property and equipment, net	2,299,592	2,048,374
Goodwill	39,414,543	39,161,675
Intangible assets, net	2,062,887	2,663,219
Other assets	281,487	202,114

TOTAL ASSETS	$176,406,429	$151,060,921

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable	$7,383,591	$4,903,664
Accrued liabilities	5,086,571	4,003,683
Unearned revenue and advance payments	7,413,736	6,091,843
Senior bank debt	82,500,000	67,600,000
Subordinated note payable	25,000,000	24,303,977
Deferred income taxes	16,992,052	14,815,956
Warrant obligation	1,985,585	1,335,500
Total Liabilities	146,361,535	123,054,623

STOCKHOLDERS' EQUITY
Common stock, Class A, $0.001 par value; 300,000 shares
authorized, 225,000 shares issued and outstanding	225	225
Common stock, Class B, $0.001 par value; 50,000 shares
authorized, 1,800 shares issued and outstanding	2	2
Additional paid-in capital	22,679,773	22,679,773
Retained earnings	7,364,894	5,326,298
Total Stockholders' Equity	30,044,894	28,006,298

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$176,406,429	$151,060,921

See accompanying notes.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
d/b/a PAC-VAN, INC.

CONSOLIDATED STATEMENT OF INCOME
Nine-Month Period Ended September 30, 2008

(Nine Months)
2008

REVENUES
Leasing revenue	$39,573,651
Sales of equipment and services	17,945,729
Total Revenues	57,519,380

COSTS AND EXPENSES
Cost of sales of equipment and services	12,721,769
Leasing, selling and general	30,121,930
Depreciation and amortization	3,575,170
Total Costs and Expenses	46,418,869

Income from Operations	11,100,511

INTEREST EXPENSE	6,878,319

Net Income before Provision for Income Taxes	4,222,192

PROVISION FOR INCOME TAXES	2,183,596

NET INCOME	$2,038,596

See accompanying notes.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
d/b/a PAC-VAN, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Nine-Month Period Ended September 30, 2008

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders'
	Class A	Class B	Capital	Earnings	Equity

BALANCE AT DECEMBER 31, 2007	$225	$2	$22,679,773	$5,326,298	$28,006,298

Net income	–	–	–	2,038,596	2,038,596

BALANCE AT SEPTEMBER 30, 2008	$225	$2	$22,679,773	$7,364,894	$30,044,894

See accompanying notes.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
d/b/a PAC-VAN, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
Nine-Month Period Ended September 30, 2008

(Nine Months)
2008

OPERATING ACTIVITIES
Net income	$2,038,596
Adjustments to reconcile net income to net cash provided by
operating activities:
Deferred income taxes	2,176,096
Depreciation of property and equipment and rental inventory	3,501,392
Proceeds from the sale of property and equipment	52,512
Amortization of intangible assets	769,801
Increase in value of warrant obligation	650,085
Gain on disposals of property and equipment	(33,082)
Increase in certain assets:
Accounts receivable	(3,397,150)
Net investment in sales-type leases	(40,640)
Other assets	(79,373)
Increase in certain liabilities:
Accounts payable	2,479,927
Accrued liabilities	857,763
Unearned revenue and advance payments	1,321,893
Net Cash Provided by Operating Activities	10,297,820

INVESTING ACTIVITIES
Purchases of rental inventory, net	(16,098,773)
Cash paid for assets of businesses acquired	(8,396,315)
Payments received on note receivable-related party	260,000
Purchases of property and equipment	(785,093)
Net Cash (Used) by Investing Activities	(25,020,181)

FINANCING ACTIVITIES
Proceeds of issuance of long-term debt	22,450,000
Principal payments on long-term debt	(7,550,000)
Financing costs	(169,469)
Net Cash Provided by Financing Activities	14,730,531

NET INCREASE IN CASH	8,170

CASH
Beginning of Period	53,325

End of Period	$61,495

SUPPLEMENTAL DISCLOSURES
Interest paid	$6,464,956
Noncash financing activities:
Interest expense related to valuation of warrant obligation	650,085

See accompanying notes.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
d/b/a PAC-VAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the balances and transactions of Mobile Office Acquisition Corp. (MOAC) and its wholly-owned subsidiary, Pac-Van, Inc., (together referred to as the “Company”) since August 2, 2006.  All material intercompany balances and transactions have been eliminated from the consolidated financial statements

Doing business as “Pac-Van, Inc.,” the Company leases and sells mobile offices, modular buildings and storage units throughout the United States from its branch network locations in sixteen states.  The Company provides solutions for customers in a wide range of industries including, construction, industrial, commercial, retail and government.

During the nine months ended September 30, 2008, the Company acquired the assets of three businesses.  Each of these acquisitions was accounted for under the purchase method of accounting, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141,  Business Combinations .  Accordingly, the acquisition cost of these transactions has been allocated to the purchased assets and liabilities based on their respective fair values at the date of acquisition.

•
Effective February 1, 2008, the Company acquired the assets of US SpaceMaster Leasing, LP.  The purchase price was approximately $3,801,000.  The fair value of assets and liabilities acquired on February 1, 2008, totaled approximately $3,548,000; accordingly, the Company recorded goodwill of approximately $253,000.

•	Effective April 2, 2008, the Company acquired the assets of I-R Mobile Modular. The purchase price was approximately $2,967,000, which was the fair value of assets and liabilities acquired.

•	Effective June 6, 2008, the Company acquired the assets of Brandall Modular Corp. The purchase price was approximately $1,853,000, which was the fair value of assets and liabilities acquired.

These three acquisitions were primarily for the purchase of rental inventory to enhance the Company’s existing fleet.  The results from these acquisitions are included in these consolidated financial statements from the respective acquisition dates as noted above.  The fair value of assets and liabilities acquired from these acquisitions were as follows:

Accounts receivable	$245,257
Rental inventory	8,123,315
Goodwill	252,869
Liabilities assumed	(225,126)
Cash paid for acquisitions	$8,396,315

Estimates:  Management uses estimates and assumptions in preparing financial statements in conformity with accounting principles generally accepted in the United States.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses.  Actual results could vary from the estimates that were used.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Rental Inventory and Other Long-lived Assets:  Rental inventory consisting of mobile offices, modular buildings, storage trailers, storage containers and steps (“rental inventory or rental equipment”) acquired on August 2, 2006, were recorded at their purchase cost as allocated based on information provided by an independent appraisal.  Rental inventory acquired since August 2, 2006, is recorded at lower of invoice cost or market.  Mobile offices and modular buildings are depreciated using the straight-line method over 20 years to a residual value of 50 percent of the original cost.  Steps are depreciated using the straight-line method over 5 years with no residual value.  Storage trailers are depreciated over 15 years and 10 years depending on the year of acquisition.  Storage containers are depreciated using the straight-line method over 20 years to a residual value of 70 percent of the original cost.

Vehicles, office equipment and leasehold improvements are recorded at historical cost.  Depreciation is computed using the straight-line method over the estimated useful life of 5 years.

Long-lived assets, including the Company’s rental inventory and amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to future net undiscounted cash flows expected to be generated by the related asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair market value of the assets. To date, no adjustments to the carrying amount of long-lived assets have been required.

Amortizable Intangible Assets consist of deferred financing costs and the value assigned to the Company’s continuing customer base as acquired on August 2, 2006.  Deferred financing costs are being amortized on a straight-line basis over the term of the loans, approximately five years.  The customer base is being amortized on a straight-line basis from August 2, 2006 through 2014, management’s estimate of the useful life of the customer base.

Goodwill:  The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets , which requires that goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subject to impairment tests annually, or whenever an event or circumstances indicate the carrying amount may be impaired.  The Company performed the required impairment tests of its goodwill in the third quarter ended September 30, 2008, using the methodology prescribed by SFAS No. 142, and determined that the carrying value of recorded goodwill did not exceed its fair value.

Revenue Recognition: The Company earns revenue by leasing, transporting, installing and dismantling rental equipment, as well as providing other ancillary products and services, and by selling new and used equipment.  Leasing revenue includes monthly rentals, initial lease services, ancillary products and services and end of lease services as earned.  Leasing revenue is derived from leases classified as operating leases for which the initial term is generally 3 to 60 months.  Costs associated with transportation, installation, and dismantling of rental equipment are recorded in leasing, selling and general expense.  Unearned revenue includes end of lease services not yet performed by the Company, advance rentals and deposit payments.

Revenue from the sale of new and used mobile offices, modular buildings, storage units and steps, including delivery and installation revenue, is generally recognized upon the delivery to and acceptance by the customer.  Certain arrangements to sell units under long-term construction-type sales contracts are accounted for under the percentage of completion method.  Under this method, income is recognized in proportion to the incurred costs to date under the contract to estimated total costs.  Sales of new units are typically covered by warranties provided by the manufacturer of the products sold.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company recognized revenue of approximately $4,601,376 for the nine-month period ended September 30, 2008, with related cost of sales of approximately $3,273,794 on the sale of rental units which were greater than one year old.

Accounts Receivable:  The Company extends credit to its customers.  Accounts receivable are recorded at net realizable value based on management’s estimates of uncollectible accounts recorded in the allowance for doubtful accounts.  The allowance for doubtful accounts is estimated based on historical collection experience and a review of specific past due receivables.  The Company charges late fees on past due accounts.  The Company recognized income for late payment fees of approximately $433,000 during the nine-month period ended September 30, 2008.

Concentrations of Credit Risk:  Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and receivables under sales-type lease contracts.  The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral on trade accounts receivable.  Receivables under sales-type lease contracts are secured by the leased mobile office, modular building or storage unit.  A significant portion of the Company's business activity is with companies in the construction and development industries.  Total revenues from these industries were approximately $26,443,000 during the nine-month period ended September 30, 2008. As of September 30, 2008, accounts receivable from these industries were approximately $6,709,000.

Advertising Costs are expensed as incurred and totaled $486,000 during the nine-month period ended September 30, 2008.

Shipping and Handling Costs are expensed as incurred and included in cost of leasing services and cost of sales equipment and services.  Shipping and handling costs included in cost of leasing services and included in leasing, selling and general amounted to approximately $1,146,500 and $2,532,200 for the nine-month period ended September 30, 2008.

Sales Taxes collected from customers and remitted to state government agencies are shown on a net basis and are not included in sales or costs and expenses.

Income Taxes:  The Company records income taxes in accordance with the liability method of accounting.  Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law.  Changes in enacted tax rates are reflected in the tax provision as they occur.

Stock-Based Compensation:  For the issuance of stock options, the Company follows the fair value provisions of Statement of Financial Accounting Standards No. 123(R),  Share-Based Payment , which requires companies to recognize the grant date fair value of stock options and other equity-based compensation issued to employees in their income statements.

Common Stock:  MOAC has two classes of common stock: Class A and Class B, both with a par value of $0.001.  Both classes have the same rights and privileges except that holders of Class B shares have no voting rights.

Fair Value of Financial Instruments: Because of their short-term nature, the amounts reported in the consolidated balance sheet for cash, receivables and accounts payable approximate fair value.  Long-term debt approximates fair value as borrowing rates are based on market prices.

NOTE 2 - RENTAL INVENTORY

Rental inventory was comprised of the following at September 30, 2008 and December 31, 2007:

	2008	2007
Mobile offices, modular buildings and storage units	$120,033,639	$96,525,406
Steps	2,181,668	1,641,864
	122,215,307	98,167,270
Less: Accumulated depreciation	(5,575,529)	(3,458,656)
Total Rental Inventory	$116,639,778	$94,708,614

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following at September 30, 2008 and December 31, 2007:

	2008	2007
Equipment	$685,768	$368,876
Vehicles	2,222,919	1,873,943
Leasehold improvements	629,953	559,020
	3,538,640	2,801,839
Less: Accumulated depreciation	(1,239,048)	(753,465)
Total Property and Equipment	$2,299,592	$2,048,374

NOTE 4 - GOODWILL

The changes in goodwill during the nine-month period ended September 30, 2008 are as follows:

Goodwill at December 31, 2008	$39,161,675
Acquisition of US SpaceMaster Leasing, LP	252,868
Goodwill at September 30, 2008	$39,414,543

NOTE 5 - AMORTIZABLE INTANGIBLE ASSETS

Intangible assets subject to amortization consisted of the following at September 30, 2008 and December 31, 2007:

	2008		2007
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Customer base	$4,547,400	$2,963,306	$4,547,400	$2,263,009
Deferred financing costs	849,695	370,902	679,695	300,867
	$5,397,095	$3,334,208	$5,227,095	$2,563,876

The expected amortization expense for each of the next five years ending September 30 is as follows:  $766,920 in 2009, $513,384 in 2010, $361,283 in 2011, $216,001 in 2012 and $161,307 in 2013.

NOTE 6 - NET INVESTMENT IN SALES-TYPE LEASES

At September 30, 2008, the future minimum lease payments, including interest, to be received under sales-type lease agreements were as follows:

Receivable In Year	Future Minimum
Ending September 30,	Lease Payments
2009	$172,485
2010	13,375
2011	6,141
192,001
Less: Amount representing interest	33,711

Net Investment in Sales-type Leases	$158,290

NOTE 7 - DEBT

The Company’s bank credit agreement includes a revolving line of credit and a swing line of credit.  All borrowings under the credit agreement are due on August 23, 2012.  The Company has pledged all business assets as collateral, including the assignment of the Company’s rights under leasing contracts with customers. The Company is also required to maintain certain financial ratios and net worth requirements.

Interest accrues on all outstanding borrowings under the credit agreement at the lead lender’s prime lending rate or at the LIBOR plus a stated margin ranging from 1.5% to 2.25% (totaling 4.60% at September 30, 2008) based on the Company’s performance.  In addition, the Company is required to pay an unused commitment fee equal to .25% of the average unused line, calculated on a quarterly basis.

The revolving and swing lines of credit are available for purchases of rental inventory and general operating purposes.  The maximum aggregate amount available under the lines is $120,000,000 ($82,500,000 borrowed and outstanding at September 30, 2008) with borrowings limited to 85% of eligible accounts receivable net of reserves and allowances, plus 85% of the net book value of all eligible inventory net of reserves and allowances.  At September 30, 2008, the Company was in compliance with all credit agreement covenants.

NOTE 7 - DEBT (CONTINUED)

In connection with its acquisition of Pac-Van, Inc. on August 2, 2006, MOAC issued a senior subordinated secured note with an original principal balance of $25,000,000.  The subordinated note matures on February 2, 2013, and requires quarterly interest only payments computed at 13%.

The subordinated note was issued with warrants entitling the holders to purchase 9,375 shares of common stock of MOAC (representing 4% of the issued outstanding common stock of MOAC) at $0.01 per share.  The warrants expire on August 2, 2016. The warrants provide the holder with put rights upon the occurrence of a change in control of the Company, an event of non-compliance, or any time after August 2, 2012.  The put price per share shall be an amount equal to the fair market value of the outstanding common stock at the exercise date.  At inception, the warrants were recorded at their fair market value of $937,500.  The subordinated notes were discounted by the warrant fair value and had a recorded value of $24,062,500.  The discount is being amortized to interest expense over the term of the borrowings. In future periods, the Company will recognize a charge to earnings for increases, if any, in the value of the warrants to reflect the Company’s ultimate obligation to provide for the warrants under the agreement.  On October 1, 2008, MOAC was acquired by General Finance Corporation.  In connection with this transaction, the warrant obligation of approximately $1,985,000 was paid.  Accordingly, the Company recognized approximately $650,000 in interest expense for the increase in the obligation under the warrant agreement for the nine-month period ended September 30, 2008.

Additionally, in connection with its acquisition on October 1, 2008, the Company recognized the remaining unamortized debt discount of approximately $696,000 during the nine-month period ended September 30, 2008, as the warrants were subsequently paid and the full face value of the senior subordinated debt of $25,000,000 is considered outstanding.

NOTE 8 - INCOME TAXES

The provision for income taxes consisted of the following for the nine-month period ended September 30, 2008:

Deferred income tax expense:
Federal	$1,857,643
State	318,453
Total	2,176,096

Current state income tax expense	7,500
Provision for Income Taxes	$2,183,596

The Company’s deferred income tax liability was comprised of the following temporary differences at September 30, 2008 and December 31, 2007:

	2008	2007
Rental inventory	$26,040,840	$23,905,985
Net operating loss carryforwards	(9,638,282)	(8,607,254)
Accounts receivable	(305,845)	(246,000)
Other	895,339	(236,775)

Net Deferred Income Tax Liability	$16,992,052	$14,815,956

NOTE 8 - INCOME TAXES (CONTINUED)

At September 30, 2008, the Company had federal net operating loss carryforwards of approximately $23,000,000 which begin to expire in 2019.

Cash paid for income taxes approximated $7,500 for the nine-month period ended September 30, 2008.

The primary difference between the Company’s effective income tax expense reflected in the consolidated statement of income and the tax expense computed at the federal statutory rate is due to certain nondeductible expenses for income tax purposes, primarily the increase in the warrant valuation as of September 30, 2008 (see Note 7).

NOTE 9 - OPERATING LEASE COMMITMENTS

The Company has various noncancellable operating leases for office space and storage facilities that expire at various dates through April 2013.  Certain leases contain renewal options and escalation clauses.  Rental expense for these leases was approximately $1,301,000 for the nine-month period ended September 30, 2008.

Future minimum rental payments required under noncancellable operating lease agreements are as follows:

Payable in Year Ending September 30,	Rental Payments
2009	$1,437,775
2010	1,341,960
2011	695,178
2012	319,924
2013	138,241

$3,933,078

NOTE 10 - EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) retirement savings plan for eligible employees, which allows plan participants to defer a percentage of their compensation subject to the limits imposed under the Internal Revenue Code.  The Plan allows the Company to make a discretionary contribution to the Plan each year on behalf of participants at a rate determined before the year begins.  At the end of the Company's fiscal year, an additional matching contribution may be made at the discretion of the Company’s Board of Directors.  The Company's contribution to the Plan was approximately $86,000 during the nine-month period ended September 30, 2008.

NOTE 11 - STOCK OPTION PLAN

MOAC maintains a stock option plan under which employees, officers and directors of the Company may be granted options to purchase non-voting common stock of MOAC at a price determined by the Board of Directors.  MOAC has reserved 26,042 shares under the Plan.  As of September 30, 2008, there had been no options exercised under the Plan.  During 2006, 15,620 options were issued, of which none were exercisable at September 30, 2008.  Options granted under the Plan generally have an exercise price equal to the fair market value of the non-voting common stock as of the date of grant and vest over a period of five years.  The maximum term of the options is 10 years.  The weighted average exercise price of stock options outstanding at September 30, 2008, was $100 per share.

NOTE 11 - STOCK OPTION PLAN (CONTINUED)

Effective October 1, 2008, the Company’s stock option grants were modified in connection with the acquisition of MOAC by General Finance Corporation (See Note 13).  The modifications included an acceleration of vesting and net cash payout of approximately $1,355,000 on October 6, 2008.  The Company’s stock option plan was subsequently terminated.  As a result of the modification, additional compensation expense of $1,203,000 was recognized during the nine-month period ended September 30, 2008.

The fair value for options granted by MOAC was initially estimated at the date of grant using a Black-Scholes option pricing model, with the following weighted-average assumptions:

Risk-free interest rate                         4.0%
Dividend yield                                        0%
Expected life of the options         10 years
Volatility                                                30%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility.  Because MOAC’S stock is not publicly traded and its employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The fair value of the options was being amortized to expense over the related vesting period until the modification and subsequent termination of the stock option plan.

NOTE 12 - RELATED PARTY TRANSACTION

The Company pays a management and consulting fee to one of its stockholders. Management and consulting fees paid were $135,000 during the nine-month period ended September 30, 2008.

The Company had a note receivable from a related party in the amount of $260,000 at December 31, 2007.  The note was paid in full during the nine-month period ended September 30, 2008.

NOTE 13 - SUBSEQUENT EVENT

On October 1, 2008, MOAC and its wholly-owned subsidiary, Pac-Van, Inc., were acquired by General Finance Corporation (GFC).  The purchase price was $158,800,000, which consisted of $19,410,000 in cash, a $1,500,000 senior subordinated note of GFC, $30,000,000 in GFC stock, valued at $7.50 per share for purposes of the acquisition and the assumption of MOAC indebtedness.  The accompanying consolidated financial statements as of September 30, 2008, do not reflect any adjustments for the purchase price of the acquisition.

Independent Auditors’ Report

Board of Directors and Stockholders
Mobile Office Acquisition Corp. d/b/a Pac-Van, Inc.

We have audited the accompanying consolidated balance sheets of Mobile Office Acquisition Corp. and Subsidiary d/b/a Pac-Van, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2007 and for the five-month period from August 2, 2006 to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mobile Office Acquisition Corp. and Subsidiary d/b/a Pac-Van, Inc. at December 31, 2007 and 2006, and the results of their operations and their cash flows for the year ended December 31, 2007 and for the five-month period from August 2, 2006 to December 31, 2006, in conformity with accounting principles generally accepted in the United States.

/s/  Katz, Sapper & Miller, LLP
Indianapolis, Indiana
February 29, 2008

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

  CONSOLIDATED BALANCE SHEETS
 December 31, 2007 and 2006

	2007	2006

ASSETS
ASSETS
Cash	$53,325	$64,682
Accounts receivable, net of allowances of $1,175,000 in 2007 and $975,000 in 2006	11,845,950	9,409,029
Net investment in sales-type leases	117,650	287,416
Rental inventory, net	94,708,614	73,668,242
Note receivable-related party	260,000	350,000
Property and equipment, net	2,048,374	1,463,001
Other assets	202,114	373,832
Intangible assets, net	2,663,219	4,206,698
Goodwill	39,161,675	39,161,675
TOTAL ASSETS	$151,060,921	$128,984,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$4,903,664	$5,330,808
Accrued liabilities	4,003,683	3,481,831
Unearned revenue and advance payments	6,091,843	4,560,261
Senior bank debt	67,600,000	55,000,000
Subordinated note payable	24,303,977	24,133,523
Deferred income taxes	14,815,956	11,563,897
Warrant obligation	1,335,500	937,500
Total Liabilities	123,054,623	105,007,820

STOCKHOLDERS’ EQUITY
Common stock, Class A, $0.001 par value; 300,000 shares authorized, 225,000 shares issued and outstanding	225	225
Common stock, Class B, $0.001 par value; 50,000 shares authorized, 1,800 shares issued and outstanding	2	2
Additional paid-in capital	22,679,773	22,679,773
Retained earnings	5,326,298	1,296,755
Total Stockholders’ Equity	28,006,298	23,976,755

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$151,060,921	$128,984,575

See accompanying notes.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

  CONSOLIDATED STATEMENTS OF INCOME
 Year Ended December 31, 2007 and
 Period from August 2, 2006 to December 31, 2006

		(Five Months)
	2007	2006

REVENUES
Leasing revenue	$47,035,305	$17,604,933
Sales of equipment and services	20,220,120	11,261,618
Total Revenues	67,255,425	28,866,551

COSTS AND EXPENSES
Cost of sales of equipment and services	13,647,118	8,274,005
Leasing, selling and general	32,837,661	13,347,747
Depreciation and amortization	5,049,378	1,952,596
Total Costs and Expenses	51,534,157	23,574,348
Income from Operations	15,721,268	5,292,203
INTEREST EXPENSE	8,425,166	3,163,747
Net Income before Provision for Income Taxes	7,296,102	2,128,456
PROVISION FOR INCOME TAXES	3,266,559	831,701
NET INCOME	$4,029,543	$1,296,755

See accompanying notes.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
 Year Ended December 31, 2007 and
 Period from August 2, 2006 to December 31, 2006

	Common Stock		Additional Paid-in	Retained	Total Stockholders’
	Class A	Class B	Capital	Earnings	Equity

BALANCE AT AUGUST 2, 2006	$225	$—	$22,499,775	$—	$22,500,000
Issuance of Class B common stock	—	2	179,998	—	180,000
Net income	—	—	—	1,296,755	1,296,755

BALANCE AT DECEMBER 31, 2006	225	2	22,679,773	1,296,755	23,976,755
Net income	—	—	—	4,029,543	4,029,543

BALANCE AT DECEMBER 31, 2007	$225	$2	$22,679,773	$5,326,298	$28,006,298

See accompanying notes.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

  CONSOLIDATED STATEMENTS OF CASH FLOWS
 Year Ended December 31, 2007 and
 Period from August 2, 2006 to December 31, 2006

		(Five Months)
	2007	2006

OPERATING ACTIVITIES
Net income	$4,029,543	$1,296,755
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	3,252,059	830,202
Depreciation of property and equipment and rental inventory	3,447,753	1,268,688
Amortization of intangible assets	1,772,079	754,931
Increase in value of warrant obligation		398,000
Loss on disposals of property and equipment	44,503	16,588
(Increase) decrease in certain assets:
Accounts receivable	(2,436,921)	(385,563)
Net investment in sales-type leases	169,766	59,463
Other assets	171,718	(156,269)
Increase (decrease) in certain liabilities:
Accounts payable	(427,144)	80,578
Accrued liabilities	521,852	1,912,103
Unearned revenue and advance payments	1,531,582	(682,416)
Net Cash Provided by Operating Activities	12,474,790	4,995,060

INVESTING ACTIVITIES
Purchases of rental inventory, net	(23,753,427)	(6,986,718)
Payments received on note receivable-related party	90,000	50,000
Purchases of property and equipment	(1,194,120)	(278,045)
Net Cash (Used) by Investing Activities	(24,857,547)	(7,214,763)

FINANCING ACTIVITIES
Net increase in senior bank debt	12,600,000	1,300,000
Financing costs	(228,600)
Proceeds from issuance of Class B common stock		180,000
Net Cash Provided by Financing Activities	12,371,400	1,480,000

NET DECREASE IN CASH	(11,357)	(739,703)
CASH
Beginning of Period	64,682	804,385
End of Period	$53,325	$64,682

SUPPLEMENTAL DISCLOSURES
Interest paid	$7,901,339	$1,649,426
Noncash investing and financing activities:
Interest expense related to valuation of warrant obligation	398,000
Issuance of note receivable-related party for stock		400,000

See accompanying notes.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements include the balances and transactions of Mobile Office Acquisition Corp. (Parent) and its wholly-owned subsidiary, Pac-Van, Inc. (together referred to as the “Company”) since August 2, 2006. All material intercompany balances and transactions have been eliminated in the consolidated financial statements.

Doing business as “Pac-Van, Inc.,” the Company leases and sells mobile offices, modular buildings and storage units throughout the United States from its branch network locations in thirteen states. The Company provides solutions for customers in a wide range of industries including, construction, industrial, commercial, retail and government.

Effective August 2, 2006, Mobile Office Acquisition Corp. acquired 100% of the outstanding capital stock of Pac-Van, Inc. The purchase price was approximately $98,038,000 plus the assumption of liabilities of approximately $22,797,000 and transactions costs of approximately $2,766,000. The acquisition was financed through a combination of senior lending, subordinated borrowings and contributed capital. The acquisition was accounted for under the purchase method of accounting, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141,   Business Combinations.  Accordingly, the acquisition cost has been allocated to the purchased assets and liabilities based on their respective fair values at the date of acquisition. The fair value of assets and liabilities acquired at August 2, 2006, totaled approximately $84,458,000; accordingly, the Company initially recorded goodwill of approximately $39,143,000.

Estimates:  Management uses estimates and assumptions in preparing financial statements in conformity with accounting principles generally accepted in the United States. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Rental Inventory and Other Long-lived Assets:  Rental inventory consisting of mobile offices, modular buildings, storage trailers, storage containers and steps (“rental inventory or rental equipment”) acquired August 2, 2006, were recorded at their purchase cost as allocated based on information provided by an independent appraisal. Rental inventory acquired since August 2, 2006, is recorded at lower of invoice cost or market. Mobile offices and modular buildings are depreciated using the straight-line method over 20 years to a residual value of 50 percent of the original cost. Steps are depreciated using the straight-line method over 5 years with no residual value. Storage trailers are depreciated over 15 years and 10 years depending on the year of acquisition. Storage containers are depreciated using the straight-line method over 20 years to a residual value of 70 percent of the original cost.

Vehicles, office equipment and leasehold improvements are recorded at historical cost. Depreciation is computed using the straight-line method over the estimated useful life of 5 years.

Long-lived assets, including the Company’s rental inventory and amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to future net undiscounted cash flows expected to be generated by the related asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair market value of the assets. To date, no adjustments to the carrying amount of long-lived assets have been required.

Amortizable Intangible Assets consist of deferred financing costs and the value assigned to the Company’s continuing customer base. Deferred financing costs are being amortized on a straight-line basis over the term of the loans, approximately five years. The customer base is being amortized on a straight-line basis through 2013, management’s estimate of the useful life of the customer base.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill:  The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 142,   Goodwill and Other Intangible Assets  , which requires that goodwill and intangible assets deemed to have  indefinite lives are not amortized, but are subject to impairment tests annually, or whenever an event or circumstances indicate the carrying amount may be impaired. The Company performed the required impairment tests of its goodwill in the fourth quarter of 2008, using the methodology prescribed by SFAS No. 142, and determined that the carrying value of its recorded goodwill did not exceed its fair value.

Revenue Recognition:  The Company earns revenue by leasing, transporting, installing and dismantling rental equipment, as well as providing other ancillary products and services, and selling new and used equipment. Leasing revenue includes monthly rentals, initial lease services, ancillary products and services and end of lease services as earned. Leasing revenue is derived from leases classified as operating leases for which the initial term is generally 3 to 60 months. Costs associated with transportation, installation, and dismantling of rental equipment are recorded in leasing, selling and general expense. Unearned revenue includes end of lease services not yet performed by the Company, advance rentals and deposit payments.

Revenue from the sale of new and used mobile offices, modular buildings, storage units and steps, including delivery and installation revenue, is generally recognized upon the delivery to and acceptance by the customer. Certain arrangements to sell units under long-term construction-type sales contracts are accounted for under the percentage of completion method. Under this method, income is recognized in proportion to the incurred costs to date under the contract to estimated total costs. Sales of new units are typically covered by warranties provided by the manufacturer of the products sold.

The Company recognized revenue of approximately $6,541,000 in 2007 and $2,095,000 for the five-month period ended December 31, 2006, with related cost of sales of approximately $4,213,000 in 2007 and $1,304,000 in five-month period ended December 31, 2006 on the sale of rental units which were greater than one year old.

Accounts Receivable:  The Company extends credit to its customers. Accounts receivable are recorded at net realizable value based on management’s estimates of uncollectible accounts recorded in the allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on historical collection experience and a review of specific past due receivables. The Company charges late fees on past due accounts. The Company recognized income for late payment fees of approximately $462,000 in 2007 and $208,000 during the five-month period ended December 31, 2006.

Advertising Costs are expensed as incurred and totaled $539,000 in 2007 and $204,000 during the five-month period ended December 31, 2006.

Shipping and Handling Costs are expensed as incurred and included in cost of leasing services and cost of sales equipment and services.

Concentrations of Credit Risk:  Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and receivables under sales-type lease contracts. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral on trade accounts receivable. Receivables under sales-type lease contracts are secured by the leased mobile office, modular building or storage unit. A significant portion of the Company’s business activity is with companies in the construction and development industries. Total revenues from these industries were approximately $32,820,000 in 2007 and $12,891,000 during the five-month period ended December 31, 2006. As of December 31, 2007 and 2006, accounts receivable from these industries were approximately $5,283,000 and $5,385,000, respectively.

Sales Taxes collected from customers and remitted to state government agencies are shown on a net basis and are not included in sales or costs and expenses.

Income Taxes:  The Company records income taxes in accordance with the liability method of accounting. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. Changes in enacted tax rates are reflected in the tax provision as they occur.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-Based Compensation:  The Company adopted Statement of Financial Accounting Standards No. 123(R),   Share-Based Payment   in 2006, which requires companies to recognize the grant date fair value of stock options and other equity-based compensation issued to employees in their income statements. The adoption did not have a material effect on the Company’s consolidated financial statements.

Common Stock:  The Parent has two classes of Common Stock: Class A and Class B, both with a par value of $0.001. Both classes have the same rights and privileges except that holders of Class B have no voting rights.

Fair Value of Financial Instruments:  Because of their short-term nature, the amounts reported in the balance sheet for cash, receivables and accounts payable approximate fair value. Long-term debt approximates fair value as borrowing rates are based on market prices.

NOTE 2 —	RENTAL INVENTORY

Rental inventory was comprised of the following at December 31, 2007 and 2006:

	2007	2006

Mobile offices, modular buildings and storage units	$96,525,406	$73,589,195
Steps	1,641,864	1,040,233
	98,167,270	74,629,428
Less: Accumulated depreciation	(3,458,656)	(961,186)
Total Rental Inventory	$94,708,614	$73,668,242

NOTE 3 —	PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following at December 31, 2008 and 2007:

	2007	2006

Equipment	$368,876	$186,381
Vehicles	1,873,943	970,928
Leasehold improvements	559,020	494,913
	2,801,839	1,652,222
Less: Accumulated depreciation	(753,465)	(189,221)
Total Property and Equipment	$2,048,374	$1,463,001

NOTE 4 —	AMORTIZABLE INTANGIBLE ASSETS

Intangible assets subject to amortization consisted of the following at December 31, 2007 and 2006:

	2007		2006
	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization

Customer base	$4,547,400	$2,263,009	$4,526,000	$754,348
Deferred financing costs	679,695	300,867	472,495	37,449
	$5,227,095	$2,563,876	$4,998,495	$791,797

 The expected amortization expense for each of the next five years is as follows: $1,013,992 in 2008, $627,750 in 2009, $410,503 in 2010, $280,154 in 2011 and $143,566 in 2012.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	NET INVESTMENT IN SALES-TYPE LEASES

At December 31, 2007, the future minimum lease payments, including interest, to be received under sales-type lease agreements were as follows:

Future Minimum
Receivable In	Lease Payments

2008	$138,285
2009	10,575
2010	7,080
2011	4,130
160,070
Less: Amount representing interest	42,420
Net Investment in Sales-type Leases	$117,650

NOTE 6 —	DEBT

The Company’s bank credit agreement includes a revolving line of credit and a swing line of credit. All borrowings under the credit agreement are due on August 23, 2012. The Company has pledged all business assets as collateral, including the assignment of the Company’s rights under leasing contracts with customers. The Company is required to maintain certain financial ratios and net worth requirements.

Interest accrues on all outstanding borrowings under the agreement at the lead lender’s prime lending rate or the LIBOR plus a stated margin ranging from 1.5% to 2.25% (totaling 7.03% at December 31, 2007) based on the Company’s performance. In addition, the Company is required to pay an unused commitment fee equal to .25% of the average unused line calculated on a quarterly basis.

The revolving credit and swing lines are available for purchases of rental inventory and general operating purposes. The maximum aggregate amount available under the lines is $90,000,000 ($67,600,000 borrowed and outstanding at December 31, 2007) with borrowings limited to 85% of eligible accounts receivable net of reserves and allowances plus 85% of the net book value of all eligible inventory net of reserves and allowances. The credit agreement provides the Company with the ability to increase the revolving credit line up to $120,000,000 upon written request and no event of default. At December 31, 2007, the Company was in compliance with all loan covenants.

In connection with its acquisition of Pac-Van, Inc. on August 2, 2006, the Parent issued a senior subordinated secured note with an original principal balance of $25,000,000. The subordinated note matures on February 2, 2013, and requires quarterly interest only payments computed at 13%.

The subordinated note was issued with warrants entitling the holders to purchase 9,375 shares of common stock of the Parent (representing 4% of the issued outstanding common stock of the Parent) at $0.01 per share. The warrants expire on August 2, 2016. The warrants provide the holder with put rights upon the occurrence of a change in control, an event of non-compliance, or any time after August 2, 2012. The put price per share shall be an amount equal to the fair market value of the outstanding common stock at the exercise date. At inception, the warrants were recorded at their fair market value of $937,500. The subordinated notes were discounted by the warrant fair value and had a recorded value of $24,062,500. The discount is being amortized to interest expense over the term of the borrowings. In future periods, the Company will recognize a charge to earnings for increases, if any, in the value of the warrants to reflect the Company’s ultimate obligation to provide for the warrants under the agreement. In 2007, the Company recognized $398,000 in interest expense for the increase in the estimated obligation under the warrant agreement. No charge to earnings was recognized during the five-month period ended December 31, 2006.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	INCOME TAXES

The provision for income taxes consisted of the following for the year ended December 31, 2007 and for the five-month period ended December 31, 2006:

		(Five Months)
	2007	2006

Deferred tax expense:
Federal	$2,776,148	$708,709
State	475,911	121,493
Total	3,252,059	830,202
Current state tax expense	14,500	1,499
Provision for Income Taxes	$3,266,559	$831,701

The Company’s deferred income tax liability was comprised of the following temporary differences at December 31, 2007 and 2006:

	2007	2006

Rental inventory	$23,905,985	$20,250,897
Net operating loss carryforwards	(8,607,254)	(8,492,000)
Accounts receivable	(246,000)	(195,000)
Other	(236,775)	—
Net Deferred Income Tax Liability	$14,815,956	$11,563,897

At December 31, 2007, the Company had federal net operating loss carryforwards of approximately $20,993,000 which begin to expire in 2019.

Cash paid for income taxes approximated $14,500 in 2007 and $1,500 for the five-month period ended December 31, 2006.

The primary difference between the Company’s effective income tax expense reflected in the consolidated statements of income and the tax expense computed at the federal statutory rate is due to certain nondeductible expenses for income tax purposes.

NOTE 8 —	OPERATING LEASE COMMITMENTS

The Company has various noncancellable operating leases for office space and storage facilities that expire at various dates through March 2011. Certain leases contain renewal options and escalation clauses. Rental expense for these leases was approximately $1,356,000 for 2007 and $554,000 for the five-month period ended December 31, 2006.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum rental payments required under noncancellable operating lease agreements are as follows:

Rental
Payable In	Payments

2008	$1,010,052
2009	775,509
2010	519,455
2011	47,038
$2,352,054

NOTE 9 —	EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) retirement savings plan for eligible employees, which allows plan participants to defer a percentage of their compensation subject to the limits imposed by the Internal Revenue Code. The Plan allows the Company to make a discretionary contribution to the Plan each year on behalf of participants at a rate determined before the year begins. At the end of the Company’s fiscal year, an additional matching contribution may be made at the discretion of the Company’s Board of Directors. The Company’s contribution to the Plan was approximately $109,000 in 2007 and $37,000 during the five-month period ended December 31, 2006.

NOTE 10 —	STOCK OPTION PLAN

The Parent maintains a stock option plan under which employees, officers and directors of the Company may be granted options to purchase non-voting common stock of the Parent at a price determined by the Board of Directors. The Parent has reserved 26,042 shares under the Plan. As of December 31, 2007, there had been no options exercised under the Plan. During 2006, 15,620 options were issued, of which none are exercisable. Options granted under the Plan generally have an exercise price equal to the fair market value of the non-voting common stock as of the date of grant and vest over a period of five years. The maximum term of the options is 10 years. The weighted average exercise price of stock options outstanding at December 31, 2007, was $100 per share with a weighted average contractual term of nine years.

The fair value for options granted by the Parent was estimated at the date of grant using a Black-Scholes option pricing model, with the following weighted-average assumptions:

Risk-free interest rate	4.0%
Dividend yield	0%
Expected life of the options	10 years
Volatility	30%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because the Parent’s stock is not publicly traded and its employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Fair value of the options are amortized to expense over the related vesting period. Because compensation expense is recognized over the vesting period, the initial impact on net income may not be representative of compensation expense in future years. The Company recorded compensation expense of approximately $154,000 in 2007 and $26,000 for the five-month period ended December 31, 2006, related to stock options granted in 2006.

MOBILE OFFICE ACQUISITION CORP. AND SUBSIDIARY
 d/b/a PAC-VAN, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	RELATED PARTY TRANSACTIONS

The Company pays a management and consulting fee to one of its stockholders. Management and consulting fees paid were $180,000 in 2007 and $75,000 for the five-month period ended December 31, 2006.

The Company has a note receivable from a related party in the amount of $260,000 at December 31, 2007 and $350,000 at December 31, 2006. The note bears interest at LIBOR plus 1% per annum with required payments of $80,000 plus interest and is due on May 31, 2011.

NOTE 12 —	SUBSEQUENT EVENT

On February 1, 2008, the Company entered into an asset purchase agreement for the acquisition of rental fleet and accounts receivable of an unrelated third party. The purchase price was approximately $3,872,000.

Independent Auditors’ Report

Board of Directors and Stockholders
Pac-Van, Inc.

We have audited the accompanying balance sheets of Pac-Van, Inc. as of August 1, 2006 and December 31, 2005, and the related statements of income, stockholders’ equity and cash flows for the seven-month period from January 1, 2006 to August 1, 2006 and for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pac-Van, Inc. as of August 1, 2006 and December 31, 2005, and the results of its operations and its cash flows for the seven-month period from January 1, 2006 to August 1, 2006 and for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

/s/  Katz, Sapper & Miller, LLP
Indianapolis, Indiana
November 15, 2007

PAC-VAN, INC.

BALANCE SHEETS
August 1, 2006 and December 31, 2005

	August 1,	December 31,
	2006	2005

ASSETS
ASSETS
Cash	$301,395	$76,490
Accounts receivable, net of allowance for doubtful accounts of $750,000 at August 1, 2006 and $700,000 at December 31, 2005	9,123,466	8,543,955
Net investment in sales-type leases	346,878	215,580
Rental inventory, net	67,800,680	59,114,953
Property and equipment, net	1,410,160	1,155,984
Other assets	217,563	277,862
TOTAL ASSETS	$79,200,142	$69,384,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$4,906,502	$4,389,222
Accrued liabilities	1,782,236	1,786,095
Unearned revenue and advance payments	5,242,676	3,835,235
Senior bank debt	36,062,500	33,100,000
Derivative obligation		6,180
Subordinated notes payable	4,522,000	4,522,000
Deferred income taxes	9,718,142	7,770,526
Total Liabilities	62,234,056	55,409,258

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding
Common stock, Series A, $0.01 par value; 9,500,000 shares authorized, 2,000,000 shares issued and outstanding	20,000	20,000
Common stock, Series B, $0.01 par value; 500,000 shares authorized, 231,525 shares issued and outstanding	2,315	2,315
Additional paid-in capital	2,273,735	2,273,735
Stock options outstanding	360,000	360,000
Retained earnings	14,310,036	11,322,842
Accumulated other comprehensive loss		(3,326)
Total Stockholders’ Equity	16,966,086	13,975,566

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$79,200,142	$69,384,824

See accompanying notes.

PAC-VAN, INC.

STATEMENTS OF INCOME
 Period from January 1, 2006 to August 1, 2006
 and Year Ended December 31, 2005

	(Seven Months)
	2006	2005

REVENUES
Leasing revenue	$22,270,519	$32,158,208
Sales of equipment and services	11,052,995	18,847,929
Total Revenues	33,323,514	51,006,137

COSTS AND EXPENSES
Cost of sales of equipment and services	7,816,428	13,831,804
Leasing, selling and general	17,406,712	26,893,859
Depreciation and amortization	1,395,231	2,374,005
Total Costs and Expenses	26,618,371	43,099,668
Income from Operations	6,705,143	7,906,469
INTEREST EXPENSE	1,760,688	2,671,668
Net Income before Provision for Income Taxes	4,944,455	5,234,801
PROVISION FOR INCOME TAXES	1,957,261	2,079,585
NET INCOME	$2,987,194	$3,155,216

See accompanying notes.

PAC-VAN, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY
 Period from January 1, 2006 to August 1, 2006
 and Year Ended December 31, 2005

	Common Stock		Additional Paid-in	Stock Options	Retained	Accumulated Other Comprehensive	Total Stockholders’
	Series A	Series B	Capital	Outstanding	Earnings	Loss	Equity

BALANCE AT DECEMBER 31, 2004	$20,000	$2,315	$2,273,735	$360,000	$8,167,626	$(96,000)	$10,727,676
Comprehensive Income:
Net income	—	—	—	—	3,155,216	—	3,155,216
Reclassification adjustment for cash flow hedges, net of taxes of $61,146	—	—	—	—	—	92,674	92,674

Total Comprehensive Income	—	—	—	—	—	—	3,247,890

BALANCE AT DECEMBER 31, 2005	20,000	2,315	2,273,735	360,000	11,322,842	(3,326)	13,975,566
Comprehensive Income:
Net income	—	—	—	—	2,987,194	—	2,987,194
Reclassification adjustment for cash flow hedges, net of taxes of $2,854	—	—	—	—	—	3,326	3,326

Total Comprehensive Income	—	—	—	—	—	—	2,990,520

BALANCE AT AUGUST 1, 2006	$20,000	$2,315	$2,273,735	$360,000	$14,310,036	$—	$16,966,086

See accompanying notes.

PAC-VAN, INC.

STATEMENTS OF CASH FLOWS
 Period from January 1, 2006 to August 1, 2006
 and Year Ended December 31, 2005

	(Seven Months)
	2006	2005

OPERATING ACTIVITIES
Net income	$2,987,194	$3,155,216
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	1,957,261	2,079,585
Depreciation and amortization	1,395,231	2,374,005
(Increase) decrease in certain assets:
Accounts receivable	(579,511)	(2,165,388)
Net investment in sales-type leases	(131,298)	127,299
Other assets	60,299	8,118
Increase (decrease) in certain liabilities:
Accounts payable	517,280	1,445,811
Accrued liabilities	(3,859)	677,626
Unearned revenue and advance payments	1,407,441	861,018
Net Cash Provided by Operating Activities	7,610,038	8,563,290

INVESTING ACTIVITIES
Purchases of rental inventory, net	(9,874,246)	(7,192,441)
Purchases of property and equipment	(473,387)	(683,555)
Net Cash (Used) by Investing Activities	(10,347,633)	(7,875,996)

FINANCING ACTIVITIES
Payments of subordinated notes payable		(250,000)
Net increase (decrease) in senior bank debt	2,962,500	(400,000)
Net Cash Provided (Used) by Financing Activities	2,962,500	(650,000)

NET INCREASE IN CASH	224,905	37,294
CASH
Beginning of Year	76,490	39,196
End of Year	$301,395	$76,490

See accompanying notes.

PAC-VAN, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Pac-Van, Inc. (the Company) leases and sells mobile offices, modular buildings and storage units to industrial, commercial, retail, and construction oriented customers. The Company operates in Arizona, Colorado, Florida, Illinois, Indiana, Kentucky, Missouri, Nevada, North Carolina, Ohio, Pennsylvania, Tennessee and West Virginia with corporate offices located in Indianapolis, Indiana.

Estimates:  Management uses estimates and assumptions in preparing financial statements in conformity with accounting principles generally accepted in the United States. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Rental Inventory and Other Long-lived Assets:  Rental inventory consists of mobile offices, modular buildings, storage units and steps stated at the lower of cost or market. Mobile offices, modular buildings and storage containers are depreciated using the straight-line method over twenty years to a residual value of fifty percent of the original cost. Steps are depreciated using the straight-line method over 5 years with no residual value. Storage trailers are depreciated over fifteen years and ten years depending on the year of acquisition.

Vehicles, office equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives ranging from 5 to 10 years of the respective assets.

Long-lived assets, including the Company’s rental inventory, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to future net undiscounted cash flows expected to be generated by the related asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair market value of the assets. To date, no adjustments to the carrying amount of long-lived assets have been required.

Revenue Recognition:  The Company earns revenue by leasing, transporting, installing and dismantling rental equipment, as well as providing other ancillary products and services, and selling new and used equipment. Leasing revenue includes monthly rentals, initial lease services, ancillary products and services and end of lease services as earned. Leasing revenue is derived from leases classified as operating leases for which the initial term is generally 3 to 60 months. Costs associated with transportation, installation, and dismantling of rental equipment are recorded in leasing, selling and general expense. Unearned revenue includes end of lease services not yet performed by the Company, advance rentals and deposit payments.

Revenue from the sale of new and used mobile offices, modular buildings, storage units, steps including delivery and installation revenue, is generally recognized upon the delivery to and acceptance by the customer. Certain arrangements to sell units under long-term construction-type sales contracts are recognized under the percentage of completion method. Under this method, income is recognized in proportion to the incurred costs to date under the contract to estimated total costs. Sales of new units are typically covered by warranties provided by the manufacturer of products sold.

The Company recognized revenue of approximately $3,760,000 and cost of sales of approximately $2,450,000 for the period from January 1, 2006 to August 1, 2006, and revenue of approximately $3,860,000 and cost of sales of approximately $2,740,000 for the year ended December 31, 2005 on the sale of rental units which were greater than one year old.

Accounts Receivable:  The Company extends credit to its customers located throughout the United States. Accounts receivable are recorded at net realizable value based on management’s estimates of uncollectible accounts recorded in the allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on historical collection experience and a review of specific past due receivables. The Company charges late fees on past due accounts. The Company recognized income for late payment fees of approximately $276,000 for the period from January 1, 2006 to August 1, 2006 and approximately $371,000 for the year ended December 31, 2005.

PAC-VAN, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Advertising Costs are expensed as incurred and totaled $258,000 for the period from January 1, 2006 to August 1, 2006 and $421,000 for the year ended December 31, 2005.

Shipping and Handling Costs are expensed as incurred and included in cost of rental services and cost of sales equipment and services in the statement of income.

Concentrations of Credit Risk:  Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and receivables under sales-type lease contracts. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral on trade accounts receivable. Receivables under sales-type lease contracts are secured by the leased mobile office, modular building or storage unit. A significant portion of the Company’s business activity is with companies in the construction and development industries. Total revenues from companies in the construction and development industries were approximately $15,490,000 for the period from January 1, 2006 to August 1, 2006 and $27,145,000 for the year ended December 31, 2005. As of August 1, 2006 and December 31, 2005, accounts receivable from companies in the construction and development industries were approximately $4,285,000 and $5,240,000, respectively.

Income Taxes:  The Company records income taxes in accordance with the liability method of accounting. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. Changes in enacted tax rates are reflected in the tax provision as they occur.

Stock-Based Compensation:  In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R),   Share Based Payment,   which requires companies to recognize the grant date fair value of stock options and other equity-based compensation issued to employees in its income statement. The Company adopted this statement effective January 1, 2006. The adoption did not have a material effect on the financial statements.

Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25,   Accounting for Stock Issued to Employees   (“APB No. 25”). Compensation cost for stock options, if any, was measured as the excess of the fair value of the Company’s stock over the amount an employee must pay to acquire the stock at the measurement date, as determined based on the terms of the award.

Fair Value of Financial Instruments:  Because of their short-term nature, the amounts reported in the balance sheet for cash, receivables and accounts payable approximate fair value. Long-term debt approximates fair value as borrowing rates fluctuate based on quoted market prices.

Derivative Financial Instruments:  The Company periodically enters into derivative transactions to protect against risk of interest rate movement. The Company does not engage in speculative derivate transactions for trading purposes. The Company uses reputable financial institutions with high credit ratings as counterparties.

The Company had one interest rate swap agreement at December 31, 2005, which had a notional amount of $6,000,000 and expired on February 6, 2006. The Company paid a fixed rate of 4.70% and received a floating rate equal to the three-month LIBOR.

The Company recognizes all derivatives on the balance sheet at fair value. The Company assesses whether the derivatives used in hedging transactions have been effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. Changes in the fair value of derivatives that are highly effective and qualify as a cash flow hedge are recorded in other comprehensive income or loss. When it is determined that a derivative is not highly effective as a hedge and the derivative remains outstanding, the Company will recognize changes in the fair value in the statement of income currently.

PAC-VAN, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

At August 1, 2006, the Company’s fair value of interest rate swaps was $0. At December 31, 2005, the Company’s fair value of interest rate swaps was a liability of $6,180. The fair value of these cash flow hedges is reflected in stockholders’ equity as accumulated comprehensive loss, net of income taxes of $2,854.

NOTE 2 —	RENTAL INVENTORY

Rental inventory was comprised of the following:

	August 1,	December 31,
	2006	2005

Mobile offices, modular buildings and storage units	$76,562,853	$67,624,270
Steps	1,877,929	1,442,733
	78,440,782	69,067,003
Less: Accumulated depreciation	(10,640,102)	(9,952,050)
Total Rental Inventory	$67,800,680	$59,144,953

NOTE 3 —	PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following:

	August 1,	December 31,
	2006	2005

Equipment	$1,313,512	$1,237,222
Vehicles	1,853,932	1,594,942
Leasehold improvements	442,304	342,138
	3,609,748	3,174,302
Less: Accumulated depreciation	(2,199,588)	(2,018,318)
Total Property and Equipment	$1,410,160	$1,155,984

NOTE 4 —	NET INVESTMENT IN SALES-TYPE LEASES

At August 1, 2006, the future minimum lease payments, including interest, to be received using sales-type lease agreements were as follows:

Receivable in
Year Ending	Future Minimum
August 1,	Lease Payments

2007	$308,043
2008	124,019
2009	3,135
435,197
Less: Amount representing interest	88,319
Net Investment in Sales-type Leases	$346,878

NOTE 5 —	DEBT

The Company’s bank credit agreement includes a capital expenditures revolving line of credit, working capital revolving line of credit and term loan availability. All borrowings under the credit agreement are due on June 30, 2008. The Company has pledged all business assets as collateral including the assignment of the Company’s rights under leasing contracts with customers. The Company is required to maintain certain financial ratios and net worth requirements.

PAC-VAN, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Interest accrues on all borrowings under the agreement at the lead lender’s prime lending rate or the LIBOR plus a stated margin ranging from 2.0% to 2.75% (LIBOR was 5.38% as of August 1, 2006) based on the Company’s performance.

The capital expenditures line is available for purchases of rental inventory. The maximum amount available under the line is $30,500,000 ($30,500,000 borrowed and outstanding at August 1, 2006) with borrowings limited to 75% of rental units’ value plus 75% of transportation assets (limited to $300,000), as defined in the credit agreement.

The maximum amount available under the working capital line is $4,500,000 ($1,062,500 borrowed and outstanding at August 1, 2006) with borrowings limited to 80% of eligible accounts receivable as defined in the credit agreement.

The credit agreement has a term loan component, of which $4,500,000 was borrowed and outstanding at August 1, 2006. The term loan requires monthly principal payments of $62,500 through June 30, 2008, when the remaining principal balance is due and payable.

The Company’s subordinated debt requires monthly interest payments and consisted of the following:

	August 1,	December 31,
	2006	2005

12.5% notes payable due various dates in 2009	$4,247,000	$4,247,000
12.0% note payable due January, 2009	275,000	275,000
	$4,522,000	$4,522,000

The 12.5% subordinated notes payable allow the investor the right to require the Company to repay the notes in 2006 or anytime thereafter. These notes also contain warrants to purchase 10 Series B common shares per $1,000 of borrowings at $13.50 per share. The warrants are exercisable at any time and expire in 2009. As of August 1, 2006, no warrants have been exercised and no value has been assigned.

The 12.0% subordinated note payable allows the holder to require the Company to repay the entire note, in the event of a triggering event as defined in the agreement or anytime after June 30, 2004, and annually thereafter.

The total of subordinated notes due to stockholders at August 1, 2006 and December 31, 2005 was $3,160,000.

Cash paid for interest approximated $1,673,000 in for the period January 1, 2006 through August 1, 2006 and $2,670,000 for the year ended December 31, 2005, including interest paid to stockholders of approximately $232,500 and $395,000, respectively.

At August 1, 2006, the Company’s borrowings were payable as follows:

Payable in
Year Ending
August 1,

2007	$750,000
2008	35,312,500
2009	4,522,000
$40,584,500

Effective August 2, 2006, the Company sold 100% of the outstanding stock (see Note 11). The acquisition was financed through a combination of senior lending, subordinated borrowings and contributed capital. The acquisition was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141,   Business Combinations  . Accordingly, the Company’s borrowing and capital structure was significantly impacted by the acquisition.

PAC-VAN, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	INCOME TAXES

The provision for income taxes for the period from January 1, 2006 to August 1, 2006 and the year ended December 31, 2005, consisted of the following:

	(Seven Months)
	2006	2005
Deferred tax expense:
Federal	$1,663,672	$1,767,647
State	293,589	311,938
Provision for Income Taxes	$1,957,261	$2,079,585

The Company’s deferred income tax liability was comprised of the following:

	August 1,	December 31,
	2006	2005
Rental inventory	$17,374,000	$16,640,000
Net operating loss carry forwards	(7,450,000)	(8,466,000)
Accounts receivable	(170,000)	(160,000)
Derivative obligation	—	(2,854)
Stock option compensation	(142,000)	(142,000)
Other	106,142	(98,620)
Net Deferred Income Tax Liability	$9,718,142	$7,770,526

At August 1, 2006, the Company had federal net operating loss carry forwards of approximately $18,626,000 which begin to expire in 2017.

NOTE 7 —	OPERATING LEASE COMMITMENTS

The Company leases two of its locations from companies in which its stockholders have an ownership interest. The leases expire in November 2010 and March 2011. The Company is responsible for all taxes, insurance, maintenance and utilities. Rental expense for these leases was approximately $86,000 for the period from January 1, 2006 to August 1, 2006 and $215,000 for the year ended December 31, 2005.

The Company has various noncancellable operating leases for office space, storage facilities and rental units, that expire at various dates through March 2011. Certain leases contain renewal options and escalation clauses. Rental expense for these leases was approximately $844,000 for the period from January 1, 2006 to August 1, 2006 and $1,310,000 for the year ended December 31, 2005.

The future minimum rental payments required under noncancellable operating lease agreements are as follows:

Payable in
Year Ending	Rental
August 1,	Payments
2007	$748,194
2008	759,215
2009	612,502
2010	739,683
2011	235,108
$3,094,702

PAC-VAN, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) retirement savings plan for eligible employees, which allows plan participants to defer a percentage of their compensation subject to the limits imposed by the Internal Revenue Code. The Plan allows the Company to make a discretionary contribution to the Plan each year on behalf of participants at a rate determined before the year begins. At the end of the Company’s fiscal year, an additional matching contribution may be made at the discretion of the Company’s Board of Directors. The Company’s contribution was approximately $60,000 for the period from January 1, 2006 to August 1, 2006 and $66,000 for the year ended December 31, 2005.

NOTE 9 —	CAPITAL STOCK

The Company has preferred stock, the terms of which may be determined from time to time by the directors of the Company prior to issuance, and common stock divided into two series: Series A and Series B. Each share of common stock is entitled to one vote for all matters submitted to a vote of the stockholders. Holders of Series B common stock are entitled to a preferential distribution on liquidation of the Company in an amount equal to $10 per share.

See Note 5 for discussion on warrants issued in connection with a private placement in 2001 to purchase common stock, none of which were exercised as of August 1, 2006.

NOTE 10 —	STOCK OPTION PLAN

In December 1998, the Company adopted an employee stock option plan which provides that the Company may issue options for up to 160,000 shares of its common stock. Options under the Plan will be awarded with exercise prices at least equal to the fair value of the Company’s common stock on the date of the grant.

In December 1998, the Company issued options for 80,000 shares of Series A common stock at $2.50 per share to an employee of the Company, all of which are vested. In November 2000, the Company issued options for 24,000 shares of Series A common stock at $10.00 per share to employees of the Company. All stock options are fully vested.

The Plan and any unexercised options will expire on December 30, 2008. There were no options granted or exercised during the period from January 1, 2006 to August 1, 2006 or in the year ended December 31, 2005.

The fair value for options granted by the Company was estimated at the date of grant using a Black-Scholes option pricing model, with the following weighted-average assumptions:

Risk-free interest rate	4.0%
Dividend yield	0%
Expected life of the options (years)	4

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because the Company’s stock is not publicly traded and its employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Fair value of the options are amortized to expense over the related vesting period. Compensation expense related to stock options for the period from January 1, 2006 to August 1, 2006 is immaterial to the Company’s financial statements.

PAC-VAN, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	SUBSEQUENT EVENT

Effective August 2, 2006, Mobile Office Acquisition Corp. acquired 100% of the outstanding stock of Pac-Van, Inc. The purchase price was approximately $98,038,000 plus the assumption of liabilities and transactions costs of approximately $22,797,000 and $2,766,000, respectively. The acquisition was financed through a combination of senior lending, subordinated borrowings and contributed capital. The acquisition was accounted for under the purchase method of accounting, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141,   Business Combinations.   Accordingly, the acquisition cost has been allocated to the purchased assets and liabilities based on their respective fair values at the date of acquisition. The fair value of assets and liabilities acquired at August 2, 2006, totaled approximately $84,458,000; accordingly, the buyer recorded goodwill of approximately $39,143,000.

GENERAL FINANCE
CORPORATION

4,000,000 Shares of Common Stock

PROSPECTUS

_________________, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC registration fee	$0
NASD filing fee	0
Accounting fees and expenses	25,000
Printing and engraving expenses	50,000
Legal fees and expenses	25,000
NASDAQ Global Market filing fee	0
Miscellaneous	10,000
Total	$110,000

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

We have entered into indemnification agreements with each of our directors and officers that provide that we will indemnify the directors and officers to the fullest extent permitted by law.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

We are conducting a private placement of Series A 12.5% Cumulative Preferred Stock, par value $0.0001 per share and liquidation preference of $50 per share (“Series A Preferred Stock”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder pursuant to which it seeks to raise an aggregate amount of $15 million (the “Offering”).  As of May 15, 2009, total proceeds from the Offering were approximately $1.25 million.  Pursuant to the Certificate of Designation for the Series A Preferred Stock, each share of Series A Preferred Stock will pay cumulative cash distributions at a rate of 12.5% per annum, subject to declaration by the board of directors of the Company.  The Series A Preferred Stock is not convertible into common stock.

On December 8, 2008 we sold 100 shares of Series 100 shares of Series B 8% cumulative Preferred Stock in connection with the acquisition by Pac-Van of Container Wholesalers in Salt Lake City, Utah.

On October 17, 2005, we issued and sold 1,875,000 shares of common stock to Ronald F. Valenta for $0.133 per share or a total of $250,000. We issued and sold these shares without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as transactions not involving any public offering. We paid no underwriting discounts or commissions with respect to this issuance and sale.

On October 20, 2005, Mr. Valenta sold 356,250 shares of Common Stock to John O. Johnson, our former Executive Vice President, for $0.133 per share or an aggregate of $47,500. On November 15, 2005, Mr. Valenta transferred, without consideration, 22,500 shares to each of David M. Connell, Lawrence Glascott, Manuel Marrero and James B. Roszak, directors of the company, and 18,750 shares to Marc Perez, our controller. The transfer of these shares by Mr. Valenta was exempt from registration pursuant to Section 4(1) of the Securities Act as transaction by a person other than by an issuer, underwriter or dealer. In this respect, the shares were transferred without any general solicitation or general advertising and each purchaser is a director or officer of the registrant who agreed to appropriate limitations on resale.

The share amounts described above give effect to the 3-for-4 reverse split of Registrant’s common stock that occurred in March 2006.

We issued and sold 583,333 warrants to Ronald F. Valenta and John O. Johnson immediately prior to the closing of the offering pursuant to this registration statement at a price of $1.20 per warrant for an aggregate purchase price of $700,000. These warrants are identical to the warrants being issued pursuant to the registration statement. The issuance and sale of these warrants will be made without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as transactions not involving any public offering. We will use no general solicitation or general advertising in connection with the issuance and sale of these warrants, and the purchasers are affiliates of the company and have agreed to appropriate restrictions on resale of the warrants and the underlying shares. We will pay no underwriting discounts or commissions with respect to the issuance and sale of these warrants.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4 .2	Specimen Common Stock Certificate.*

5.1	Opinion of Christopher A. Wilson

21 .1	Subsidiaries of General Finance Corporation*

23 .1	Consent of Independent Registered Public Accounting Firm (Grobstein, Horwath & Company LLP)

23.2	Consent of Independent Public Accounting Firm (Katz, Sapper & Miller, LLP)

24	Power of Attorney*

*	Previously filed.

(b) Financial Statement Schedules

All supplemental schedules have been omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the required information is included in the consolidated financials statements or notes thereto.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

      (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or(x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 4 to the Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 1st day of July, 2009.

GENERAL FINANCE CORPORATION

By:	/s/ Ronald F. Valenta
Ronald F. Valenta
Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ronald F. Valenta Ronald F. Valenta	Chief Executive Officer and Director	July 1, 2009

/s/ Charles E. Barrantes Charles E. Barrantes	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	July 1, 2009

* James B. Roszak	Director	July 1, 2009

* Lawrence Glascott	Chairman of the Board of Directors	July 1, 2009

* Manuel Marrero	Director	July 1, 2009

* David M. Connell	Director	July 1, 2009

*By:	/s/ Ronald F. Valenta Ronald F. Valenta	Attorney-in-fact	July 1, 2009